                                                Filed pursuant to Rule 424(b)(5)
                                                      Registration No. 333-63743

           PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED OCTOBER 5, 1998

                                  $150,000,000

                      PAN PACIFIC RETAIL PROPERTIES, INC.

                              7.95% NOTES DUE 2011

                               ------------------

     The notes will mature on April 15, 2011. We will pay interest on the notes on April 15 and October 15 of each year. The first interest payment on the notes will be made on October 15, 2001. We may redeem the notes, in whole or in part, at any time, at the make-whole redemption price described in this prospectus supplement. The notes are senior unsecured securities and rank equally with all of our other senior indebtedness.

     Pan Pacific Retail Properties, Inc. is a self-administered and self-managed real estate investment trust focused on the development, acquisition and management of community and neighborhood shopping centers. As of December 31, 2000, we were the largest publicly-held West Coast neighborhood shopping center real estate investment trust with a portfolio of 110 shopping centers which was 96.5% leased to 2,253 tenants.

                                                                    UNDERWRITING
                                                 PRICE TO           DISCOUNTS AND         PROCEEDS TO
                                                 PUBLIC(1)           COMMISSIONS          COMPANY(1)
                                            -------------------  -------------------  -------------------
Per Note..................................        99.225%              0.650%               98.575%
Total.....................................     $148,837,500           $975,000           $147,862,500

(1) Plus accrued interest, if any, from April 11, 2001.

     Delivery of the notes in book-entry form will be made on or about April 11, 2001.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

                           Joint Bookrunning Managers

CREDIT SUISSE FIRST BOSTON                        BANC OF AMERICA SECURITIES LLC

CIBC WORLD MARKETS
             DRESDNER KLEINWORT WASSERSTEIN
                           A.G. EDWARDS & SONS, INC.
                                       FIRST UNION SECURITIES, INC.
                                                 MCDONALD INVESTMENTS INC.
                                                                     UBS WARBURG

            The date of this prospectus supplement is April 6, 2001.

                               ------------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                        PAGE
                                        ----
FORWARD-LOOKING STATEMENTS............   S-3
INCORPORATION OF INFORMATION WE FILE
  WITH THE SEC........................   S-4
PROSPECTUS SUPPLEMENT SUMMARY.........   S-5
THE COMPANY...........................   S-9
CERTAIN CAUTIONARY STATEMENTS.........  S-24
USE OF PROCEEDS.......................  S-24
CAPITALIZATION........................  S-24
SELECTED FINANCIAL RATIOS.............  S-25
SELECTED CONSOLIDATED FINANCIAL
  INFORMATION.........................  S-26

                                        PAGE
                                        ----
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS.......................  S-27
MANAGEMENT............................  S-35
DESCRIPTION OF THE NOTES..............  S-36
MATERIAL UNITED STATES FEDERAL INCOME
  TAX CONSIDERATIONS..................  S-43
UNDERWRITING..........................  S-56
NOTICE TO CANADIAN RESIDENTS..........  S-58
EXPERTS...............................  S-59
LEGAL MATTERS.........................  S-59

                                   PROSPECTUS

                                        PAGE
                                        ----
AVAILABLE INFORMATION.................    2
INCORPORATION OF CERTAIN DOCUMENTS BY
  REFERENCE...........................    2
THE COMPANY...........................    4
USE OF PROCEEDS.......................    5
RATIO OF EARNINGS TO FIXED CHARGES....    5
RISK FACTORS..........................    6
DESCRIPTION OF DEBT SECURITIES........    8
DESCRIPTION OF COMMON STOCK...........   18
DESCRIPTION OF PREFERRED STOCK........   19
DESCRIPTION OF DEPOSITARY SHARES......   25
DESCRIPTION OF WARRANTS...............   28

                                        PAGE
                                        ----
RESTRICTIONS ON OWNERSHIP AND TRANSFER
  OF CAPITAL STOCK....................   29
CERTAIN PROVISIONS OF MARYLAND LAW AND
  OF THE COMPANY'S CHARTER AND
  BYLAWS..............................   32
CERTAIN FEDERAL INCOME TAX
  CONSEQUENCES TO THE COMPANY OF ITS
  REIT ELECTION.......................   36
PLAN OF DISTRIBUTION..................   45
EXPERTS...............................   46
LEGAL MATTERS.........................   46

                               ------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                           FORWARD-LOOKING STATEMENTS

     In addition to historical information, we have made forward-looking statements in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference in the accompanying prospectus within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including those pertaining to anticipated closings of transactions and uses of proceeds and our capital resources, portfolio performance and results of operations. Forward-looking statements involve numerous risks and uncertainties and should not be relied upon as predictions of future events and we cannot assure you that the events or circumstances reflected in these statements will be achieved or will occur. You can identify forward-looking statements by the use of forward-looking terminology including "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "pro forma," "estimates," or "anticipates" or the negative of these words and phrases or other variations of these words and phrases or comparable terminology, or by discussions of strategy, plans or intentions. Forward-looking statements are necessarily dependent on assumptions, data or methods that may be incorrect or imprecise and may be incapable of being realized.

     In addition to the risk factors incorporated by reference in the accompanying prospectus from our Annual Report on Form 10-K for the year ended December 31, 2000, the following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

     - defaults or non-renewal of leases;

     - increased interest rates and operating costs;

     - failure to obtain necessary outside financing;

     - difficulties in identifying properties to acquire and in effecting acquisitions;

     - failure to successfully integrate acquired properties and operations;

     - risks and uncertainties affecting property development and construction (including construction delays, cost overruns, inability to obtain necessary permits and public opposition to these activities);

     - failure to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended;

     - risks related to natural disasters;

     - financial market fluctuations;

     - changes in real estate and zoning laws; and

     - increases in real property tax rates.

     Our success also depends upon economic trends generally, including interest rates, income tax laws, governmental regulation, legislation, population changes and other factors. You are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only. We assume no obligation to update forward-looking statements.

               INCORPORATION OF INFORMATION WE FILE WITH THE SEC

     The SEC allows us to "incorporate by reference" the information we file with them, which means:

     - Incorporated documents are considered part of this prospectus supplement and the accompanying prospectus;

     - We can disclose important information to you by referring you to those documents; and

     - Information that we file with the SEC will automatically update and supersede this prospectus supplement and the accompanying prospectus.

     We incorporate by reference the documents listed below which were filed with the SEC under the Securities Exchange Act of 1934, as amended:

     - Annual Report on Form 10-K for the year ended December 31, 2000;

     - Information relating to executive compensation in our Definitive Proxy Statement on Schedule 14A dated April 3, 2001; and

     - Current Report on Form 8-K dated November 28, 2000.

     We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus supplement but before the end of the notes offering:

     - Reports filed under Sections 13(a) and (c) or Section 15(d) of the Exchange Act; and

     - Definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent stockholders' meeting.

     You may request a copy of the filings referred to above (excluding exhibits), at no cost, by contacting us at the following address:

                      Pan Pacific Retail Properties, Inc.
                         Attention: Investor Relations
                           1631-B South Melrose Drive
                            Vista, California 92083

                         PROSPECTUS SUPPLEMENT SUMMARY

     This summary highlights some information from this prospectus supplement and the accompanying prospectus. It may not contain all of the information that is important to you. In addition, important information is incorporated by reference into the accompanying prospectus. To understand this offering fully, you should read carefully the entire prospectus supplement and the accompanying prospectus, including the information incorporated by reference herein and therein. References in this prospectus supplement and in the accompanying prospectus to the "Company" mean Pan Pacific Retail Properties, Inc. and include its consolidated subsidiaries, unless otherwise expressly stated or the context otherwise requires.

                      PAN PACIFIC RETAIL PROPERTIES, INC.

     Pan Pacific Retail Properties, Inc. is a self-administered and self-managed real estate investment trust or "REIT" focused on the development, acquisition and management of community and neighborhood shopping centers predominantly located in five key markets in the Western United States. As of December 31, 2000, we owned a portfolio comprised of 110 shopping center properties. The following tables summarize certain information regarding our properties and tenants as of December 31, 2000:

                                                                                                  ANNUALIZED BASE RENT
                                                                                                  IN PLACE AT 12/31/00
                                                                                      ---------------------------------------------
                                                                         TOTAL NO.                      % OF
                         NUMBER       TOTAL       % OF     % LEASED     OF TENANTS     ANNUALIZED    ANNUALIZED      ANNUALIZED
                           OF         GLA(1)     TOTAL       AS OF         AS OF          BASE          BASE         BASE RENT/
       REGION          PROPERTIES   (SQ. FT.)    GLA(1)   12/31/00(2)   12/31/00(2)     RENT(3)         RENT      LEASED SQ. FT.(4)
       ------          ----------   ----------   ------   -----------   -----------   ------------   ----------   -----------------
Northern California        44        5,473,462    40.6%      96.7%           915      $ 55,810,357      39.3%          $10.55
Southern California        14        1,765,025    13.1%      95.3%           352      $ 20,378,956      14.4%          $12.12
Washington                 11        1,539,101    11.4%      96.5%           236      $ 17,001,734      12.0%          $11.45
Oregon                     24        2,392,209    17.8%      94.9%           367      $ 22,287,286      15.7%          $ 9.82
Nevada                     13        2,022,688    15.0%      98.7%           321      $ 23,946,341      16.9%          $12.00
Other                       4          287,917     2.1%      98.1%            62      $  2,368,868       1.7%          $ 8.39
                          ---       ----------   -----       ----          -----      ------------     -----           ------
Total/Weighted
  Average                 110       13,480,402   100.0%      96.5%         2,253      $141,793,542     100.0%          $10.90
                          ===       ==========   =====       ====          =====      ============     =====           ======

------------------------
(1) Represents Gross Leasable Area owned by the Company. Excludes 1,765,507 square feet of tenant-owned GLA.
(2) Percent leased and total number of tenants including month-to-month leases.
(3) Annualized Base Rent for all leases in place at December 31, 2000 is calculated as follows: total base rent to be received during the entire term of each lease, divided by the term in months for such leases, multiplied by 12.
(4) Annualized Base Rent at December 31, 2000 divided by the owned GLA leased at December 31, 2000.

                              RECENT DEVELOPMENTS

     On November 13, 2000, we acquired Western Properties Trust, a California real estate investment trust. In the merger, we issued approximately 11.7 million shares of our common stock (including the assumption of partnership units in two Western subsidiaries that became convertible into shares of our common stock upon the completion of the merger) to Western's shareholders.

     Upon completion of the merger, we became the largest publicly-held West Coast neighborhood shopping center real estate investment trust with a total market capitalization of $1.4 billion, based on the closing price of our common stock and the total principal amount of our outstanding indebtedness as of December 31, 2000.

     In connection with the merger, we assumed Western's obligations under $50 million principal amount of 7.875% unsecured senior notes due 2004, $25 million principal amount of 7.10% unsecured senior notes due 2006, $25 million principal amount of 7.20% unsecured senior notes due 2008 and $25 million principal amount of 7.30% unsecured senior notes due 2010, and the indentures under which the notes were issued.

                             HISTORICAL PERFORMANCE

     Since our initial public offering in August 1997 through December 31, 2000, we have achieved the following:

     - 340% increase in our portfolio, from 25 properties to 110 properties.

     - 235% increase in total assets, from $388 million to $1.3 billion.

     - 25% increase in our quarterly dividend, from $0.3625 per share of common stock for the quarter ended December 31, 1997 to $0.4550 per share of common stock for the quarter ended March 31, 2001.

     - Occupancy at or above 96%.

                                  THE OFFERING

     All capitalized terms used in this section, "The Offering" and not defined in this section have the meanings provided in the section of this prospectus supplement entitled "Description of the Notes." For a more complete description of the terms of the notes specified in the following summary, see "Description of Notes" in this prospectus supplement and "Description of Debt Securities" in the accompanying prospectus.

SECURITIES OFFERED               $150,000,000 aggregate principal amount of
                                 notes.

MATURITY                         April 15, 2011.

INTEREST PAYMENT DATES           Semi-annually on April 15 and October 15
                                 commencing October 15, 2001.

RANKING The notes will be our senior and unsecured obligations and will rank equally with all of our other existing and future unsecured and senior indebtedness. The notes are not obligations of any of our subsidiaries. The notes will be effectively subordinated to any mortgages and other secured indebtedness we incur and to all indebtedness and other liabilities of our subsidiaries.

RATINGS The notes are expected to be rated "Baa3" by Moody's Investors Service and "BBB-" by Standard & Poor's Corporation.

USE OF PROCEEDS                  We intend to use the net proceeds from the sale
                                 of the notes primarily to repay borrowings under our term loan and, to the extent of the remaining balance of the net proceeds, our unsecured credit facility. Borrowings under our term loan totaled $100,000,000 at March 31, 2001. Borrowings under our unsecured credit facility totaled $188,400,000 at March 31, 2001.

OPTIONAL REDEMPTION              The notes are redeemable at any time at our
                                 option, in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the notes (or portion thereof) being redeemed plus accrued interest thereon to the redemption date and (ii) the make-whole amount, if any, with respect to the notes (or portion thereof).

LIMITATIONS ON INCURRENCE OF
DEBT The notes contain various covenants including the following:

                                 - We will not incur any Debt if, after giving
                                   effect to the Debt, the aggregate principal amount of our Debt is greater than 60% of the sum of (i) our Total Assets as of the end of the fiscal quarter covered by our most recent report on Form 10-K or 10-Q, as the case may be, and (ii) the increase in Total Assets from the end of that quarter including any increase in Total Assets caused by the application of the proceeds of that additional Debt (that increase together with our Total Assets is referred to as "Adjusted Total Assets").

                                 - We will not incur any Secured Debt if, after
                                   giving effect to the Secured Debt, the
                                   aggregate principal amount of all of our Secured Debt is greater than 40% of our Adjusted Total Assets.

                                 - We will not incur any Debt if the ratio of
                                   Consolidated Income Available for Debt
                                   Service to Annual Debt Service Charge for the four consecutive fiscal quarters most recently ended prior to the date on which the additional Debt is to be incurred would be less than 1.5 to 1.0, calculated on a pro forma basis after giving effect to the incurrence of that additional Debt and the application of the proceeds from that incurrence.

                                 - We will maintain Total Unencumbered Assets of
                                   not less than 150% of the aggregate
                                   outstanding principal amount of our Unsecured Debt.

SINKING FUND                     The notes are not entitled to any sinking fund
                                 payments.

                                  THE COMPANY

     We are a self-administered and self-managed real estate investment trust, or REIT. Our portfolio consists principally of community and neighborhood shopping centers predominantly located in five key Western U.S. markets.

     As of December 31, 2000, we owned a portfolio comprised of 110 shopping center properties, of which 106 are located in the Western United States including 44 in Northern California, 14 in Southern California, 24 in Oregon, 13 in Nevada and 11 in Washington.

     We employed 100 people as of December 31, 2000, including five executive officers and senior personnel, in the areas of administration, accounting services, property management, maintenance, leasing, acquisitions and business development. Our executive offices are located at 1631-B South Melrose Drive, Vista, California, and our telephone number is (760) 727-1002. In addition to personnel located at our executive offices, we operate regional offices in Las Vegas, Nevada; Kent, Washington; Portland, Oregon; Chino, California; and Sacramento, California. Each of our regional offices is responsible for property management, maintenance and leasing.

BUSINESS STRATEGIES

     Our business strategies involve three fundamental practices:

     - owning and operating shopping centers in select markets with strong economic and demographic characteristics in order to establish and maintain a portfolio of real estate assets with stable income and the potential for long-term growth;

     - developing local and regional market expertise through the hands-on participation of senior management in property operations and leasing in order to capitalize on market trends, retailing trends and acquisition opportunities; and

     - establishing and maintaining a diversified and complementary tenant mix with an emphasis on tenants that provide day-to-day consumer necessities in order to provide steady rental revenue.

GROWTH STRATEGIES

     Our principal growth strategy is to acquire shopping centers that provide an opportunity to expand in current markets or which allow us to establish a presence in targeted markets with favorable economic and demographic characteristics.

     - We seek to acquire properties that can benefit from our hands-on management, that may require repositioning, redevelopment or renovation or which can be purchased at attractive capitalization rates and are consistent in terms of quality and location with our existing portfolio.

     - We seek to continue to utilize our in-depth market knowledge within our five key markets to pursue our strategy of opportunistic acquisitions of shopping centers for long-term investment. We believe that significant opportunities continue to exist within these markets to acquire shopping center properties that are consistent with our existing portfolio in terms of quality of construction, positive submarket demographics and location attributes and that provide attractive initial investment yields with potential for growth in cash flow.

     - We further believe we have certain competitive advantages which enhance our ability to identify and capitalize on acquisition opportunities, including: (i) long-standing relationships with institutional and other owners of shopping center properties in our five primary regions; (ii) fully integrated real estate operations which enable us to respond quickly to acquisition opportunities and to capitalize on the resulting economies of scale; and (iii) access to capital as a public company.

     We also seek to maximize the cash flow from our properties by continuing to enhance the operating performance of each property through our in-house leasing and property management programs.

     We aggressively pursue:

     - the leasing of currently available space;

     - the renewal or releasing of expiring leases at higher rental rates which we believe currently are available based on current market conditions and our recent leasing activity; and

     - economies of scale in the management and leasing of properties that may be realized by focusing our acquisition activities within our five primary regions.

FINANCING STRATEGIES

     Our financing strategy is to maintain a strong and flexible financial position by maintaining a prudent level of leverage, maintaining a pool of unencumbered assets and managing our variable interest rate exposure. We intend to finance future acquisitions with the most advantageous source of capital available to us at the time of an acquisition, which may include the sale of common stock, preferred stock or debt securities through public offerings or private placements, the incurrence of additional indebtedness through secured or unsecured borrowings and the issuance of units of a limited liability company or partnership subsidiary in exchange for contributed property.

PROPERTIES

     The following table provides certain information regarding the neighborhood shopping centers that comprise our operating real estate investments as of December 31, 2000:

                                                         GROSS LEASABLE AREA                            TOTAL
                                                 -----------------------------------                   NUMBER
                                       YEAR       COMPANY      TENANT                   % LEASED     OF TENANTS
                                    COMPLETED/     OWNED        OWNED       TOTAL         AS OF         AS OF
      PROPERTY AND LOCATION          EXPANDED    (SQ. FT.)    (SQ. FT.)   (SQ. FT.)    12/31/00(4)   12/31/00(4)
      ---------------------         ----------   ----------   ---------   ----------   -----------   -----------
NORTHERN CALIFORNIA
 Anderson Square                      1977           67,480      34,604      102,084       90.4%           13
   Anderson, CA
 Angels Camp Town Center              1986           70,323          --       70,323       97.0            13
   Angels Camp, CA
 Blossom Valley Plaza                 1988          111,612          --      111,612       97.7            20
   Turlock, CA
 Brookvale Shopping Center          1968/1989       131,239          --      131,239      100.0            19
   Fremont, CA
 Cable Park                           1987          160,811          --      160,811       99.0            33
   Sacramento, CA
 Canal Farms                          1987          110,535          --      110,535       95.9            16
   Los Banos, CA
 Centennial Plaza                     1991          132,086     125,584      257,670       98.4            22
   Hanford, CA
 Century Center                       1979          214,772          --      214,772       99.3            34
   Modesto, CA
 Chico Crossroads                   1988/1994       267,735          --      267,735       99.6            17
   Chico, CA
 Cobblestone                          1984          122,091          --      122,091       88.7            21
   Redding, CA
 Commonwealth Square                  1987          141,310          --      141,310       98.9            43
   Folsom, CA
 Country Gables Shopping Center       1993          140,184          --      140,184       97.3            33
   Granite Bay, CA
 Creekside Center                     1968           80,911          --       80,911      100.0            18
   Hayward, CA
 Currier Square                       1989          131,472          --      131,472       91.1            14
   Oroville, CA
 Dublin Retail Center                 1980          154,728          --      154,728       89.1             7
   Dublin, CA
 Eastridge Plaza                      1985           81,010          --       81,010       96.9            11
   Porterville, CA
 Elverta Crossing                     1991          119,998          --      119,998       97.0            22
   Sacramento, CA
 Fairmont Shopping Center             1988          104,281          --      104,281       98.7            28
   Pacifica, CA
 Fashion Faire Shopping Center        1987           95,255          --       95,255      100.0            17
   San Leandro, CA
 Glen Cove Center                     1990           66,000          --       66,000      100.0            11
   Vallejo, CA
 Glenbrook Shopping Center            1990           63,330          --       63,330       96.5            15
   Sacramento, CA
 Heritage Park Shopping Center        1989          162,999          --      162,999       93.3            31
   Suisun City, CA
 Heritage Place                       1986          119,412       3,500      122,912       95.6            19
   Tulare, CA
 Kmart Center                       1966/1983       132,630          --      132,630       96.4            15
   Sacramento, CA
 Laguna 99 Plaza                      1992           89,600     116,200      205,800       98.4            22
   Elk Grove, CA
 Laguna Village                       1996          114,433          --      114,433      100.0            15
   Sacramento, CA
 Lakewood Shopping Center             1988          107,769          --      107,769      100.0            28
   Windsor, CA
 Lakewood Village                     1992          127,237       3,242      130,479       89.5            29
   Windsor, CA
 Manteca Marketplace                1972/1988       172,435          --      172,435      100.0            27
   Manteca, CA
 Mission Ridge Plaza                  1992           96,657       4,500      101,157       98.8            15
   Manteca, CA
 Monterey Plaza                       1990          183,180      49,500      232,680      100.0            31
   San Jose, CA

                                       ANNUALIZED BASE RENT
                                     IN PLACE AT 12/31/00(1)
                                    --------------------------
                                                    ANN. BASE
                                     ANN. BASE     RENT/LEASED
      PROPERTY AND LOCATION          RENT($)(1)    SQ. FT.(3)             MAJOR RETAILERS
      ---------------------         ------------   -----------   ----------------------------------
NORTHERN CALIFORNIA
 Anderson Square                    $    362,392     $ 5.94      Safeway Supermarket(2), Rite Aid
   Anderson, CA
 Angels Camp Town Center                 590,963       8.66      Save Mart Supermarket, Rite Aid
   Angels Camp, CA
 Blossom Valley Plaza                  1,192,676      10.94      Raley's Supermarket, Jo-Ann
   Turlock, CA                                                   Fabrics & Crafts
 Brookvale Shopping Center             1,364,605      10.40      Albertson's Supermarket, Long's
   Fremont, CA                                                   Drugs, Bally Fitness
 Cable Park                            1,321,377       8.30      Albertson's Supermarket, Long's
   Sacramento, CA                                                Drugs
 Canal Farms                             826,749       7.80      Save Mart Supermarket, Rite Aid
   Los Banos, CA
 Centennial Plaza                      1,307,506      10.06      Wal-Mart(2), Food-4-Less
   Hanford, CA                                                   Supermarket
 Century Center                        1,879,408       8.81      Raley's Supermarket, Gottschalks
   Modesto, CA
 Chico Crossroads                      2,049,827       7.69      Food-4-Less Supermarket, HomeBase,
   Chico, CA                                                     Barnes & Noble
 Cobblestone                             970,953       8.97      Raley's Supermarket
   Redding, CA
 Commonwealth Square                   1,996,757      14.29      Raley's Supermarket
   Folsom, CA
 Country Gables Shopping Center        1,574,288      11.54      Raley's Supermarket
   Granite Bay, CA
 Creekside Center                        841,052      10.39      Albertson's Supermarket,
   Hayward, CA                                                   MacFrugal's
 Currier Square                          945,852       7.90      Raley's Supermarket
   Oroville, CA
 Dublin Retail Center                  1,428,729      10.36      Orchard Supply, Marshall's, Ross
   Dublin, CA                                                    Stores, Michael's Arts & Crafts
 Eastridge Plaza                         588,015       7.49      Save Mart Supermarket(6)
   Porterville, CA
 Elverta Crossing                      1,430,892      12.29      Food-4-Less Supermarket,
   Sacramento, CA                                                K-Mart(2), Factory 2 U
 Fairmont Shopping Center              1,267,966      12.32      Albertson's Supermarket, Rite Aid
   Pacifica, CA
 Fashion Faire Shopping Center         1,363,230      14.31      Pure Foods Supermarket, Ross Dress
   San Leandro, CA                                               for Less, Michael's Arts & Crafts
 Glen Cove Center                        866,723      13.13      Safeway Supermarket and Drug
   Vallejo, CA
 Glenbrook Shopping Center               477,819       7.82      Albertson's Supermarket
   Sacramento, CA
 Heritage Park Shopping Center         1,579,668      10.39      Raley's Supermarket
   Suisun City, CA
 Heritage Place                          991,613       8.68      Save Mart Supermarket, Rite Aid
   Tulare, CA
 Kmart Center                            449,878       3.52      K-Mart, MacFrugal's
   Sacramento, CA
 Laguna 99 Plaza                       1,451,281      16.46      Safeway Supermarket(7),
   Elk Grove, CA                                                 Wal-Mart(2)
 Laguna Village                        1,891,661      16.53      United Artists Theatres, 24 Hour
   Sacramento, CA                                                Fitness
 Lakewood Shopping Center              1,040,909       9.66      Raley's Supermarket, U.S. Post
   Windsor, CA                                                   Office
 Lakewood Village                      1,754,600      15.41      Safeway Supermarket, Long's Drugs
   Windsor, CA
 Manteca Marketplace                   1,845,941      10.71      Save Mart Supermarket, Rite Aid,
   Manteca, CA                                                   Stadium 10 Cinemas, Ben Franklin
                                                                 Crafts
 Mission Ridge Plaza                   1,339,188      14.02      Safeway(7), Wal-Mart(2),
   Manteca, CA                                                   Mervyn's(2)
 Monterey Plaza                        2,650,011      14.47      Wal-Mart, Albertson's
   San Jose, CA                                                  Supermarket(2), Walgreens


                                                         GROSS LEASABLE AREA                            TOTAL
                                                 -----------------------------------                   NUMBER
                                       YEAR       COMPANY      TENANT                   % LEASED     OF TENANTS
                                    COMPLETED/     OWNED        OWNED       TOTAL         AS OF         AS OF
      PROPERTY AND LOCATION          EXPANDED    (SQ. FT.)    (SQ. FT.)   (SQ. FT.)    12/31/00(4)   12/31/00(4)
      ---------------------         ----------   ----------   ---------   ----------   -----------   -----------
 Northridge Plaza                     1990           98,625          --       98,625       86.1            13
   Fair Oaks, CA
 Park Place                           1987          150,766          --      150,766       91.6            26
   Vallejo, CA
 Pine Creek Shopping Center           1988          212,832          --      212,832       96.1            35
   Grass Valley, CA
 Plaza 580 Shopping Center            1993          104,363     192,739      297,102       97.6            27
   Livermore, CA
 Raley's Shopping Center              1983          135,114          --      135,114       99.0            16
   Yuba City, CA
 Serra Center(5)                      1992           94,669     154,547      249,216      100.0            13
   Colma, CA
 Shops at Lincoln School              1988           81,443          --       81,443      100.0            18
   Modesto, CA
 Sky Park Plaza                       1985          176,182          --      176,182       95.9            28
   Chico, CA
 Ukiah Crossroads                     1986          110,565          --      110,565       98.9            20
   Ukiah, CA
 Victorian Walk                       1990          102,581          --      102,581       90.0            20
   Fresno, CA
 Wal Mart                             2000          103,284          --      103,284      100.0             1
   Napa, CA
 Westwood Village Shopping Center   1981/1998       102,375          --      102,375       91.7            20
   South Redding, CA
 Yreka Junction                       1984          127,148          --      127,148      100.0            19
   Yreka, CA
                                                 ----------   ---------   ----------      -----         -----
REGION TOTAL/WEIGHTED AVERAGE                     5,473,462     684,416    6,157,878       96.7%          915
                                                 ----------   ---------   ----------      -----         -----

SOUTHERN CALIFORNIA
 Arlington Courtyard                  1991           12,221          --       12,221       71.8%            3
   Riverside, CA
 Canyon Square Plaza                  1988           96,727          --       96,727       98.9            30
   Santa Clarita, CA
 Chino Town Square                    1987          336,997     188,064      525,061       83.1            50
   Chino, CA
 Encinitas Marketplace                1981          118,458          --      118,458       99.3            21
   Encinitas, CA
 Granary Square                       1982          136,985          --      136,985       97.7            32
   Valencia, CA
 Laurentian Center                    1988           97,131          --       97,131      100.0            25
   Ontario, CA
 Marina Village                       1996          149,107          --      149,107       94.1            32
   Huntington Beach, CA
 Melrose Village Plaza                1990          132,674          --      132,674      100.0            32
   Vista, CA
 Palmdale Center                      1975           81,050          --       81,050       96.3            13
   Palmdale, CA
 Rancho Las Palmas                    1980          167,852      10,815      178,667       98.6            41
   Rancho Mirage, CA
 San Dimas Marketplace                1997          154,020     117,000      271,020      100.0            23
   San Dimas, CA
 Sycamore Plaza                       1976          105,085          --      105,085       96.2            25
   Anaheim, CA
 Tustin Heights Shopping Center       1983          131,518          --      131,518      100.0            21
   Tustin, CA
 Vineyard Village East                1992           45,200          --       45,200      100.0             4
   Ontario, CA
                                                 ----------   ---------   ----------      -----         -----
REGION TOTAL/WEIGHTED AVERAGE                     1,765,025     315,879    2,080,904       95.3%          352
                                                 ----------   ---------   ----------      -----         -----

WASHINGTON
 Auburn North                       1977/1999       171,032          --      171,032       99.0%           24
   Auburn, WA
 Blaine International Center          1991          127,572          --      127,572       73.2            12
   Blaine, WA
 Canyon Ridge Plaza                   1995           86,909     181,300      268,209      100.0            19
   Kent, WA
 Claremont Village Plaza            1955/1994        88,770          --       88,770       96.7            15
   Everett, WA

                                       ANNUALIZED BASE RENT
                                     IN PLACE AT 12/31/00(1)
                                    --------------------------
                                                    ANN. BASE
                                     ANN. BASE     RENT/LEASED
      PROPERTY AND LOCATION          RENT($)(1)    SQ. FT.(3)             MAJOR RETAILERS
      ---------------------         ------------   -----------   ----------------------------------
 Northridge Plaza                        705,730       8.31      Raley's Supermarket
   Fair Oaks, CA
 Park Place                            1,689,968      12.24      Raley's Supermarket, 24 Hour
   Vallejo, CA                                                   Fitness
 Pine Creek Shopping Center            2,220,085      10.85      Raley's Supermarket, JC Penney
   Grass Valley, CA
 Plaza 580 Shopping Center             1,771,878      17.40      Target(2), Mervyn's(2), Ross
   Livermore, CA                                                 Stores
 Raley's Shopping Center               1,073,251       8.02      Raley's Supermarket, Toys R Us
   Yuba City, CA
 Serra Center(5)                       1,962,329      20.73      Target, Drug Barn, Beverages &
   Colma, CA                                                     More
 Shops at Lincoln School                 767,493       9.42      Save Mart Supermarket
   Modesto, CA
 Sky Park Plaza                        1,576,878       9.33      Raley's Supermarket, Ross Stores,
   Chico, CA                                                     Jo-Ann Fabrics & Crafts, Dollar
                                                                 Tree
 Ukiah Crossroads                      1,020,222       9.33      Raley's Supermarket
   Ukiah, CA
 Victorian Walk                          800,833       8.67      Save Mart Supermarket, Rite Aid
   Fresno, CA
 Wal Mart                                816,156       7.90      Wal-Mart Supercenter
   Napa, CA
 Westwood Village Shopping Center        690,846       7.36      Holiday Supermarket, Rite Aid
   South Redding, CA
 Yreka Junction                        1,072,159       8.43      Raley's Supermarket, JC Penney
   Yreka, CA
                                    ------------     ------
REGION TOTAL/WEIGHTED AVERAGE       $ 55,810,357     $10.55
                                    ------------     ------
SOUTHERN CALIFORNIA
 Arlington Courtyard                $     95,191     $10.85      Harvest Christian Bookstore
   Riverside, CA
 Canyon Square Plaza                   1,175,411      12.29      Albertson's Supermarket and Drug
   Santa Clarita, CA
 Chino Town Square                     4,012,264      14.33      Target(2), Wal-Mart, Mervyn's(2),
   Chino, CA                                                     Nordstrom Rack
 Encinitas Marketplace                 1,184,856      10.07      Albertson's Supermarket
   Encinitas, CA
 Granary Square                        1,930,103      14.42      Ralph's Supermarket, Long's Drugs
   Valencia, CA
 Laurentian Center                     1,193,975      12.29      Pep Boys, 24 Hour Fitness, Abbey
   Ontario, CA                                                   Carpet
 Marina Village                        1,564,411      11.15      Von's Supermarket, Sav-On Drugs
   Huntington Beach, CA
 Melrose Village Plaza                 1,613,928      12.16      Albertson's Supermarket, Sav-On
   Vista, CA                                                     Drugs
 Palmdale Center                         457,161       5.86      Smart & Final, Dollar Tree, Pic
   Palmdale, CA                                                  'N' Save
 Rancho Las Palmas                     2,141,261      12.94      Von's Supermarket, Long's Drugs
   Rancho Mirage, CA
 San Dimas Marketplace                 2,307,002      14.98      Target(2), Office Max, Ross
   San Dimas, CA                                                 Stores, Petco, Trader Joe's Market
 Sycamore Plaza                          774,267       7.66      Stater Bros. Supermarket, Sav-On
   Anaheim, CA                                                   Drugs
 Tustin Heights Shopping Center        1,550,125      11.79      Ralph's Supermarket, Long's Drugs,
   Tustin, CA                                                    Michael's Arts & Crafts
 Vineyard Village East                   379,001       8.38      Sears, Dunn Edwards Paints
   Ontario, CA
                                    ------------     ------
REGION TOTAL/WEIGHTED AVERAGE       $ 20,378,956     $12.12
                                    ------------     ------
WASHINGTON
 Auburn North                       $  1,301,244     $ 7.68      Albertson's Supermarket, Rite Aid,
   Auburn, WA                                                    Office Depot, Fashion Bug
 Blaine International Center             911,516       9.76      Cost Cutter Supermarket, Rite Aid
   Blaine, WA
 Canyon Ridge Plaza                    1,017,974      11.71      Target(2), Top Foods
   Kent, WA                                                      Supermarket(2), Ross Dress For
                                                                 Less
 Claremont Village Plaza               1,206,469      14.05      QFC Supermarket and Drug
   Everett, WA


                                                         GROSS LEASABLE AREA                            TOTAL
                                                 -----------------------------------                   NUMBER
                                       YEAR       COMPANY      TENANT                   % LEASED     OF TENANTS
                                    COMPLETED/     OWNED        OWNED       TOTAL         AS OF         AS OF
      PROPERTY AND LOCATION          EXPANDED    (SQ. FT.)    (SQ. FT.)   (SQ. FT.)    12/31/00(4)   12/31/00(4)
      ---------------------         ----------   ----------   ---------   ----------   -----------   -----------
 Gateway Shopping Center                             96,671          --       96,671       90.5            16
   Mill Creek, WA
 Olympia Square                       1988          167,721          --      167,721       98.8            38
   Olympia, WA
 Olympia West Center                1980/1995        69,212       3,800       73,012      100.0             6
   Olympia, WA
 Pacific Commons                      1987          151,233      55,241      206,474      100.0            23
   Spanaway, WA
 Panther Lake                         1989           69,090      44,237      113,327      100.0            21
   Kent, WA
 Sunset Square                        1989          376,023      10,634      386,657       98.9            41
   Bellingham, WA
 Tacoma Central                     1987/1994       134,868     165,519      300,387      100.0            21
   Tacoma, WA
                                                 ----------   ---------   ----------      -----         -----
REGION TOTAL/WEIGHTED AVERAGE                     1,539,101     460,731    1,999,832       96.5%          236
                                                 ----------   ---------   ----------      -----         -----

OREGON
 Albany Plaza                       1977/1998       114,465      30,998      145,463      100.0%           19
   Albany, OR
 Bear Creek Plaza                   1977/1998       183,850          --      183,850      100.0            28
   Medford, OR
 East Burnside Plaza                  1999           38,363          --       38,363       90.7             5
   Portland, OR
 Foster Square                        1970           33,808          --       33,808      100.0             3
   Portland, OR
 Hermiston Plaza                      1998          150,396          --      150,396       97.7            24
   Hermiston, OR
 Hood River                         1967/1999       104,162          --      104,162       77.1            10
   Hood River, OR
 Menlo Park Plaza                     1995          112,755          --      112,755       92.4            16
   Portland, OR
 Milwaukie Marketplace                1989          185,859      10,323      196,182       93.4            24
   Milwaukie, OR
 NE 33rd                              1999           22,847          --       22,847      100.0             1
   Portland, OR
 North Lombard                        1994           23,252          --       23,252      100.0             1
   Portland, OR
 Oregon City Shopping Center          1999          247,689          --      247,689       96.7            37
   Oregon City, OR
 Oregon Trail Shopping Center       1977/1999       208,284          --      208,284       97.1            30
   Gresham, OR
 Pioneer Plaza                        1988           96,027       4,293      100,320      100.0            23
   Springfield, OR
 Powell Valley Junction               1990          107,583          --      107,583       95.2             7
   Gresham, OR
 Raleigh Hills Plaza                  1988           39,520          --       39,520      100.0             3
   Portland, OR
 Rockwood Plaza                       2000           92,244          --       92,244       94.7            14
   Gresham, OR
 Sandy Marketplace                    1985          101,438          --      101,438       97.7            19
   Sandy, OR
 SE Milwaukie                         2000           21,400          --       21,400      100.0             1
   Portland, OR
 Shute Park Plaza                     1989           58,560          --       58,560       85.6            19
   Hillsboro, OR
 Southgate Shopping Center            1986           50,862          --       50,862      100.0            10
   Milwaukie, OR
 St John's Plaza                      1993           58,770          --       58,770       45.7             4
   Portland, OR
 Sunset Mall                          1997          115,635       2,500      118,135      100.0            28
   Portland, OR
 Tacoma Shopping Center               1999           13,448          --       13,448      100.0             1
   Portland, OR
 Tanasbourne Village                  1990          210,992       1,209      212,201       98.6            40
   Hillsboro, OR
                                                 ----------   ---------   ----------      -----         -----
REGION TOTAL/WEIGHTED AVERAGE                     2,392,209      49,323    2,441,532       94.9%          367
                                                 ----------   ---------   ----------      -----         -----

                                       ANNUALIZED BASE RENT
                                     IN PLACE AT 12/31/00(1)
                                    --------------------------
                                                    ANN. BASE
                                     ANN. BASE     RENT/LEASED
      PROPERTY AND LOCATION          RENT($)(1)    SQ. FT.(3)             MAJOR RETAILERS
      ---------------------         ------------   -----------   ----------------------------------
 Gateway Shopping Center               1,520,968      17.39      Safeway Supermarket
   Mill Creek, WA
 Olympia Square                        2,027,315      12.23      Albertson's Supermarket and Drug,
   Olympia, WA                                                   Ross Dress For Less
 Olympia West Center                   1,233,399      17.82      Barnes & Noble, Good Guys, Petco
   Olympia, WA
 Pacific Commons                       1,554,171      10.28      The Marketplace Supermarket,
   Spanaway, WA                                                  K-Mart(2)
 Panther Lake                            861,361      12.47      Albertson's Supermarket(2), Rite
   Kent, WA                                                      Aid
 Sunset Square                         3,130,277       8.42      Cost Cutter Supermarket, K-Mart,
   Bellingham, WA                                                Jo-Ann Fabrics & Crafts, Rite Aid
 Tacoma Central                        2,237,040      16.59      Target(2), Top Food & Drug(2),
   Tacoma, WA                                                    PetSmart, Office Depot, TJ Maxx,
                                                                 Cineplex Odeon
                                    ------------     ------
REGION TOTAL/WEIGHTED AVERAGE       $ 17,001,734     $11.45
                                    ------------     ------
OREGON
 Albany Plaza                       $    909,423     $ 7.94      Albertson's Supermarket, Rite Aid,
   Albany, OR                                                    Pic 'N' Save, Dollar Tree, Factory
                                                                 2 U
 Bear Creek Plaza                      1,395,094       7.59      Bi-Mart Drug, TJ Maxx, Pic 'N'
   Medford, OR                                                   Save, Factory 2 U
 East Burnside Plaza                     569,424      16.36      QFC Supermarket
   Portland, OR
 Foster Square                           193,045       5.71      Dollar Tree, Phoenix Drugs
   Portland, OR
 Hermiston Plaza                         892,289       6.07      Safeway Supermarket and Drug, Pic
   Hermiston, OR                                                 'N' Save, Dollar Tree
 Hood River                              448,616       5.59      Rosauer's Supermarket, Hi School
   Hood River, OR                                                Pharmacy
 Menlo Park Plaza                      1,180,630      11.33      Walgreen's, Staples
   Portland, OR
 Milwaukie Marketplace                 1,469,070       8.46      Albertson's Supermarket, Rite Aid,
   Milwaukie, OR                                                 Jo-Ann Fabrics & Crafts
 NE 33rd                                 447,000      19.56      QFC Supermarket
   Portland, OR
 North Lombard                           429,756      18.48      Walgreen's
   Portland, OR
 Oregon City Shopping Center           1,787,696       7.46      Emporium, Rite Aid, Fisherman's
   Oregon City, OR                                               Marine Supply, Michael's Arts &
                                                                 Crafts
 Oregon Trail Shopping Center          2,018,292       9.98      Nature's Supermarket, Office
   Gresham, OR                                                   Depot, Big 5 Sporting Goods, Pic
                                                                 'N' Save, Michael's Arts & Crafts
 Pioneer Plaza                           911,903       9.50      Safeway Supermarket & Drug
   Springfield, OR
 Powell Valley Junction                  928,418       9.06      Food-4-Less Supermarket, Cascade
   Gresham, OR                                                   Athletic Club
 Raleigh Hills Plaza                     937,092      23.71      New Season's Supermarket,
   Portland, OR                                                  Walgreen's
 Rockwood Plaza                          734,182       8.40      Dollar Tree, Vintage Thrift
   Gresham, OR
 Sandy Marketplace                       871,198       8.79      Danielson's Fresh Market, Hi
   Sandy, OR                                                     School Pharmacy, Factory 2 U
 SE Milwaukie                            350,160      16.36      QFC Supermarket
   Portland, OR
 Shute Park Plaza                        594,816      11.87      Baxter's Auto Parts
   Hillsboro, OR
 Southgate Shopping Center               622,485      12.24      Office Max
   Milwaukie, OR
 St John's Plaza                         217,836       8.11      Rite Aid
   Portland, OR
 Sunset Mall                           1,277,767      11.05      Safeway Supermarket & Drug
   Portland, OR
 Tacoma Shopping Center                  349,728      26.01      New Season's Supermarket
   Portland, OR
 Tanasbourne Village                   2,751,366      13.23      Safeway Supermarket, Rite Aid
   Hillsboro, OR
                                    ------------     ------
REGION TOTAL/WEIGHTED AVERAGE       $ 22,287,286     $ 9.82
                                    ------------     ------


                                                         GROSS LEASABLE AREA                            TOTAL
                                                 -----------------------------------                   NUMBER
                                       YEAR       COMPANY      TENANT                   % LEASED     OF TENANTS
                                    COMPLETED/     OWNED        OWNED       TOTAL         AS OF         AS OF
      PROPERTY AND LOCATION          EXPANDED    (SQ. FT.)    (SQ. FT.)   (SQ. FT.)    12/31/00(4)   12/31/00(4)
      ---------------------         ----------   ----------   ---------   ----------   -----------   -----------
NEVADA
 Caughlin Ranch                     1990/1991       107,688          --      107,688       93.6%           21
   Reno, NV
 Cheyenne Commons                     1992          362,758          --      362,758       99.6            46
   Las Vegas, NV
 Dodge Center                         1976           49,258          --       49,258      100.0             4
   Fallon, NV
 Eagle Station                      1982/1994       114,258      60,000      174,258       95.0            27
   Carson City, NV
 Elko Junction                      1996/1997       170,812          --      170,812       98.4            20
   Elko, NV
 Green Valley Town & Country          1990          130,722          --      130,722       95.4            36
   Henderson, NV
 Mira Loma Shopping Center            1985           94,361       2,546       96,907      100.0            19
   Reno, NV
 Rainbow Promenade                  1995/1997       228,279          --      228,279       99.3            25
   Las Vegas, NV
 Raley's                              1991           60,114          --       60,114      100.0             1
   Fallon, NV
 Sahara Pavilion North                1989          333,679          --      333,679       99.3            67
   Las Vegas, NV
 Sahara Pavilion South                1990          160,682          --      160,682      100.0            26
   Las Vegas, NV
 West Town                          1978/1991        65,424          --       65,424      100.0             2
   Winnemucca, NV
 Winterwood Pavilion                  1990          144,653          --      144,653      100.0            27
   Las Vegas, NV
                                                 ----------   ---------   ----------      -----         -----
REGION TOTAL/WEIGHTED AVERAGE                     2,022,688      62,546    2,085,234       98.7%          321
                                                 ----------   ---------   ----------      -----         -----

OTHER
 Country Club Center                1988/1998        57,626      63,000      120,626       95.7%           19
   Albuquerque, NM
 Maysville Marketsquare             1991/1993       126,507      89,612      216,119      100.0            19
   Maysville, KY
 Memphis Retail Center                1990           51,542      40,000       91,542       94.2            12
   Memphis, TN
 Ocoee Plaza                          1990           52,242          --       52,242      100.0            12
   Ocoee, FL
                                                 ----------   ---------   ----------      -----         -----
REGION TOTAL/WEIGHTED AVERAGE                       287,917     192,612      480,529       98.1%           62
                                                 ----------   ---------   ----------      -----         -----
PORTFOLIO TOTAL/
 WEIGHTED AVERAGE                                13,480,402   1,765,507   15,245,909       96.5%        2,253
                                                 ==========   =========   ==========      =====         =====

                                       ANNUALIZED BASE RENT
                                     IN PLACE AT 12/31/00(1)
                                    --------------------------
                                                    ANN. BASE
                                     ANN. BASE     RENT/LEASED
      PROPERTY AND LOCATION          RENT($)(1)    SQ. FT.(3)             MAJOR RETAILERS
      ---------------------         ------------   -----------   ----------------------------------
NEVADA
 Caughlin Ranch                     $  1,257,092     $12.47      Scolari's Supermarket, Ross Dress
   Reno, NV                                                      For Less
 Cheyenne Commons                      4,421,275      12.24      Wal-Mart, 24 Hour Fitness,
   Las Vegas, NV                                                 Marshall's, Ross Dress For Less,
                                                                 Consign & Design
 Dodge Center                            275,342       5.59      Jerry's
   Fallon, NV
 Eagle Station                         1,056,066       9.73      Raley's Supermarket, Mervyn's(2),
   Carson City, NV                                               Wal-Mart(2)
 Elko Junction                         1,755,587      10.45      Raley's Supermarket, Builder's
   Elko, NV                                                      Mart
 Green Valley Town & Country           1,883,073      15.10      Albertson's/Sav-On Superstore
   Henderson, NV
 Mira Loma Shopping Center               931,050       9.87      Scolari's Supermarket, Long's
   Reno, NV                                                      Drugs, Dollar Tree
 Rainbow Promenade                     3,219,353      14.21      United Artists Theatres, Barnes &
   Las Vegas, NV                                                 Noble, Linens 'N Things, Office
                                                                 Max, Cost Plus
 Raley's                                 400,824       6.67      Raley's Supermarket
   Fallon, NV
 Sahara Pavilion North                 4,523,646      13.65      Von's Supermarket, Long's Drugs,
   Las Vegas, NV                                                 TJMaxx, Shepler's, Border's Books,
                                                                 Gold's Gym
 Sahara Pavilion South                 2,346,969      14.61      Sports Authority, Office Max,
   Las Vegas, NV                                                 Michael's Arts & Crafts
 West Town                               461,500       7.05      Raley's Supermarket
   Winnemucca, NV
 Winterwood Pavilion                   1,414,564       9.78      Von's Supermarket and Drug,
   Las Vegas, NV                                                 Heilig- Meyers
                                    ------------     ------
REGION TOTAL/WEIGHTED AVERAGE       $ 23,946,341     $12.00
                                    ------------     ------
OTHER
 Country Club Center                $    627,362     $11.38      Furr's Supermarket(2)
   Albuquerque, NM
 Maysville Marketsquare                  913,064       7.22      Wal-Mart(2), Kroger Supermarket,
   Maysville, KY                                                 J.C. Penney
 Memphis Retail Center                   457,441       9.42      Hancock Fabrics, Family Dollar
   Memphis, TN
 Ocoee Plaza                             371,001       7.10      Food Lion Supermarket, Family
   Ocoee, FL                                                     Dollar
                                    ------------     ------
REGION TOTAL/WEIGHTED AVERAGE       $  2,368,868     $ 8.39
                                    ------------     ------
PORTFOLIO TOTAL/
 WEIGHTED AVERAGE                   $141,793,542     $10.90
                                    ============     ======

------------------------
(1) Annualized base rent for all leases in place at December 31, 2000 is calculated as follows: total base rent to be received during the entire term of each lease, divided by the term in months of such leases, multiplied by 12.
(2) These retailers own their space and are not tenants of the Company.
(3) Annualized base rent divided by the owned GLA leased at December 31, 2000.
(4) Percent leased and total number of tenants includes month-to-month leases.
(5) The Company owns a 30% interest in the property. Table reflects 100% of property data.
(6) Tenant has vacated the premises.
(7) Tenant is Pak N Save, a division of Safeway.

MAJOR TENANTS

     The following table summarizes certain information regarding our tenants which account for more than 1.0% or more of our total annualized base rent at December 31, 2000:

                                                                                             ANNUALIZED BASE RENT IN
                                                                                                PLACE AT 12/31/00
                                                                                     ---------------------------------------
                                                         LEASED GLA     % OF TOTAL      TOTAL       ANN. BASE     % OF TOTAL
                                           NUMBER OF   AS OF 12/31/00     LEASED      ANN. BASE    RENT/SQ .FT.   ANN. BASE
                 TENANT                     LEASES       (SQ. FT.)         GLA       RENT($)(1)       ($)(2)         RENT
                 ------                    ---------   --------------   ----------   -----------   ------------   ----------
Raley's                                        20        1,136,895          8.97%    $ 7,698,546      $ 6.77          5.57%
Von's/Safeway/Pak 'N Save                      12          588,634          4.64       4,948,324        8.41          3.58
Wal-Mart                                        4          419,872          3.31       3,652,528        8.70          2.64
Albertson's/Savon                              15          613,289          4.84       3,532,699        5.76          2.55
Rite Aid                                       18          440,443          3.47       2,753,560        6.25          1.99
Blockbuster Video                              19          104,907          0.83       1,788,757       17.05          1.29
Ross Dress for Less                             9          207,821          1.64       1,783,719        8.58          1.29
Hollywood Video                                15           94,684          0.75       1,776,336       18.76          1.28
QFC                                             4          113,960          0.90       1,770,382       15.54          1.28
Save Mart Supermarket                           7          246,714          1.95       1,632,644        6.62          1.18
Office Max                                      5          134,550          1.06       1,499,871       11.15          1.08
24 Hour Fitness                                 4          108,305          0.85       1,489,303       13.75          1.08
                                              ---        ---------        ------     -----------      ------        ------
        TOTAL                                 132        4,210,074         33.20%    $34,326,670      $ 8.15         24.82%
                                              ===        =========        ======     ===========      ======        ======

-------------------------
(1) Annualized base rent for all leases in place at December 31, 2000 is calculated as follows: total base rent to be received during the entire term of each lease, divided by the term in months for such leases, multiplied by 12.
(2) Annualized base rent divided by leased area at December 31, 2000.

ANCHOR & NON-ANCHOR TENANT MIX

     The following table sets forth certain information regarding anchor and non-anchor tenants as of December 31, 2000:

                                                                  ANCHOR TENANTS(1)          NON-ANCHOR TENANTS(1)
                                                              -------------------------    -------------------------
                                                                 %        % OF PROPERTY       %        % OF PROPERTY
                                                              OCCUPIED      ANN. BASE      OCCUPIED      ANN. BASE
                          PROPERTY                              GLA          RENT(2)         GLA          RENT(2)
                          --------                            --------    -------------    --------    -------------
NORTHERN CALIFORNIA
  Anderson Square                                               36.85%        15.09%         63.15%        84.91%
  Angels Camp Town Center                                       79.60         63.08          20.40         36.92
  Blossom Valley Plaza                                          57.32         41.23          42.68         58.77
  Brookvale Shopping Center                                     73.59         48.27          26.41         51.73
  Cable Park                                                    69.84         36.83          30.16         63.17
  Canal Farms                                                   65.74         56.37          34.26         43.63
  Centennial Plaza                                              68.20         50.37          31.80         49.63
  Century Center                                                65.36         39.12          34.64         60.88
  Chico Crossroads                                              85.56         75.69          14.44         24.31
  Cobblestone                                                   55.58         37.69          44.42         62.31
  Commonwealth Square                                           44.57         23.79          55.43         76.21
  Country Gables Shopping Center                                44.67         29.61          55.33         70.39
  Creekside Center                                              67.45         35.44          32.55         64.56
  Currier Square                                                50.46         55.07          49.54         44.93
  Dublin Retail Center                                          88.02         80.50          11.98         19.50
  Eastridge Plaza                                               71.88         59.02          28.12         40.98
  Elverta Crossing                                              60.10         39.77          39.90         60.23
  Fairmont Shopping Center                                      50.77         25.93          49.23         74.07
  Fashion Faire Place                                           48.00         32.85          52.00         67.15
  Glen Cove Center                                              76.30         67.38          23.70         32.62
  Glenbrook Shopping Center                                     58.46         16.64          41.54         83.36
  Heritage Park Shopping Center                                 53.61         40.52          46.39         59.48
  Heritage Place                                                58.12         44.38          41.88         55.62
  Kmart Center                                                  78.00         29.08          22.00         70.92
  Laguna 99 Plaza                                               67.06         44.80          32.94         55.20
  Laguna Village                                                77.07         73.13          22.93         26.87
  Lakewood Shopping Center                                      52.41         32.59          47.59         67.41
  Lakewood Village                                              66.92         57.61          33.08         42.39
  Manteca Marketplace                                           55.98         48.68          44.02         51.32
  Mission Ridge Plaza                                           60.83         51.70          39.17         48.30
  Monterey Plaza                                                55.68         29.03          44.32         70.97
  Northridge Plaza                                              71.43         44.38          28.57         55.62
  Park Place                                                    60.16         42.29          39.84         57.71
  Pine Creek Shopping Center                                    47.92         32.91          52.08         67.09
  Plaza 580 Shopping Center                                     23.57         12.87          76.43         87.13
  Raley's Shopping Center                                       70.07         42.29          29.93         57.71
  Serra Center(3)                                               71.64         62.12          28.36         37.88
  Shops at Lincoln School                                       51.72         36.00          48.28         64.00
  Sky Park Plaza                                                65.21         48.85          34.79         51.15
  Ukiah Crossroads                                              58.13         46.23          41.87         53.77
  Victorian Walk                                                73.65         56.79          26.35         43.21
  Wal Mart                                                     100.00        100.00           0.00          0.00
  Westwood Village Shopping Center                              53.76         38.96          46.24         61.04
  Yreka Junction                                                65.38         41.35          34.62         58.65
                                                               ------        ------         ------        ------
REGION WEIGHTED AVERAGE                                         63.10%        45.28%         36.90%        54.72%

                                                                  ANCHOR TENANTS(1)          NON-ANCHOR TENANTS(1)
                                                              -------------------------    -------------------------
                                                                 %        % OF PROPERTY       %        % OF PROPERTY
                                                              OCCUPIED      ANN. BASE      OCCUPIED      ANN. BASE
                          PROPERTY                              GLA          RENT(2)         GLA          RENT(2)
                          --------                            --------    -------------    --------    -------------
SOUTHERN CALIFORNIA
  Arlington Courtyard                                            0.00%         0.00%        100.00%       100.00%
  Canyon Square Plaza                                           43.88         29.67          56.12         70.33
  Chino Town Square                                             53.09         45.09          46.91         54.91
  Encinitas Marketplace                                         46.46         27.56          53.54         72.44
  Granary Square                                                47.47         19.55          52.53         80.45
  Laurentian Center                                             37.70         32.42          62.30         67.58
  Marina Village                                                44.37         28.32          55.63         71.68
  Melrose Village Plaza                                         51.99         36.47          48.01         63.53
  Palmdale Center                                               81.38         56.92          18.62         43.08
  Rancho Las Palmas                                             33.28         10.21          66.72         89.79
  San Dimas Marketplace                                         46.88         39.09          53.12         60.91
  Sycamore Plaza                                                65.99         26.35          34.01         73.65
  Tustin Heights Shopping Center                                62.36         42.78          37.64         57.22
  Vineyard Village East                                         57.52         41.16          42.48         58.84
                                                               ------        ------         ------        ------
REGION WEIGHTED AVERAGE                                         50.06%        32.94%         49.94%        67.06%

WASHINGTON
  Auburn North                                                  66.11%        46.02%         33.89%        53.98%
  Blaine International Center                                   80.80         70.86          19.20         29.14
  Canyon Ridge Plaza                                            34.62         20.62          65.38         79.38
  Claremont Village Plaza                                       46.12         44.81          53.88         55.19
  Gateway Shopping Center                                       66.17         57.84          33.83         42.16
  Olympia Square                                                46.35         32.23          53.65         67.77
  Olympia West Center                                           56.65         62.26          43.35         37.74
  Pacific Commons                                               50.43         46.91          49.57         53.09
  Panther Lake                                                  33.84         19.66          66.16         80.34
  Sunset Square                                                 75.88         57.34          24.12         42.66
  Tacoma Central                                                65.36         61.00          34.64         39.00
                                                               ------        ------         ------        ------
REGION WEIGHTED AVERAGE                                         60.81%        49.30%         39.19%        50.70%

OREGON
  Albany Plaza                                                  43.20%        32.62%         56.80%        67.38%
  Bear Creek Plaza                                              68.23         51.46          31.77         48.54
  East Burnside Plaza                                           84.82         76.75          15.18         23.25
  Foster Square                                                  0.00          0.00         100.00        100.00
  Hermiston Plaza                                               55.46         24.72          44.54         75.28
  Hood River                                                    69.26         33.77          30.74         66.23
  Menlo Park Plaza                                              40.44         52.86          59.56         47.14
  Milwaukie Marketplace                                         57.79         32.58          42.21         67.42
  NE 33rd                                                      100.00        100.00           0.00          0.00
  North Lombard                                                100.00        100.00           0.00          0.00
  Oregon City Shopping Center                                   72.80         40.48          27.20         59.52
  Oregon Trail Shopping Center                                  63.76         50.14          36.24         49.86
  Pioneer Plaza                                                 48.96         33.62          51.04         66.38
  Powell Valley Junction                                        79.72         65.50          20.28         34.50
  Raleigh Hills Plaza                                           96.01         91.99           3.99          8.01
  Rockwood Plaza                                                37.22         26.28          62.78         73.72
  Sandy Marketplace                                             50.50         38.98          49.50         61.02
  SE Milwaukie                                                 100.00        100.00           0.00          0.00
  Shute Park Plaza                                               0.00          0.00         100.00        100.00
  Southgate Shopping Center                                     58.98         45.46          41.02         54.54
  St. John's Plaza                                              58.81         42.65          41.19         57.35
  Sunset Mall                                                   41.51         17.20          58.49         82.80
  Tacoma Shopping Center                                         0.00          0.00         100.00        100.00

                                                                  ANCHOR TENANTS(1)          NON-ANCHOR TENANTS(1)
                                                              -------------------------    -------------------------
                                                                 %        % OF PROPERTY       %        % OF PROPERTY
                                                              OCCUPIED      ANN. BASE      OCCUPIED      ANN. BASE
                          PROPERTY                              GLA          RENT(2)         GLA          RENT(2)
                          --------                            --------    -------------    --------    -------------
  Tanasbourne Village                                           50.12         31.08          49.88         68.92
                                                               ------        ------         ------        ------
REGION WEIGHTED AVERAGE                                         58.18%        44.05%         41.82%        55.95%

NEVADA
  Caughlin Ranch                                                50.11%        43.09%         49.89%        56.91%
  Cheyenne Commons                                              64.76         42.88          35.24         57.12
  Dodge Center                                                  84.31         63.10          15.69         36.90
  Eagle Station                                                 54.36         30.68          45.64         69.32
  Elko Junction                                                 64.12         49.14          35.88         50.86
  Green Valley Town & Country                                   39.37         20.05          60.63         79.95
  Mira Loma Shopping Center                                     54.07         46.97          45.93         53.03
  Rainbow Promenade                                             65.62         56.46          34.38         43.54
  Raley's                                                      100.00        100.00           0.00          0.00
  Sahara Pavilion North                                         48.56         29.12          51.44         70.88
  Sahara Pavilion South                                         48.55         28.21          51.45         71.79
  West Town                                                     96.33         93.93           3.67          6.07
  Winterwood Pavilion                                           47.41         25.73          52.59         74.27
                                                               ------        ------         ------        ------
REGION WEIGHTED AVERAGE                                         58.65%        40.10%         41.35%        59.90%

OTHER AREAS
  Country Club Center                                            0.00%         0.00%        100.00%       100.00%
  Maysville Market Square                                       62.72         55.05          37.28         44.95
  Memphis Retail Center                                          0.00          0.00         100.00        100.00
  Ocoee Plaza                                                   47.85         45.82          52.15         54.18
                                                               ------        ------         ------        ------
REGION WEIGHTED AVERAGE                                         37.35%        28.82%         62.65%        71.18%
                                                               ------        ------         ------        ------
PORTFOLIO WEIGHTED AVERAGE                                      59.05%        42.64%         40.95%        57.36%
                                                               ======        ======         ======        ======

------------------------
(1) Anchors defined as single tenants which lease 15,000 square feet or more, non-anchors defined as tenants which lease less than 15,000 square feet.
(2) Annualized base rent for all leases in place in which tenants are in occupancy at December 31, 2000 is calculated as follows: total base rent to be received during the entire term of each lease, divided by the term in months for such leases, multiplied by 12.
(3) The Company owns a 30% interest in the property. Table reflects 100% of property data.

NATIONAL, REGIONAL AND LOCAL TENANT MIX

     The following table sets forth certain information for the neighborhood shopping centers owned at December 31, 2000:

                                         NATIONAL TENANTS(1)             REGIONAL TENANTS(1)              LOCAL TENANTS(1)
                                    -----------------------------   -----------------------------   -----------------------------
                                                    % OF PROPERTY                   % OF PROPERTY                   % OF PROPERTY
                                    % OF PROPERTY     ANN. BASE     % OF PROPERTY     ANN. BASE     % OF PROPERTY     ANN. BASE
             PROPERTY                LEASED GLA        RENT(2)       LEASED GLA        RENT(2)       LEASED GLA        RENT(2)
             --------               -------------   -------------   -------------   -------------   -------------   -------------
NORTHERN CALIFORNIA
  Anderson Square                       71.00%          68.01%           0.00%           0.00%          29.00%          31.99%
  Angels Camp Town Center               32.93           30.14           50.38           39.98           16.69           29.88
  Blossom Valley Plaza                  29.33           37.86           62.08           49.57            8.59           12.57
  Brookvale Shopping Center             89.11           79.44              --              --           10.89           20.56
  Cable Park                            84.25           67.42            0.51            1.39           15.24           31.19
  Canal Farms                           49.49           42.95           40.17           38.13           10.34           18.92
  Centennial Plaza                      83.63           70.18            2.56            3.50           13.81           26.32
  Century Center                        14.99           28.16           54.88           23.45           30.15           48.39
  Chico Crossroads                      98.61           97.35              --              --            1.39            2.65
  Cobblestone                           27.27           39.62           62.82           49.70            9.91           10.68
  Commonwealth Square                   21.62           30.61           45.50           24.86           32.88           44.53
  Country Gables Shopping Center        10.51           17.52           44.67           29.61           44.82           52.87
  Creekside Center                      76.80           60.41              --              --           23.20           39.59
  Currier Square                        15.69           19.05           50.46           55.07           33.85           25.88
  Dublin Retail Center                  97.96           96.30              --              --            2.04            3.70
  Eastridge Plaza                       39.56           47.00           50.18           41.87           10.26           11.13
  Elverta Crossing                      80.87           71.45            6.93           10.45           12.20           18.10
  Fairmont Shopping Center              64.48           44.65           11.82           12.57           23.70           42.78
  Fashion Faire Shopping Center         88.25           80.26              --              --           11.75           19.74
  Glenbrook Center                      70.23           42.02              --              --           29.77           57.98
  Glen Cove Center                      81.39           74.05              --              --           18.61           25.95
  Heritage Park Shopping Center         28.20           34.12           49.79           37.19           22.01           28.69
  Heritage Place                        54.59           53.03           34.48           32.86           10.93           14.11
  Kmart Center                          84.01           55.75              --              --           15.99           44.25
  Laguna 99 Plaza                       73.29           55.92            6.67           11.77           20.04           32.31
  Laguna Village                        81.97           78.96            4.78            5.68           13.25           15.36
  Lakewood Shopping Center              71.26           60.04            1.21            2.40           27.53           37.56
  Lakewood Village                      77.93           74.09              --              --           22.07           25.91
  Manteca Marketplace                   37.64           36.01           48.86           45.48           13.50           18.51
  Mission Ridge Plaza                   94.55           91.22            2.24            3.50            3.21            5.28
  Monterey Plaza                        88.61           80.53            1.63            2.93            9.76           16.54
  Northridge Plaza                       9.46           20.04           80.47           60.31           10.07           19.65
  Park Place                            27.63           36.04           47.78           33.10           24.59           30.86
  Pine Creek Shopping Center            37.39           35.50           30.85           24.84           31.76           39.66
  Plaza 580 Shopping Center             65.02           59.99            1.77            2.63           33.21           37.38
  Raley's Shopping Center               47.20           58.71           49.10           32.96            3.70            8.33
  Serra Center(3)                       35.55           33.00           59.15           61.45            5.30            5.55
  Shops at Lincoln School               20.17           34.20           53.44           38.00           26.39           27.80
  Sky Park Plaza                        48.73           50.74           39.15           31.68           12.12           17.58
  Ukiah Crossroads                      24.90           34.14           61.52           51.26           13.58           14.60
  Victorian Walk                        41.78           39.46           39.15           30.82           19.07           29.72
  Wal Mart                             100.00          100.00              --              --              --              --
  Westwood Village Shopping Center      41.92           46.05            1.67            2.22           56.41           51.73
  Yreka Junction                        44.18           50.86           50.50           40.28            5.32            8.86
                                       ------          ------          ------          ------          ------          ------
REGION WEIGHTED AVERAGE                 56.24%          55.12%          26.31%          20.49%          17.45%          24.40%

                                         NATIONAL TENANTS(1)             REGIONAL TENANTS(1)              LOCAL TENANTS(1)
                                    -----------------------------   -----------------------------   -----------------------------
                                                    % OF PROPERTY                   % OF PROPERTY                   % OF PROPERTY
                                    % OF PROPERTY     ANN. BASE     % OF PROPERTY     ANN. BASE     % OF PROPERTY     ANN. BASE
             PROPERTY                LEASED GLA        RENT(2)       LEASED GLA        RENT(2)       LEASED GLA        RENT(2)
             --------               -------------   -------------   -------------   -------------   -------------   -------------
SOUTHERN CALIFORNIA
  Arlington Courtyard                   13.91%          15.62%          58.72%          48.59%          27.37%          35.79%
  Canyon Square Plaza                   54.99           42.22            3.10            5.67           41.91           52.11
  Chino Town Square                     81.76           75.53            7.71           11.15           10.53           13.32
  Encinitas Marketplace                 71.92           61.13              --              --           28.08           38.87
  Granary Square                        57.93           54.15           24.06           12.85           18.01           33.00
  Laurentian Center                     47.59           47.58           27.18           25.03           25.23           27.39
  Marina Village                        64.87           52.84           15.70           20.62           19.43           26.54
  Melrose Village Plaza                 83.52           76.26            2.06            2.74           14.42           21.00
  Palmdale Center                       88.08           72.38              --              --           11.92           27.62
  Rancho Las Palmas                     47.83           28.19            8.69           13.50           43.48           58.31
  San Dimas Marketplace                 91.64           87.99            2.87            3.97            5.49            8.04
  Sycamore Plaza                        37.86           31.92           37.76           16.37           24.38           51.71
  Tustin Heights Shopping Center        88.88           78.89            0.89            1.53           10.23           19.58
  Vineyard Village East                 86.28           76.02           13.72           23.98              --              --
                                       ------          ------          ------          ------          ------          ------
REGION WEIGHTED AVERAGE                 70.07%          62.32%          10.46%          10.25%          19.46%          27.43%

WASHINGTON
  Auburn North                          81.11%          76.58%          16.39%          17.56%           2.50%           5.86%
  Blaine International Center           91.49           90.85            2.19            2.69            6.32            6.46
  Canyon Ridge Plaza                    91.97           87.63              --              --            8.03           12.37
  Claremont Village Plaza               74.08           75.31            5.55            6.05           20.37           18.64
  Gateway Shopping Center               80.27           74.94            1.21            1.41           18.52           23.65
  Olympia Square                        78.59           71.12           15.78           20.98            5.63            7.90
  Olympia West Center                   83.05           87.24            8.48            7.34            8.47            5.42
  Pacific Commons                       43.01           43.45            2.15            2.43           54.84           54.12
  Panther Lake                          59.66           52.32            6.08            5.99           34.26           41.69
  Sunset Square                         64.51           52.83           26.07           32.53            9.42           14.64
  Tacoma Central                        88.78           85.84            7.37            9.24            3.85            4.92
                                       ------          ------          ------          ------          ------          ------
REGION WEIGHTED AVERAGE                 73.28%          70.33%          12.35%          12.94%          14.37%          16.72%

OREGON
  Albany Plaza                          75.31%          68.24%           4.88%           6.46%          19.81%          25.30%
  Bear Creek Plaza                      87.27           80.76            7.36            9.60            5.37            9.64
  East Burnside Plaza                    9.35           16.50           87.85           81.88            2.80            1.62
  Foster Square                            --              --              --              --          100.00          100.00
  Hermiston Plaza                       73.70           47.59            4.32            9.75           21.98           42.66
  Hood River                             8.31           10.24           12.03           42.39           79.66           47.37
  Menlo Park                             7.97            9.89              --              --           92.03           90.11
  Milwaukie Marketplace                 87.54           68.71            4.48           13.48            7.98           17.81
  NE 33rd                                  --              --          100.00          100.00              --              --
  North Lombard                        100.00          100.00              --              --              --              --
  Oregon City Shopping Center           67.66           42.86            5.40           14.82           26.94           42.32
  Oregon Trail Shopping Center          59.52           56.04            3.47            6.63           37.01           37.33
  Pioneer Plaza                         69.70           54.58           13.61           23.60           16.69           21.82
  Powell Valley Junction                65.43           64.15              --              --           34.57           35.85
  Raleigh Hills Plaza                   38.26           35.92              --              --           61.74           64.08
  Rockwood Plaza                        14.02           18.42              --              --           85.98           81.58
  Sandy Marketplace                     38.51           44.74           21.93           16.64           39.56           38.62
  SE Milwaukie                             --              --          100.00          100.00              --              --
  Shute Park Plaza                      16.46           17.61           15.22           18.69           68.32           63.70
  Southgate Shopping Center             70.63           62.94           10.69           12.38           18.68           24.68

                                         NATIONAL TENANTS(1)             REGIONAL TENANTS(1)              LOCAL TENANTS(1)
                                    -----------------------------   -----------------------------   -----------------------------
                                                    % OF PROPERTY                   % OF PROPERTY                   % OF PROPERTY
                                    % OF PROPERTY     ANN. BASE     % OF PROPERTY     ANN. BASE     % OF PROPERTY     ANN. BASE
             PROPERTY                LEASED GLA        RENT(2)       LEASED GLA        RENT(2)       LEASED GLA        RENT(2)
             --------               -------------   -------------   -------------   -------------   -------------   -------------
  St. John's Plaza                      81.94           75.70            6.81           10.41           11.25           13.89
  Sunset Mall                           54.04           35.24            6.67           11.77           39.29           52.99
  Tacoma Shopping Center                   --              --              --              --          100.00          100.00
  Tanasbourne Village                   70.40           63.39            7.41            9.46           22.19           27.15
                                       ------          ------          ------          ------          ------          ------
REGION WEIGHTED AVERAGE                 59.40%          48.43%           9.61%          15.02%          30.98%          36.55%

NEVADA
  Caughlin Ranch                         7.45%          11.85%          53.59%          48.12%          38.96%          40.03%
  Cheyenne Commons                      89.03           80.36              --              --           10.97           19.64
  Dodge Center                          44.34           33.13           55.66           66.87              --              --
  Eagle Station                         28.18           40.67           54.36           30.68           17.46           28.65
  Elko Junction                         18.07           25.78           36.32           26.06           45.61           48.16
  Green Valley Town & Country           55.27           43.99            4.44            4.97           40.29           51.04
  Mira Loma Shopping Center             30.44           30.06           48.15           42.48           21.41           27.46
  Rainbow Promenade                     89.63           83.39            2.87            4.63            7.50           11.98
  Raley's                                  --              --          100.00          100.00              --              --
  Sahara Pavilion North                 69.25           57.92           11.72           11.96           19.03           30.12
  Sahara Pavilion South                 74.14           67.38            7.25            8.79           18.61           23.83
  West Town                                --              --           96.33           93.93            3.67            6.07
  Winterwood Pavilion                   71.73           64.94           13.20            9.88           15.07           25.18
                                       ------          ------          ------          ------          ------          ------
REGION WEIGHTED AVERAGE                 57.88%          56.44%          23.00%          16.63%          19.12%          26.94%

OTHER AREAS
  Country Club Center                   31.47%          42.47%           0.00%           0.00%          68.53%          57.53%
  Maysville Market Square               87.38           83.19            6.32            8.12            6.30            8.69
  Memphis Retail Center                 39.55           49.73              --              --           60.45           50.27
  Ocoee Plaza                           66.01           62.60              --              --           33.99           37.40
                                       ------          ------          ------          ------          ------          ------
REGION WEIGHTED AVERAGE                 64.56%          62.91%           2.86%           3.18%          32.58%          33.91%
                                       ------          ------          ------          ------          ------          ------
PORTFOLIO WEIGHTED AVERAGE              61.02%          57.37%          18.78%          16.28%          20.21%          26.35%
                                       ======          ======          ======          ======          ======          ======

------------------------
(1) The Company defines national tenants as any tenant that operates in at least four metropolitan areas located in more than one region (i.e., northwest, northeast, midwest, southwest or southeast); regional tenants as any tenant that operates in two or more metropolitan areas located within the same region; local tenants as any tenant that operates stores only within the same metropolitan area as the shopping center.
(2) Annualized base rent for all leases in place at December 31, 2000 is calculated as follows: total base rent to be received during the entire term of each lease, divided by the term in months for such leases, multiplied by 12.
(3) The Company owns a 30% interest in the property. Table reflects 100% of property data.

LEASE EXPIRATION ANALYSIS(1)

     The following table sets forth certain information for the neighborhood shopping centers owned at December 31, 2000.

                                                                               ANNUALIZED BASE RENT IN PLACE AT 12/31/00
                                                                               -----------------------------------------
                            LEASE      NUMBER OF      GLA UNDER                 TOTAL ANN.    % OF ANN.     ANN. BASE
                          EXPIRATION    LEASES         EXPIRING        % OF        BASE         BASE           RENT
                             YEAR      EXPIRING    LEASES(SQ. FT.)     GLA      RENT($)(3)      RENT      ($/SQ. FT.)(4)
                          ----------   ---------   ----------------   ------   ------------   ---------   --------------
All Anchor Leases(2)
1                            2001            4           121,224        1.62   $    509,383      0.86         $ 4.20
2                            2002            9           292,299        3.90      1,232,683      2.09           4.22
3                            2003           15           360,671        4.82      2,561,665      4.34           7.10
4                            2004            9           403,245        5.39      1,645,541      2.79           4.08
5                            2005           20           456,325        6.09      3,659,318      6.20           8.02
6                            2006           18           765,986       10.23      5,873,574      9.96           7.67
7                            2007            8           197,625        2.64      1,449,215      2.46           7.33
8                            2008           14           531,496        7.10      3,236,591      5.49           6.09
9                            2009           11           389,182        5.20      3,338,531      5.66           8.58
10                           2010           14           435,318        5.81      3,736,559      6.34           8.58
11 and after                 2011           91         3,534,526       47.20     31,735,647     53.81           8.98
                                         -----        ----------      ------   ------------    ------         ------
TOTAL/WEIGHTED AVERAGE                     213         7,487,897      100.00%  $ 58,978,707    100.00%        $ 7.88
                                         =====        ==========      ======   ============    ======         ======
All Non-Anchor Leases(2)
1                            2001          324           670,015       12.90   $  9,218,356     11.62         $13.76
2                            2002          365           778,723       15.00     11,775,046     14.84          15.12
3                            2003          379           899,006       17.31     13,088,718     16.50          14.56
4                            2004          288           777,843       14.98     11,275,178     14.21          14.50
5                            2005          286           817,784       15.75     12,279,678     15.48          15.02
6                            2006           68           270,274        5.21      3,800,634      4.79          14.06
7                            2007           42           153,671        2.96      2,675,570      3.37          17.41
8                            2008           40           176,900        3.41      2,914,860      3.67          16.48
9                            2009           48           227,841        4.39      3,789,203      4.78          16.63
10                           2010           53           180,239        3.47      3,523,794      4.44          19.55
11 and after                 2011           57           240,143        4.62      4,997,171      6.30          20.81
                                         -----        ----------      ------   ------------    ------         ------
TOTAL/WEIGHTED AVERAGE                   1,950         5,192,439      100.00%  $ 79,338,208    100.00%        $15.28
                                         =====        ==========      ======   ============    ======         ======
All Leases
1                            2001          328           791,239        6.24   $  9,727,739      7.03         $12.29
2                            2002          374         1,071,022        8.45     13,007,729      9.40          12.15
3                            2003          394         1,259,677        9.93     15,650,383     11.31          12.42
4                            2004          297         1,181,088        9.31     12,920,718      9.34          10.94
5                            2005          306         1,274,109       10.05     15,938,996     11.52          12.51
6                            2006           86         1,036,260        8.17      9,674,207      6.99           9.34
7                            2007           50           351,296        2.77      4,124,785      2.98          11.74
8                            2008           54           708,396        5.59      6,151,451      4.45           8.68
9                            2009           59           617,023        4.87      7,127,735      5.15          11.55
10                           2010           67           615,557        4.85      7,260,353      5.25          11.79
11 and after                 2011          148         3,774,669       29.77     36,732,818     26.58           9.73
                                         -----        ----------      ------   ------------    ------         ------
TOTAL/WEIGHTED AVERAGE                   2,163        12,680,336      100.00%  $138,316,914    100.00%        $10.91
                                         =====        ==========      ======   ============    ======         ======

-------------------------
Note: Number of Leases expiring does not include tenants on a month-to-month agreement and future tenants, whose combined occupancy totals 327,298 sq. ft.
(1) Assumes no renewal options are exercised.
(2) The company defines anchors as single tenants which lease 15,000 square feet or more, non-anchors defined as tenants which lease less than 15,000 square feet.
(3) Annualized base rent for all leases in place at December 31, 2000 is calculated as follows: total base rent, to be received during the entire term of each lease, divided by the term in months for such leases, multiplied by 12.
(4) Annualized base rent divided by gross leasable area at December 31, 2000.

DEBT MATURITIES

     The following table provides certain information regarding debt maturity as of December 31, 2000:

                                                              PRINCIPAL
                                                              BALANCE AT
                                                               12/31/00
                            DEBT                                (000S)      INTEREST RATE    MATURITY DATE
                            ----                              ----------    -------------    -------------
CORPORATE DEBT
Unsecured Term Loan                                            $100,000           (1)         Nov. 2001
Unsecured Credit Facility                                       167,650           (1)         Jan. 2004
Unsecured Senior Notes due 2004(2)                               49,954         7.88%         Feb. 2004
Unsecured Senior Notes due 2006(2)                               24,978         7.10%         Sept. 2006
Unsecured Senior Notes due 2008(2)                               24,959         7.20%         Sept. 2008
Unsecured Senior Notes due 2010(2)                               24,959         7.30%         Sept. 2010
                                                               --------
TOTAL CORPORATE DEBT                                           $392,500
                                                               --------
MORTGAGE DEBT
Laurentian Center                                              $  4,411         7.00%         Mar. 2004
Lakewood Village                                                  9,591         7.61%         May 2004
Tacoma Central                                                   10,280         7.80%         Dec. 2005
Rainbow Promenade                                                19,574         7.21%         Jul. 2006
San Dimas Marketplace                                            14,680         7.21%         Jul. 2006
Sahara Pavilion North                                            30,332         8.17%         Jan. 2007
Maysville Marketsquare                                            5,233         8.17%         Jan. 2007
Country Club Center                                               3,198         8.17%         Jan. 2007
Olympia Square                                                   13,761         8.17%         Jan. 2007
Sandy Marketplace(3)                                              4,672         8.73%         Feb. 2007
Southgate(3)                                                      3,235         8.73%         Feb. 2007
Oregon City(3)                                                   10,063         8.73%         Feb. 2007
Rancho Las Palmas                                                12,367         8.10%         Aug. 2007
Olympia West Center                                               3,136         7.88%         Aug. 2008
Tanasbourne Village                                              18,526         7.10%         Aug. 2009
Melrose Village Plaza                                             9,067         7.10%         Aug. 2009
Monterey Plaza                                                   17,199         7.10%         Aug. 2009
Tustin Heights                                                   10,541         7.10%         Aug. 2009
Chino Town Square                                                26,331         7.72%         Jan. 2010
Sunset Mall(3)                                                    7,714         7.65%         Oct. 2012
                                                               --------
TOTAL PROPERTY LEVEL MORTGAGE DEBT                             $233,911
                                                               --------
TOTAL DEBT                                                     $626,411
                                                               ========

------------------------
(1) The Company's borrowing rate under the unsecured credit facility is LIBOR plus 1.10%. The borrowing rate under the term loan is LIBOR plus 1.20%. The net proceeds from the sale of the notes will be used primarily to repay borrowings under the term loan and, to the extent of the remaining balance of the net proceeds, the unsecured credit facility.
(2) Amounts are shown net of discount.
(3) Balances include unamortized note payable premiums totaling $1,567,000. Note payable premiums were recorded upon assumption of the mortgages at the time of the acquisitions to account for over-market interest rates. Amortization of these premiums adjusts the effective interest rates to 7.10%, the Company's borrowing cost at the time the properties were acquired.

                         CERTAIN CAUTIONARY STATEMENTS

     For information regarding considerations relating to an investment in our securities, please see the information contained under the heading "Certain Cautionary Statements" in our Annual Report on Form 10-K for the year ended December 31, 2000.

                                USE OF PROCEEDS

     The net proceeds from the sale of the notes are estimated to be $147,687,500. Those proceeds will be used primarily to repay borrowings under our term loan and, to the extent of the balance of the remaining net proceeds, our unsecured credit facility. Borrowings under our term loan bear interest at the lender's prime rate, or LIBOR plus 1.20%, and borrowings under our unsecured credit facility bear interest at the lender's rate, or LIBOR plus 1.10%. Our term loan matures in November 2001, and our unsecured credit facility matures in January 2004.

                                 CAPITALIZATION

     The following table sets forth our consolidated capitalization as of December 31, 2000, and our unaudited consolidated capitalization as adjusted to give effect to the sale of the notes and the application of the estimated net proceeds therefrom as described under "Use of Proceeds" to repay borrowings under our term loan and unsecured credit facility. The table should be read in conjunction with the consolidated financial statements and notes thereto incorporated into the accompanying prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2000.

                                                               AS OF DECEMBER 31, 2000
                                                              -------------------------
                                                                ACTUAL      AS ADJUSTED
                                                              ----------    -----------
                                                                   (IN THOUSANDS)
Indebtedness:
  Unsecured lines of credit(1)                                $  267,650    $  119,963
  Unsecured senior notes due 2004                                 49,954        49,954
  Unsecured senior notes due 2006                                 24,978        24,978
  Unsecured senior notes due 2008                                 24,959        24,959
  Unsecured senior notes due 2010                                 24,959        24,959
  Notes offered hereby                                                --       148,838
  Mortgage loans payable                                         233,911       233,911
                                                              ----------    ----------
     Total Indebtedness                                          626,411       627,562
                                                              ----------    ----------
Minority interests                                                41,754        41,754
                                                              ----------    ----------
Stockholders' equity:
  Common stock, $0.01 par value, 100,000,000 shares
     authorized, 32,074,368 shares issued and outstanding            321           321
  Paid-in capital in excess of par value                         705,265       705,265
  Accumulated deficit                                            (98,588)      (98,588)
                                                              ----------    ----------
     Total stockholders' equity                                  606,998       606,998
                                                              ----------    ----------
     Total capitalization                                     $1,275,163    $1,276,314
                                                              ==========    ==========

------------------------
(1) As of December 31, 2000, we had an unsecured credit facility expiring January 2004 in the amount of $300,000,000 bearing interest at the lender's prime rate or LIBOR plus 1.10%. At December 31, 2000, the outstanding borrowings totaled $167,650,000, providing additional funding availability of $132,350,000. In addition, at December 31, 2000, we had a term loan expiring November 2001, in the amount of $100,000,000, bearing interest at the lender's prime rate or LIBOR plus 1.20%. At December 31, 2000, the outstanding borrowings under this term loan totaled $100,000,000.

                           SELECTED FINANCIAL RATIOS

     The following information sets forth certain ratios as of December 31, 2000:

Interest coverage ratio(1)                                    2.9:1
Debt to total market capitalization(2)                        45.1%
Unsecured debt to total debt(3)                               62.7%
Secured debt to total debt(4)                                 37.3%
Fixed rate debt to total debt(5)                              57.3%
Fixed rate debt to total debt (Pro Forma)(5)                  80.9%
Floating rate debt to total debt(6)                           42.7%
Floating rate debt to total debt (Pro Forma)(6)               19.1%

---------------
(1) Interest coverage is the quotient determined by dividing EBITDA by interest expense. EBITDA is defined with respect to the Company on a consolidated basis, the sum of net income plus the sum of all amounts treated as expense for (a) interest, (b) minority interest and (c) depreciation and amortization. This calculation also adds back to net income non-recurring merger related expenses incurred during 2000.
(2) Debt to total market capitalization is the quotient determined by dividing total debt by total market capitalization. Total market capitalization is based on the market closing price of our common stock at December 31, 2000 of $22.3125 per share (assuming the conversion of all operating subsidiary units) and total debt outstanding.
(3) Unsecured debt to total debt is the quotient determined by dividing senior notes and line of credit and term loan payable by total debt.
(4) Secured debt to total debt is the quotient determined by dividing notes payable by total debt.
(5) Fixed rate debt to total debt is the quotient determined by dividing notes payable and senior notes by total debt. For pro forma purposes the numerator would include $148,837,500 of newly issued notes offered herein.
(6) Floating rate debt to total debt is the quotient determined by dividing the line of credit and term loan payable by total debt. For pro forma purposes the numerator would exclude approximately $147,687,500 of net proceeds to the company from the newly issued notes offered herein.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following selected consolidated financial and other information for the five years ended December 31, 2000 are derived from the audited consolidated financial statements of Pan Pacific Retail Properties, Inc. and should be read in conjunction with the consolidated financial statements, related notes and other financial information incorporated by reference in this prospectus supplement and the accompanying prospectus.

                                                            YEARS ENDED DECEMBER 31,
                                              ----------------------------------------------------
                                                2000       1999       1998       1997       1996
                                              --------   --------   --------   --------   --------
STATEMENTS OF INCOME DATA:
Total revenue                                 $120,493   $101,062   $ 79,253   $ 46,710   $ 35,623
Operating and general and administrative
  expenses                                      28,884     25,513     19,765     14,216     12,766
Merger related expenses                          3,204         --         --         --         --
Depreciation and amortization                   20,374     17,476     14,298      8,928      7,693
Interest expense                                32,112     23,939     18,295     14,057     14,671
Income before extraordinary item                33,800     32,576     26,634      9,356        449
Net income                                      33,800     32,576     26,634      8,313        449
Per share data:
     Income before extraordinary item --
       diluted(2)                                 1.48       1.54       1.35       0.55         --
     Net income -- diluted(2)                     1.48       1.54       1.35       0.49         --
     Distributions declared                       1.54       1.60       1.52       0.58         --

                                                               AS OF DECEMBER 31,
                                             ------------------------------------------------------
                                                2000        1999       1998       1997       1996
                                             ----------   --------   --------   --------   --------
BALANCE SHEET AND OTHER DATA:
Properties, net                              $1,194,824   $748,061   $667,478   $455,514   $264,017
Total assets                                  1,297,690    784,537    705,541    487,220    293,186
Notes payable                                   233,911    228,490    144,024    108,316    192,915
Line of credit and term loan payable            267,650    128,800    138,500     62,450         --
Senior notes                                    124,850         --         --         --         --
Advances from related party                          --         --         --         --     32,113
Minority interests                               41,754     23,347     17,318      1,521      1,539
Stockholders' equity                            606,998    381,866    383,088    301,055         --
Owner's equity                                       --         --         --         --     61,808
Ratio of earnings to fixed charges(3)              2.1x       2.3x       2.4x       1.6x       1.0x

------------------------
(1) The financial data as of the dates and for the periods prior to August 13, 1997 represents the combined financial data of predecessor entities prior to our initial public offering.
(2) The 1997 data is calculated as if the shares were outstanding for the entire year based on the diluted number of shares assumed to be outstanding. There were no outstanding shares of common stock in 1996 and therefore the information is not relevant or included here.
(3) The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of income before extraordinary items and fixed charges included in expense. Fixed charges consist of interest costs, whether expensed or capitalized, and the amortization of debt issuance costs. The 2000 and pro forma 2000 ratios also exclude the impact on net income of non-recurring merger related expenses incurred during 2000. The pro forma ratio of earnings to fixed charges for 2000, after taking into consideration the offering, is unchanged from the actual ratio for 2000 and remains at 2.1x.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CAUTIONARY LANGUAGE

     The discussions in "Management's Discussion and Analysis of Financial Condition and Results of Operations" contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which reflect management's current views with respect to future events and financial performance. Forward-looking statements are subject to risks and uncertainties. Factors that could cause actual results to differ materially from expectations include market valuations of our stock, financial performance and operations of our shopping centers, real estate conditions, execution of shopping center development programs, successful completion of renovations, completion of pending acquisitions, changes in the availability of additional acquisitions, changes in local or national economic conditions, and other risks detailed from time to time in reports filed with the Securities and Exchange Commission.

OVERVIEW

     The following discussion should be read in connection with our consolidated financial statements and those of our subsidiaries, and the notes thereto, appearing in our Annual Report on Form 10-K for the year ended December 31, 2000.

     On November 13, 2000, we acquired Western Properties Trust, a California real estate investment trust. The transaction was a stock for stock exchange whereby Western common shares and units were exchanged into newly issued Company common shares and operating partnership units, based upon a fixed exchange ratio of 0.62. As a result, we issued 10,754,256 shares of our common stock to holders of Western common shares and are obligated to issue 911,934 shares of our common stock upon the exchange of partnership units held by limited partners of Pan Pacific (Kienows), L.P., formerly Western/ Kienow, L.P., and Pan Pacific (Pinecreek), L.P., formerly Western/Pinecreek, L.P. In connection with this transaction, we assumed $135,000,000 of Western's debt obligations.

     We receive income primarily from rental revenue from shopping center properties, including recoveries from tenants. Primarily as a result of our acquisition program, including the acquisition of Western which included interests in 50 shopping centers, the financial data show increases in total revenue from period to period.

     We have experienced economies of scale as we have grown our portfolio from 25 properties in August 1997 to 110 properties at December 31, 2000. For example, in 2000, 1999 and 1998, we experienced lower overhead costs as a percentage of total revenue as compared to 1997 and 1996. For the years ended December 31, 2000, 1999 and 1998, general and administrative expenses, as a percentage of total revenue were 4.2%, 5.3% and 5.2%, respectively. This compares favorably with the years ended December 31, 1997 and 1996, where this same ratio was 8.4% and 9.2%, respectively. Another example of economies of scale is the reduction in operating expenses on a square foot basis. For example, during the year ended December 31, 2000, we owned properties comprising a weighted average gross leasable area of 8,800,000 square feet. Total expenses, excluding interest, depreciation and amortization and non-recurring merger related expenses for the year ended December 31, 2000 were $28,884,000 or $3.28 per square foot. During the year ended December 31, 1999, we owned properties comprising a weighted average gross leasable area of 7,640,000 square feet. Total expenses, excluding interest and depreciation and amortization for the year ended December 31, 1999 were $25,513,000 or $3.34 per square foot. During the year ended December 31, 1998, we owned properties comprising a weighted average gross leasable area of 6,026,000 square feet. Total expenses, excluding interest and depreciation and amortization for the year ended December 31, 1998 were $19,765,000 or $3.28 per square foot. These expense rates per square foot compare favorably with the same calculations for the years ended December 31, 1997 and 1996 where the rates per square foot were $3.97 and $4.38, respectively. We anticipate there will be continued benefits in the future due to these economies of scale, particularly in light of our acquisition of Western.

     We expect that the more significant part of our revenue growth in the next year or two will come from additional acquisitions, rent increases from re-leasing and re-tenanting initiatives of the assets acquired in the Western acquisition and the benefit of the stabilization of other properties acquired during 2000.

RESULTS OF OPERATIONS

     COMPARISON OF THE YEAR ENDED DECEMBER 31, 2000 TO THE YEAR ENDED DECEMBER 31, 1999.

     Total revenue increased by $19,431,000 or 19.2% to $120,493,000 from $101,062,000 for the year ended December 31, 2000, compared to the year ended December 31, 1999.

     Rental revenue increased by $14,606,000 or 18.2% to $94,743,000 from $80,137,000 for the year ended December 31, 2000, compared to the year ended December 31, 1999. The increase in rental revenue resulted principally from six property acquisitions in 1999, three property acquisitions in 2000 and the acquisition of Western in November 2000.

     Recoveries from tenants increased by $3,755,000 or 21.0% to $21,648,000 from $17,893,000 for the year ended December 31, 2000, compared to the year ended December 31, 1999. This increase resulted primarily from the 1999 and 2000 acquisitions. Recoveries from tenants were 93.2% of property operating expenses and property taxes for the year ended December 31, 2000 compared to 89.7% of the same expenses for the same period in 1999.

     Property operating expenses increased by $1,734,000 or 13.8% to $14,285,000 from $12,551,000 for the year ended December 31, 2000, compared to the year ended December 31, 1999. The increase in property operating expenses was primarily attributable to the 1999 and 2000 acquisitions. Property taxes increased by $1,539,000 or 20.8% to $8,938,000 from $7,399,000 for the year ended December 31, 2000, compared to the year ended December 31, 1999. The increase in property taxes was also primarily the result of the 1999 and 2000 acquisitions.

     Depreciation and amortization increased by $2,898,000 or 16.6% to $20,374,000 from $17,476,000 for the year ended December 31, 2000, compared to the year ended December 31, 1999. This was primarily due to the 1999 and 2000 acquisitions.

     Interest expense increased by $8,173,000 or 34.1% to $32,112,000 from $23,939,000 for the year ended December 31, 2000, compared to the year ended December 31, 1999, primarily as a result of interest expense relating to amounts drawn on our unsecured credit facility and term loan to finance the 1999 and 2000 acquisitions, interest expense on the fixed-rate mortgage assumed related to Rancho Las Palmas in the third quarter of 1999 and interest expense on the fixed-rate mortgage on Lakewood Village which was assumed as part of the Western acquisition in November 2000. Interest expense also increased as a result of an increase in the LIBOR component of the borrowing cost on our unsecured credit facility over the comparable period in 1999.

     General and administrative expenses decreased by $210,000 or 4.0% to $5,105,000 from $5,315,000 for the year ended December 31, 2000, compared to the year ended December 31, 1999. This decrease was primarily attributable to one-time executive severance costs recorded in 1999 and an increase in internal capitalized leasing costs recorded in 2000, which offset related general and administrative expenses, offset by annual compensation increases in 2000. As a percentage of total revenue, general and administrative expenses were 4.2% for the year ended December 31, 2000 and 5.3% for the year ended December 31, 1999.

     Merger related expenses were incurred during 2000 in connection with the acquisition of Western. The Company incurred approximately $3,200,000 of these expenses which are non-recurring.

     The following table compares the operating data for the 52 properties ("2000 Same Properties") that were owned and in operation for the entirety of both years ended December 31, 2000 and 1999:

                                                       2000           1999
                                                    -----------    -----------
Revenue:
  Rental                                            $77,434,000    $75,473,000
  Recoveries from tenants                            17,546,000     16,746,000
  Operating income from unconsolidated partnership      324,000        349,000
  Other                                               2,119,000      1,610,000
                                                    -----------    -----------
                                                    $97,423,000    $94,178,000
Operating expenses:
  Property operating and property taxes              18,788,000     18,678,000
                                                    -----------    -----------
  Operating income                                  $78,635,000    $75,500,000
                                                    ===========    ===========

     Operating income for the 2000 Same Properties for the year ended December 31, 2000 increased over the same period in the prior year by $3,135,000, or 4.2%. This increase was attributable primarily to increased rental revenue of $1,961,000 due to increases in rental rates at Creekside Center, Green Valley Town & Country, Mira Loma Shopping Center, Monterey Plaza, Olympia West Center and Pioneer Plaza, as well as increases in occupancy at Claremont Village Plaza, Olympia Square, Oregon Trail Shopping Center, Panther Lake, Sandy Marketplace and Sunset Square. Recoveries from tenants increased by $800,000, while property operating and property tax expense only increased by $110,000. The increase in recoveries from tenants over the increase in related expenses is due to increases in occupancy during the year and stronger recovery language in our leases. Other income increased over the prior year by $509,000 due to a termination fee received at Chino Town Square.

     COMPARISON OF THE YEAR ENDED DECEMBER 31, 1999 TO THE YEAR ENDED DECEMBER 31, 1998.

     Total revenue increased by $21,809,000 or 27.5% to $101,062,000 from $79,253,000 for the year ended December 31, 1999, compared to the year ended December 31, 1998.

     Rental revenue increased by $16,924,000 or 26.8% to $80,137,000 from $63,213,000 for the year ended December 31, 1999, compared to the year ended December 31, 1998. The increase in rental revenue resulted principally from the acquisition of San Dimas Marketplace and Bear Creek Plaza in January 1998; Milwaukie Marketplace, Pioneer Plaza, Powell Valley Junction and Shute Park Plaza in February 1998; Manteca Marketplace in March 1998; a 24 Hour Fitness building, Panther Lake Shopping Center and Creekside Center in April 1998; Westwood Village Shopping Center and Fashion Faire Shopping Center in May 1998; Pacific Commons Shopping Center in June 1998; Oregon Trail Shopping Center, Hermiston Plaza and Hood River Center in October 1998; Sandy Marketplace, Southgate Center, Oregon City Shopping Center, Sunset Mall, Mira Loma Shopping Center and Glen Cove Center in November 1998; the remaining 50% interest in Melrose Village Plaza in January 1999; Auburn North Shopping Center in March 1999; Marina Village in April 1999; Canyon Square Plaza and Rancho Las Palmas Retail Center in September 1999; and The Shops at Lincoln School and Albany Plaza in October 1999.

     Recoveries from tenants increased by $4,165,000 or 30.3% to $17,893,000 from $13,728,000 for the year ended December 31, 1999, compared to the year ended December 31, 1998. This increase resulted primarily from our 1998 and 1999 acquisitions. Recoveries from tenants were 89.7% of property operating expenses and property taxes for the year ended December 31, 1999 compared to 88.3% of the same expenses for the same period in 1998.

     Property operating expenses increased by $2,738,000 or 27.9% to $12,551,000 from $9,813,000 for the year ended December 31, 1999, compared to the year ended December 31, 1998. The increase in property operating expenses was primarily attributable to our 1998 and 1999 acquisitions. Property taxes increased by $1,664,000 or 29.0% to $7,399,000 from $5,735,000 for the year ended December
31, 1999, compared
to the year ended December 31, 1998. The increase in property taxes was also primarily the result of our 1998 and 1999 acquisitions.

     Depreciation and amortization increased by $3,178,000 or 22.2% to $17,476,000 from $14,298,000 for the year ended December 31, 1999, compared to the year ended December 31, 1998. This was primarily due to our 1998 and 1999 acquisitions.

     Interest expense increased by $5,644,000 or 30.9% to $23,939,000 from $18,295,000 for the year ended December 31, 1999, compared to the year ended December 31, 1998, primarily as a result of interest expense relating to amounts drawn on our unsecured credit facility to finance acquisitions, interest expense on the fixed-rate mortgage assumed related to Westwood Village Shopping Center in the second quarter of 1998, interest expense on the fixed-rate mortgages assumed related to Sunset Mall, Oregon City Shopping Center, Sandy Marketplace and Southgate Center in the fourth quarter of 1998 and interest expense on the fixed-rate mortgage assumed related to Rancho Las Palmas Retail Center in the third quarter of 1999. Interest expense also increased as a result of the secured financings on Rainbow Promenade, San Dimas Marketplace, Melrose Village Plaza, Monterey Plaza, Tustin Heights Shopping Center and Tanasbourne Village completed in June and July 1999. Although the proceeds were used to pay down our unsecured credit facility, the fixed interest rates on the secured financings were greater than our variable-rate borrowings under our unsecured credit facility. These increases were offset by a decrease in interest expense related to the repayment of debt of approximately $82,000,000 in May 1998 in connection with our secondary offering of common stock.

     General and administrative expenses increased by $1,206,000 or 29.4% to $5,315,000 from $4,109,000 for the year ended December 31, 1999, compared to the year ended December 31, 1998. This increase was primarily attributable to costs associated with additional staffing necessitated by acquisitions in 1998, annual compensation increases as well as a one-time accrual for executive severance cost in 1999. As a percentage of total revenue, general and administrative expenses were 5.3% for the year ended December 31, 1999 and 5.2% for the year ended December 31, 1998.

     The following table compares the operating data for the 31 properties ("1999 Same Properties") that were owned and in operation for the entirety of both years ended December 31, 1999 and 1998:

                                                       1999           1998
                                                    -----------    -----------
Revenue:
  Rental                                            $52,331,000    $51,169,000
  Recoveries from tenants                            11,722,000     11,297,000
  Operating income from unconsolidated
     partnerships                                       349,000        303,000
  Other                                               1,204,000        745,000
                                                    -----------    -----------
                                                    $65,606,000    $63,514,000
Operating expenses:
  Property operating and property taxes              13,191,000     12,647,000
                                                    -----------    -----------
Operating income                                    $52,415,000    $50,867,000
                                                    ===========    ===========

     Operating income for the 1999 Same Properties for the year ended December 31, 1999 increased over the same period in the prior year by $1,548,000 or 3.0%. This increase was attributable to increased rental revenue primarily related to the development of pads at Brookvale Shopping Center, Canyon Ridge Plaza, Sunset Square and Winterwood Pavilion, and increased occupancy at Laguna Village, Laurentian Center, Sahara Pavilion North and Winterwood Pavilion. These increases were offset by a decrease due to a vacancy at Memphis Retail Center. Other income also increased due to lease settlements recorded at Cheyenne Commons, Claremont Village Plaza, Green Valley Town & Country, Sahara Pavilion North and Tacoma Central. Operating expenses for these Same Properties increased by $544,000 or 4.3% primarily due to increases in common area maintenance costs at Cheyenne Commons, Rainbow Promenade, Sahara Pavilion South and Winterwood Pavilion, and increases in bad debt expense at Green Valley Town & Country and Sahara Pavilion South.

FUNDS FROM OPERATIONS

     The White Paper on Funds from Operations approved by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT") in March 1995 (the "White Paper") defines Funds from Operations as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. We consider Funds from Operations an appropriate measure of performance of an equity REIT because it is predicated on cash flow analyses. We compute Funds from Operations in accordance with standards established by the White Paper. Our computation of Funds from Operations may, however, differ from the methodology for calculating Funds from Operations utilized by other equity REITs and, therefore, may not be comparable to these other REITs. Funds from Operations should not be considered as an alternative to net income (determined in accordance with GAAP) as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions. NAREIT's clarification to the definition of Funds from Operations, which became effective January 1, 2000, had no impact on our calculation of Funds from Operations.

     The following table presents our Funds from Operations for the years ended December 31, 2000, 1999 and 1998:

                                                      DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                                          2000            1999            1998
                                                      ------------    ------------    ------------
Net income                                            $33,800,000     $32,576,000     $26,634,000
Add:
  Depreciation and amortization                        20,374,000      17,476,000      14,298,000
  Depreciation of unconsolidated partnerships              21,000           8,000         211,000
  Depreciation of non-real estate corporate assets       (428,000)       (392,000)       (220,000)
  Operating subsidiary minority interests               2,106,000       1,530,000         211,000
  Provision for loss on impairment                        250,000              --              --
Less:
  Net gain on sale of real estate                              --        (400,000)             --
                                                      -----------     -----------     -----------
Funds from Operations                                 $56,123,000     $50,798,000     $41,134,000
                                                      ===========     ===========     ===========
Weighted average number of shares of common stock
  outstanding (assuming dilution)                      24,000,935      22,122,659      19,662,622

CASH FLOWS

     COMPARISON OF THE YEAR ENDED DECEMBER 31, 2000 TO THE YEAR ENDED DECEMBER 31, 1999.

     Net cash provided by operating activities increased by $9,125,000 to $55,865,000 for the year ended December 31, 2000, as compared to $46,740,000 for the year ended December 31, 1999. The increase was primarily the result of an increase in operating income due to property acquisitions and an increase in accounts payable, accrued expenses and other liabilities.

     Net cash used in investing activities decreased by $3,698,000 to $73,973,000 for the year ended December 31, 2000, compared to $77,671,000 for the year ended December 31, 1999. The decrease was primarily the result of a reduction in acquisitions of and additions to operating properties and a decrease in proceeds from sale of real estate offset by an increase in other assets and cash expended on the acquisition of Western.

     Net cash provided by financing activities decreased by $10,657,000 to $18,612,000 for the year ended December 31, 2000, compared to $29,269,000 for the year ended December 31, 1999. The decrease primarily resulted from an increase in line of credit payments and a decrease in notes payable proceeds offset by an increase in line of credit and term loan proceeds.

     COMPARISON OF THE YEAR ENDED DECEMBER 31, 1999 TO THE YEAR ENDED DECEMBER 31, 1998.

     Net cash provided by operating activities increased by $7,377,000 to $46,740,000 for the year ended December 31, 1999, as compared to $39,363,000 for the year ended December 31, 1998. The increase was primarily the result of an increase in operating income due to property acquisitions.

     Net cash used in investing activities decreased by $89,292,000 to $77,671,000 for the year ended December 31, 1999, compared to $166,963,000 for the year ended December 31, 1998. The decrease was primarily the result of a reduction in acquisitions of and additions to operating properties and an increase in proceeds from sale of real estate offset by an acquisition of interest in an unconsolidated partnership.

     Net cash provided by financing activities decreased by $101,090,000 to $29,269,000 for the year ended December 31, 1999, compared to $130,359,000 for the year ended December 31, 1998. The decrease primarily resulted from a decrease in line of credit proceeds, an increase in line of credit payments, an increase in notes payable payments, a decrease in the issuance of common stock and an increase in distributions paid offset by an increase in notes payable proceeds.

LIQUIDITY AND CAPITAL RESOURCES

     Our total market capitalization at December 31, 2000, was approximately $1,388,015,000, based on the market closing price of our common stock at December 31, 2000 of $22.3125 per share (assuming the conversion of 2,059,139 operating subsidiary units) and the debt outstanding of approximately $626,411,000 (exclusive of accounts payable and accrued expenses). As a result, our debt to total market capitalization ratio was approximately 45.1% at December 31, 2000. Our board of directors adopted a policy of limiting our indebtedness to approximately 50% of our total market capitalization. However, we may from time to time modify our debt policy in light of current economic or market conditions including but not limited to the relative costs of debt and equity capital, market conditions for debt and equity securities and fluctuations in the market price of our common stock. Accordingly, we may increase or decrease our debt to market capitalization ratio beyond the limit described above.

     In connection with our acquisition of Western in November 2000, we entered into a new financing arrangement including a $300,000,000 unsecured credit facility and a $100,000,000 term loan. The unsecured credit facility matures in January 2004 and the term loan matures in November 2001. At December 31, 2000, we had $132,350,000 available under our unsecured credit facility and the full amount of the term loan had been drawn. At our option, amounts borrowed under the unsecured credit facility bear interest at either LIBOR plus 1.10% or a reference rate. At our option, amounts borrowed under the term loan bear interest at either LIBOR plus 1.20% or a reference rate. The weighted average interest rate for short-term LIBOR contracts under the unsecured credit facility and the term loan at December 31, 2000 were 7.89% and 7.99%, respectively. We will continue to use the unsecured credit facility to take advantage of select acquisition opportunities as well as to provide funds for general corporate purposes.

     During 1999, we completed a number of financing transactions. At the end of the second quarter, we closed a $35,000,000 financing transaction evidenced by notes, bearing interest at 7.20%, due in July 2006 and secured by deeds of trust on two properties, Rainbow Promenade and San Dimas Marketplace. At the beginning of the third quarter, we closed a second financing transaction for $56,300,000 evidenced by notes, bearing interest at 7.10%, due in August 2009 and secured by deeds of trust on four properties, Melrose Village Plaza, Monterey Plaza, Tustin Heights Shopping Center and Tanasbourne Village. The proceeds were used to pay down our unsecured credit facility.

     Also in the third quarter of 1999, we formed Pan Pacific (Rancho Las Palmas), LLC and Pan Pacific (RLP), Inc. in connection with the acquisition of Rancho Las Palmas. As part of the acquisition, and in exchange for an interest in the asset contributed to Pan Pacific (Rancho Las Palmas) by an individual, 314,587 LLC units in Pan Pacific (Rancho Las Palmas) were issued.

     In the fourth quarter of 1999, we entered into a loan modification agreement with the lender on Chino Town Square. The loan was set to mature in March of 2000. Pursuant to the terms of the loan modification agreement the maturity date was extended to January 2010 and the interest rate was reduced from 8.00% to 7.72%. At December 31, 2000, 90 of our 110 properties remain unencumbered.

     Our indebtedness outstanding at December 31, 2000 requires balloon payments of $100,000,000 in 2001, $230,392,000 in 2004, $7,395,000 in 2005, $55,520,000
in 2006, $74,644,000 in 2007, $25,000,000 in 2008, $46,355,000 in 2009,
$48,191,000 in 2010 and $5,836,000 in 2012. The balloon payment due in the year 2001 represents the balance drawn on the term loan at December 31, 2000 of $100,000,000. The balloon payments due in the year 2004 include the balance drawn on the unsecured credit facility at December 31, 2000 of $167,650,000. With regard to the balloon payments noted above, it is likely that we will not have sufficient funds on hand to repay these balloon amounts at maturity. Therefore, we expect to refinance this debt either through additional debt financings secured by individual properties or groups of properties, by unsecured private or public debt offerings or by additional equity offerings.

     We expect to make distributions from net cash provided by operations. Operating cash flows in excess of amounts to be used for distributions will be invested by us primarily in short-term investments such as collateralized securities of the United States government or its agencies, high-grade commercial paper and bank deposits or will be used to pay down outstanding balances on our unsecured credit facility, if any.

     The following table provides historical distribution information for the three years ended December 31, 2000:

                                                                                      DISTRIBUTION
      QUARTER ENDED          DATE DECLARED        RECORD DATE          DATE PAID       PER SHARE
      -------------          -------------        -----------          ---------      ------------
March 31, 1998             March 17, 1998      March 31, 1998      April 17, 1998       $0.3800
June 30, 1998              June 19, 1998       June 30, 1998       July 17, 1998        $0.3800
September 30, 1998         September 11, 1998  October 5, 1998     October 21, 1998     $0.3800
December 31, 1998          December 8, 1998    December 22, 1998   January 20, 1999     $0.3800
March 31, 1999             February 10, 1999   March 17, 1999      April 16, 1999       $0.4000
June 30, 1999              June 15, 1999       June 28, 1999       July 16, 1999        $0.4000
September 30, 1999         September 9, 1999   September 24, 1999  October 22, 1999     $0.4000
December 31, 1999          December 9, 1999    December 22, 1999   January 21, 2000     $0.4000
March 31, 2000             February 9, 2000    March 17, 2000      April 14, 2000       $0.4200
June 30, 2000              June 13, 2000       June 26, 2000       July 21, 2000        $0.4200
September 30, 2000         September 15, 2000  September 25,2000   October 20, 2000     $0.4200
December 31, 2000          October 30, 2000    November 3, 2000    November 15, 2000    $0.2800

     During the fourth quarter of 2000 we distributed a special, two-month dividend of $0.28 a share. This dividend was in connection with the Western acquisition, and was paid to our stockholders of record before the merger transaction was closed to address the two-month shift in timing for the payment of our normal quarterly dividend in future periods.

     We expect to meet our short-term liquidity requirements generally through our current working capital and net cash provided by operations. We believe that our net cash provided by operations will be sufficient to allow us to make the distributions necessary to enable us to continue to qualify as a REIT. We also believe that the foregoing sources of liquidity will be sufficient to fund our short-term liquidity needs for the foreseeable future.

     We expect to meet certain long-term liquidity requirements such as property acquisition and development, scheduled debt maturities, renovations, expansions and other non-recurring capital improvements through long-term secured and unsecured indebtedness, the issuance of additional equity or debt securities and the use of net proceeds from the disposition of non-strategic assets. We also expect to use funds available under the unsecured credit facility to finance acquisition and development activities and capital improvements on an interim basis.

INFLATION

     Substantially all of our leases provide for the recovery of real estate taxes and operating expenses incurred by us. In addition, many of the leases provide for fixed base rent increases or indexed escalations (based on the consumer price index or other measures) and percentage rent. We believe that inflationary increases in expenses will be substantially offset by expense reimbursements, contractual rent increases and percentage rent described above.

     The unsecured credit facility and term loan bear interest at a variable rate, which will be influenced by changes in short-term interest rates, and will be sensitive to inflation.

LITIGATION

     On November 8, 2000, Bryant M. Bennett, as Trustee of the Bryant M. Bennett and Inga A. Bennett Trust U/A October 25, 1990, known as The Bennett Family Trust, filed a complaint in the Superior Court of the State of California, County of Alameda, on behalf of himself and all others similarly situated, against us; Western; WPT; Bradley N. Blake; L. Gerald Hunt; Dennis D. Ryan; James L. Stell; Reginald B. Oliver; L. Michael Foley; Joseph P. Colmery; Revenue Properties (U.S.), Inc.; and Stuart A. Tanz. Pursuant to the terms of the merger agreement between us and Western, we are obligated to indemnify and hold harmless Western, WPT and the officers and directors of Western from any losses, judgments or fines, including attorneys' fees and costs, that arise out of this action.

     The allegations of the complaint arise from our November 2000 acquisition of Western. Plaintiff's complaint alleges that the merger terms between us and Western were unfair and violated the defendants' fiduciary obligations to Western's shareholders. The complaint alleges that we and Western issued a joint proxy statement/prospectus that was false and misleading and failed to present material information known to the defendants. The complaint further alleges that the board of trustees of Western improperly rejected higher and better offers from other potential bidders. The complaint's causes of action include breach of fiduciary duty, abuse of control in breach of fiduciary duty, fraud and deceit, negligent misrepresentation, constructive fraud, violation of California Corporations Code Sections 25400, 25401, and 25402, and unjust enrichment.

     Although the complaint seeks certification as a class action on behalf of a class consisting of all shareholders of Western as of September 29, 2000 and shareholders of WPT as of November 9, 2000, the court has not yet considered and accordingly has not ordered the certification of the proposed class as of the date of this prospectus supplement. The complaint seeks a judgment awarding compensatory, general, special, and punitive damages, costs and attorney's fees. We filed an answer to the complaint on or about January 8, 2001.

     We believe we have meritorious defenses against each of the plaintiffs' claims and we intend to vigorously and effectively defend against them. It should be noted, however, that the outcome of any litigation is by its nature unpredictable and we therefore cannot assure you that we will successfully defend this action.

                                   MANAGEMENT

                EXECUTIVE OFFICERS AND DIRECTORS OF THE COMPANY

     The following table sets forth certain information regarding our Executive Officers and Directors:

EXECUTIVE OFFICERS

                NAME                   AGE                            OFFICE
                ----                   ---                            ------
Stuart A. Tanz                         42     Chairman, Chief Executive Officer and President
Jeffrey S. Stauffer                    39     Executive Vice President, Chief Operating Officer
Joseph B. Tyson                        39     Executive Vice President, Chief Financial Officer,
                                              Secretary and Treasurer
Laurie A. Sneve                        37     Vice President, Controller
Michael B. Haines                      39     Vice President, Corporate Accounting

BOARD OF DIRECTORS

                NAME                   AGE                          OCCUPATION
                ----                   ---                          ----------
Paul D. Campbell                       52     President and Chief Executive Officer of Revenue
                                              Properties Company Limited, a Canadian public real
                                              estate and gaming company
Joseph P. Colmery                      47     Former trustee of Western Properties Trust and former
                                              President and Chief Executive Officer of U.S. Bank of
                                              California
Bernard M. Feldman                     51     President and Chief Executive Officer of the ICW Group
                                              of Insurance Companies
Stuart A. Tanz                         42     Chairman, Chief Executive Officer and President of Pan
                                              Pacific
Mark J. Riedy, Ph.D.                   58     Professor of Real Estate Finance at the University of
                                              San Diego
James L. Stell                         77     Former trustee of Western Properties Trust and retired
                                              Vice Chairman of the Board of Lucky Stores, Inc.
David P. Zimel                         45     President and Chief Executive Officer of Portland
                                              Fixture Limited Partnership, a Portland, Oregon based
                                              shopping center development and management company

                            DESCRIPTION OF THE NOTES

     The following description of the particular terms of the notes offered in this prospectus supplement supplements and, to the extent inconsistent with the accompanying prospectus, replaces the description of the general terms and provisions of the Debt Securities set forth in the accompanying prospectus. The following statements relating to the notes and the Indenture (as defined below) are summaries of provisions contained in the notes and the Indenture and do not purport to be complete. These statements are qualified by reference to the provisions of the notes and the Indenture, including the definitions in the notes and Indenture of certain terms. Unless otherwise expressly stated or the context otherwise requires, all references to the "Company" appearing under this caption "Description of the Notes" and under the caption "Description of Debt Securities" in the accompanying prospectus will mean Pan Pacific Retail Properties, Inc. excluding its consolidated subsidiaries. Other capitalized terms used under the caption, "Description of the Notes" but not otherwise defined will have the meanings given to them in the accompanying prospectus.

     The notes constitute Debt Securities (which are more fully described in the accompanying prospectus), to be issued pursuant to an indenture (the "Indenture") between the Company and The Bank of New York, as trustee (the "Trustee"). The terms of the notes include those provisions contained in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA"). The notes are subject to all those terms, and investors are referred to the Indenture and the TIA for a statement of those terms.

GENERAL

     The notes will be a separate series of Debt Securities under the Indenture, limited initially in the aggregate principal amount to $150 million. The Indenture does not limit the amount of Debt Securities that we may issue under the Indenture, and we may issue Debt Securities in one or more series up to the aggregate initial offering price authorized by us for each series. We may, without the consent of the holders of the notes, reopen this series of notes and issue additional notes under the Indenture in addition to the $150 million of notes authorized as of the date of this prospectus supplement. This series may be "reopened," and we may from time to time issue additional notes of the same series. The notes will be direct, senior unsecured obligations of the Company and will rank equally with all other senior unsecured indebtedness of the Company from time to time outstanding.

     The notes will be effectively subordinated to all indebtedness and other liabilities (including guarantees) of the Company's subsidiaries and will also be effectively subordinated to any senior secured indebtedness of the Company to the extent of any collateral pledged as security therefor. As of December 31, 2000, subsidiary indebtedness (not including guarantees of borrowings under our unsecured credit facility) and other liabilities aggregated approximately $139,433,000 and the Company (excluding its subsidiaries) had unsecured senior indebtedness aggregating approximately $392,500,000 and senior secured indebtedness aggregating approximately $117,005,000. In addition, borrowings under the Company's unsecured credit facility have been guaranteed by certain of its subsidiaries. See "Use of Proceeds." Subject to certain limitations set forth in the Indenture and as described below under "-- Additional Covenants of the Company," the Indenture will permit the Company and its subsidiaries to incur additional secured and unsecured indebtedness. A significant portion of the operations of the Company are conducted through subsidiaries. Accordingly the cash flow of the Company and consequent ability to service its debt, including the Notes, are partially dependent on the earnings of such subsidiaries.

     The notes will be issued only in fully registered form without coupons, in denominations of $1,000 and integral multiples thereof. The notes will be evidenced by a global note (the "Global Note") in book-entry form, except under the limited circumstances described below under "-- Book Entry System." The Global Note will be registered in the name of a nominee of the Depository Trust Company, as depositary for the notes. Notices or demands to or upon the Company in respect of the notes and the Indenture may be served and, if notes are issued in definitive certificated form, notes may be surrendered for payment, registration of transfer or exchange, at the office or agency of the Company maintained for this purpose in the Borough of Manhattan, the City of New York, which will initially be the corporate trust office of the Trustee, which on the date of this prospectus supplement is located at The Bank of New York, Attention: Corporate Trust Administration, 101 Barclay Street, 21st Floor, New York, New York 10286.

     Reference is made to the section titled "Description of Debt
Securities -- Certain Covenants" in the accompanying prospectus and "-- Additional Covenants of the Company" below for a description of certain covenants applicable to the notes. Compliance with these covenants generally may not be waived unless the holders of a majority in principal amount of the outstanding notes consent to the waiver. In addition, the defeasance and covenant defeasance provisions of the Indenture described under "Description of Debt Securities -- Discharge, Defeasance and Covenant Defeasance" in the accompanying prospectus will apply to the notes; covenant defeasance will be applicable with respect to the covenants described in the accompanying prospectus under "Description of Debt Securities -- Certain Covenants" (except the covenant requiring the Company to preserve and keep in full force and effect its corporate existence) and the covenants described below under "-- Additional Covenants of the Company."

     Except as described under "Description of Debt Securities -- Merger, Consolidation or Sale of Assets" in the accompanying prospectus or "-- Additional Covenants of the Company" below, the Indenture does not contain any provisions that would afford holders of the notes protection in the event of
(i) a highly leveraged or similar transaction involving the Company, (ii) a change of control or the management of the Company, or (iii) a reorganization, restructuring, merger or similar transaction involving the Company that may adversely affect the holders of the notes. In addition, subject to the limitations set forth under "Description of Debt Securities -- Merger, Consolidation or Sale of Assets" in the accompanying prospectus, the Company may, in the future, enter into certain transactions such as the sale of all or substantially all of its assets or the merger or consolidation of the Company with another entity that would increase the amount of the Company's indebtedness or substantially reduce or eliminate the Company's assets, which may have an adverse affect on the Company's ability to service its indebtedness, including the notes.

     The Company has no present intention of engaging in a highly leveraged or similar transaction involving the Company. In addition, certain restrictions on ownership and transfers of the Company's capital stock designed to preserve its status as a REIT may act to prevent or hinder any such transaction or change of control.

RATINGS

     The notes are expected to be rated "Baa3" by Moody's and "BBB-" by Standard & Poor's. The rating of the notes should be evaluated independently from similar ratings on other types of securities. A rating is not a recommendation to buy, sell or hold the notes, inasmuch as such rating does not comment as to market price or suitability for a particular investor. The ratings assigned to the notes address the likelihood of payment of principal and interest on the notes pursuant to their terms. A rating may be subject to revision or withdrawal at any time by the assigning rating agency.

INTEREST AND MATURITY

     The notes will mature on April 15, 2011 (the "Maturity Date"). The notes are not subject to any sinking fund provisions. The notes are subject to redemption at the Company's option and are not subject to repayment or repurchase by the Company at the option of the Holders (as defined below). See "-- Optional Redemption" below.

     The notes will bear interest at the rate per annum set forth on the cover page of this prospectus supplement from April 11, 2001, or from the immediately preceding Interest Payment Date (as defined below) to which interest has been paid, payable semiannually in arrears on April 15 and October 15 of each year (the "Interest Payment Dates"), commencing October 15, 2001, to the persons (the "Holders") in whose names the notes are registered in the security register applicable to the notes at the close of business on April 1 or October 1 (the "Regular Record Dates"), as the case may be, immediately before the Interest Payment Dates regardless of whether the Regular Record Date is a Business Day. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

     If any Interest Payment Date, the Maturity Date, any date fixed for redemption or any other day on which the principal of, premium, if any, or interest on a note becomes due and payable falls on a day that is not a Business Day, the required payment will be made on the next Business Day as if it were made on the date the payment was due and no interest will accrue on the amount so payable for the period from and after the Interest Payment Date, Maturity Date, redemption date or other date, as the case may be. "Business Day" means any day, other than a Saturday or a Sunday, that is not a day on which banking institutions in the City of New York are authorized or required by law, regulation or executive order to close.

ADDITIONAL COVENANTS OF THE COMPANY

     Reference is made to the section titled "Description of Debt Securities" in the accompanying prospectus for a description of certain covenants applicable to the notes. In addition to the foregoing, the following covenants of the Company will apply to the notes for the benefit of the Holders of the notes:

     LIMITATION ON INCURRENCE OF TOTAL DEBT.

     The Company will not, and will not permit any Subsidiary to, incur any Debt, other than Intercompany Debt if, immediately after giving effect to the incurrence of this additional Debt and the application of the proceeds therefrom on a pro forma basis, the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries on a consolidated basis determined in accordance with GAAP is greater than 60% of the sum of (i) the Company's and its subsidiaries' Total Assets as of the end of the latest fiscal quarter covered in the Company's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the SEC (or, if this filing is not required under the Exchange Act, with the Trustee) before the incurrence of this additional Debt and (ii) the increase, if any, in Total Assets from the end of such quarter including, without limitation, any increase in Total Assets caused by the application of the proceeds of the additional Debt (this increase together with the Company's Total Assets is referred to as the "Adjusted Total Assets").

     LIMITATION ON INCURRENCE OF SECURED DEBT.

     The Company will not, and will not cause or permit any Subsidiary to, incur any Secured Debt (including, without limitation, Acquired Debt) other than Intercompany Debt if, immediately after giving effect to the incurrence of this additional Secured Debt and the application of the proceeds therefrom on a pro forma basis, the aggregate principal amount of all outstanding Secured Debt of the Company and its Subsidiaries on a consolidated basis determined in accordance with GAAP is greater than 40% of the Company's Adjusted Total Assets.

     DEBT SERVICE COVERAGE.

     The Company will not, and will not permit any Subsidiary to, incur any Debt (including, without limitation, Acquired Debt), other than Intercompany Debt, if the ratio of Consolidated Income Available for Debt Service to the Annual Debt Service Charge for the period consisting of the four consecutive fiscal quarters most recently ended before the date on which the additional Debt is to be incurred is less than 1.5 to 1.0, on a pro forma basis after giving effect to the incurrence of this Debt and the application of the proceeds therefrom, and calculated on the assumption that (i) this Debt and any other Debt (including, without limitation Acquired Debt) incurred by the Company or any of its Subsidiaries since the first day of the four-quarter period and the application of the proceeds therefrom (including to refinance other Debt since the first day of the four-quarter period) had occurred on the first day of the period, (ii) the repayment or retirement of any other Debt of the Company or any of its Subsidiaries since the first day of the four-quarter period had occurred on the first day of the period (except that, in making the computation, the amount of Debt under any revolving credit facility, line of credit or similar facility will be computed based upon the average daily balance of the Debt during the period), and (iii) in the case of any acquisition or disposition by the Company or any Subsidiary of any asset or group of assets since the first day of the four-quarter period, including, without limitation, by merger, stock purchase or sale, or asset purchase or sale or otherwise, the acquisition or disposition had occurred on the first day of the period with the appropriate adjustments with respect to the acquisition or disposition being included in the pro forma calculation. If the Debt giving rise to the need to make the foregoing calculation or any other Debt incurred after the first day of the relevant four-quarter period bears interest at a floating rate then, for purposes of calculating the Annual Debt Service Charge, the interest rate on the Debt will be computed on a pro forma basis as if the average interest rate which would have been in effect during the entire four-quarter period had been the applicable rate for the entire period.

     MAINTENANCE OF TOTAL UNENCUMBERED ASSETS.

     The Company will maintain at all times Total Unencumbered Assets of not less than 150% of the aggregate outstanding principal amount of the Unsecured Debt of the Company and its Subsidiaries, computed on a consolidated basis in accordance with GAAP.

     As used herein:

     "Acquired Debt" means Debt of a Person (i) existing at the time such Person is merged or consolidated with or into, or becomes a Subsidiary of, the Company or (ii) assumed by the Company or any of its Subsidiaries in connection with the acquisition of assets from such Person. Acquired Debt shall be deemed to be incurred on the date the acquired Person is merged or consolidated with or into, or becomes a Subsidiary of, the Company or the date of the related acquisition, as the case may be.

     "Annual Debt Service Charge" as of any date means the amount which is expensed in any 12-month period for interest on Debt of the Company and its Subsidiaries.

     "Consolidated Income Available for Debt Service" for any period means Consolidated Net Income plus, without duplication, amounts which have been deducted in determining Consolidated Net Income during the period for (i) Consolidated Interest Expense, (ii) provision for taxes of the Company and its Subsidiaries based on income, (iii) amortization (other than amortization of debt discount) and depreciation, (iv) provisions for losses from sales or joint ventures, (v) provision for impairment losses, (vi) increases in deferred taxes and other non-cash charges, (vii) charges resulting from a change in accounting principles, and (viii) charges for early extinguishment of debt, and less, without duplication, amounts which have been added in determining Consolidated Net Income during the period for (a) provisions for gains from sales or joint ventures, and (b) decreases in deferred taxes and other non-cash items.

     "Consolidated Interest Expense" for any period, and without duplication, means all interest (including the interest component of rentals on capitalized leases, letter of credit fees, commitment fees and other like financial charges) and all amortization of debt discount on all Debt (including, without limitation, payment-in-kind, zero coupon and other like securities) but excluding legal fees, title insurance charges, other out-of-pocket fees and expenses incurred in connection with the issuance of Debt and the amortization of any debt issuance costs that are capitalized, all determined for the Company and its Subsidiaries on a consolidated basis in accordance with GAAP.

     "Consolidated Net Income" for any period means the amount of consolidated net income (or loss) of the Company and its Subsidiaries for the period determined on a consolidated basis in accordance with GAAP.

     "Debt" means any indebtedness of the Company or any Subsidiary, whether or not contingent, in respect of (i) money borrowed or evidenced by bonds, notes, debentures or similar instruments, (ii) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance, trust deed, deed of trust, deed to secure debt, security agreement or any security interest existing on property owned by the Company or any Subsidiary, (iii) letters of credit or amounts representing the balance deferred and unpaid of the purchase price of any property except any balance that constitutes an accrued expense or trade payable or (iv) any lease of property by the Company or any Subsidiary as lessee that is required to be reflected on the Company's consolidated balance sheet as a capitalized lease in accordance with GAAP, in the case of items of indebtedness under (i) through (iii) above to the extent that any items (other than letters of credit) would appear as liabilities on the Company's consolidated balance sheet in accordance with GAAP, and also includes, to the extent not otherwise included, any obligation of the Company or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another person (other than the Company or any Subsidiary) of the type referred to in (i), (ii), (iii) or (iv) above (it being understood that Debt will be deemed to be incurred by the Company or any Subsidiary whenever the Company or Subsidiary will create, assume, guarantee or otherwise become liable in respect thereof).

     "GAAP" means generally accepted accounting principles, as in effect from time to time, as used in the United States applied on a consistent basis.

     "Intercompany Debt" means indebtedness owed by the Company or any Subsidiary solely to the Company or any Subsidiary.

     "Secured Debt" means Debt secured by any mortgage, lien, charge, encumbrance, trust deed, deed of trust, deed to secure debt, security agreement, pledge, conditional sale or other title retention agreement, capitalized lease, or other security interest or agreement granting or conveying security title to or a security interest in real property or other tangible assets.

     "Total Assets" as of any date means the sum of (i) Undepreciated Real Estate Assets and (ii) all other assets of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP (but excluding accounts receivable and intangibles).

     "Total Unencumbered Assets" as of any date means Total Assets minus the value of any properties of the Company and its Subsidiaries that are encumbered by any mortgage, charge, pledge, lien, security interest, trust deed, deed of trust, deed to secure debt, security agreement, or other encumbrance of any kind (other than those relating to Intercompany Debt), including the value of any stock of any Subsidiary that is so encumbered determined on a consolidated basis in accordance with GAAP. For purposes of this definition, the value of each property will be equal to the purchase price or cost of each property and the value of any stock subject to any encumbrance will be determined by reference to the value of the properties owned by the issuer of the stock as aforesaid.

     "Undepreciated Real Estate Assets" as of any date means the amount of real estate assets of the Company and its Subsidiaries on the date, before depreciation and amortization, determined on a consolidated basis in accordance with GAAP.

     "Unsecured Debt" means Debt of the Company or any Subsidiary that is not Secured Debt.

OPTIONAL REDEMPTION

     The notes may be redeemed at any time at the option of the Company, in whole or from time to time in part, at a redemption price equal to the sum of
(i) the principal amount of the notes being redeemed plus accrued interest thereon to the redemption date and (ii) the Make-Whole Amount (as defined below), if any, with respect to such notes (the "Redemption Price"); provided that installments of interest on notes which are payable on Interest Payment Dates falling on or prior to the relevant redemption dates shall be payable to the Holders of such notes (or one or more predecessor notes) registered as such at the close of business on the relevant Regular Record Dates.

     If notice has been given as provided in the Indenture and funds for the redemption of any notes called for redemption shall have been made available on the redemption date referred to in such notice, such notes will cease to bear interest on the date fixed for such redemption specified in such notice and the only right of the Holders of the notes will be to receive payment of the Redemption Price.

     Notice of any optional redemption of any notes will be given to Holders at their addresses, as shown in the security register for the notes, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the Redemption Price and the principal amount of the notes held by such Holder to be redeemed.

     If less than all the notes are to be redeemed at the option of the Company, the Company will notify the Trustee at least 45 days prior to giving notice of redemption (or such shorter notice period as is satisfactory to the Trustee) of the aggregate principal amount of notes to be redeemed and their redemption date. The Trustee shall select, in such manner as it shall deem fair and appropriate, notes to be redeemed in whole or in part.

     As used herein:

     "Comparable Treasury Price" means with respect to any Redemption Date for the notes (i) the average of four Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

     "Make-Whole Amount" means, in connection with any optional redemption of any notes, the excess, if any, of (i) the aggregate present value as of the date of such redemption of each dollar of principal being redeemed and the amount of interest (exclusive of interest accrued to the date of redemption) that would have been payable in respect of each such dollar if such redemption had not been made, determined by discounting, on a semi-annual basis, such principal and interest at the Reinvestment Rate (determined on the third Business Day preceding the date such notice of redemption is given) from the respective dates on which such principal and interest would have been payable if such redemption had not been made to the date of redemption over (ii) the aggregate principal amount of the notes being redeemed. For purposes of the Indenture, all references to "premium, if any" on the notes shall be deemed to refer to the Make-Whole Amount, if any.

     "Reference Treasury Dealer" means each of Credit Suisse First Boston, Banc of America Securities LLC, A.G. Edwards & Sons, Inc., and First Union Securities, Inc. and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company will substitute therefore another Primary Treasury Dealer.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Trustee, of the bid, and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

     "Reinvestment Rate" means 0.25% plus the arithmetic mean of the yields under the heading "Week Ending" published in the most recent Statistical Release under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity of the notes, as of the payment date of the principal being redeemed. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used. If the Statistical Release (or successor release) is not published during the week preceding the calculation date or does not contain the aforementioned yields, the Reinvestment Rate shall mean the rate per annum equal to the semi-annual equivalent yield to maturity of the comparable treasury issue, calculated using a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

     "Statistical Release" means the statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which reports yields on actively traded U.S. government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under the Indenture, then such other reasonably comparable index which shall be designated by the Company.

BOOK-ENTRY SYSTEM

     The following are summaries of certain rules and operating procedures of DTC that affect the payment of principal, premium, if any, and interest and transfers of interests in the Global Note. Upon issuance, the notes will only be issued in the form of a Global Note which will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC. Unless and until it is exchanged in whole or in part for notes in definitive form under the limited circumstances described below, a Global Note may not be transferred except as a whole (i) by DTC to a nominee of DTC, (ii) by a nominee of DTC to DTC or another nominee of DTC or (iii) by DTC or any nominee to a successor of DTC or a nominee of a successor.

     Ownership of beneficial interests in a Global Note will be limited to persons that have accounts with DTC for such Global Note ("participants") or persons that may hold interests through participants. Upon the issuance of a Global Note, DTC will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the notes represented by such Global Note beneficially owned by participants. Ownership of beneficial interests in the Global Note will be shown on, and the transfer of ownership interests will be effected only through, records maintained by DTC (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of the securities in definitive form. These laws may limit or impair the ability to own, transfer or pledge beneficial interests in the Global Note.

     So long as DTC or its nominee is the registered owner of a Global Note, DTC or its nominee, as the case may be, will be considered the sole owner or Holder of the notes represented by the Global Note for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in a Global Note will not be entitled to have notes represented by the Global Note registered in their names, will not receive or be entitled to receive physical delivery of notes in certificated form and will not be considered the registered owners or Holders thereof under the Indenture. Accordingly, each person owning a beneficial interest in a Global Note must rely on the procedures of DTC and, if the person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a Holder under the Indenture. The Company understands that under existing industry practices, if the Company requests any action of Holders or if an owner of a beneficial interest in a Global Note desires to give or take any action that a Holder is entitled to give or take under the Indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take this action, and the participants would authorize beneficial owners owning through the participants to give or take this action or would otherwise act upon the instructions of beneficial owners holding through them.

     Principal, premium, if any, and interest payments on interests represented by a Global Note will be made to DTC or its nominee, as the case may be, as the registered owner of the Global Note. None of the Company, the Trustee or any other agent of the Company or agent of the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership of interests in the Global Notes or for maintaining, supervising or reviewing any records relating to beneficial ownership interests. The Company expects that DTC, upon receipt of any payment of principal, premium, if any, or interest in respect of a Global Note, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the Global Note as shown on the records of DTC. The Company also expects that payments by participants to owners of beneficial interests in the Global Note held through the participants will be governed by standing customer instructions and customary practice, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the participants.

     The Indenture will provide that if (i) DTC notifies the Company that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act at any time when the depositary is required to be so registered to act as depositary for the notes and a successor depositary is not appointed within 90 days after the Company receives notice or learns of such ineligibility, (ii) the Company determines that the notes will no longer be represented by a Global Note and executes and delivers to the Trustee an officers' certificate to that effect or (iii) an Event of Default with respect to the notes has occurred and is continuing and beneficial owners representing a majority in aggregate principal amount of the outstanding notes advise DTC to cease acting as depositary for the notes, the Company will issue the notes in definitive form in exchange for interests in the Global Note. Any notes issued in definitive form in exchange for interests in the Global Note will be registered in such name or names, and will be issued in denominations of $1,000 and integral multiples thereof, as DTC will instruct the Trustee. It is expected that these instructions will be based upon directions received by DTC from participants with respect to ownership of beneficial interests in the Global Note.

     DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of transactions among its participants in these securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of which (and/or their representatives) own DTC. Access to the DTC book-entry system is also available to others, such as banks, brokers and dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the notes will be made by the underwriters in immediately available funds. All payments of principal, premium, if any, and interest in respect of the notes will be made by the Company by wire transfer of immediately available funds to an account maintained in the United States; provided that, if notes are issued in definitive certificated form, the Holders thereof will have given appropriate wire transfer instructions to the Company.

     The notes will trade in DTC's Same-Day Funds Settlement System until maturity or until the notes are issued in certificated form, and secondary market trading activity in the notes will therefore be required by DTC to settle in immediately available funds. The Company expects that secondary trading in the certificated securities, if any, will also be settled in immediately available funds.

            MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of the federal income tax considerations which are anticipated to be material to purchasers of our debt securities. This summary supersedes, in its entirety, the discussion in the base prospectus entitled "Certain Federal Income Tax Consequences to the Company of its REIT Election." The information in this section is based on:

     - the Internal Revenue Code of 1986, as amended;

     - current, temporary and proposed Treasury Regulations promulgated under the Internal Revenue Code;

     - the legislative history of the Internal Revenue Code;

     - current administrative interpretations and practices of the Internal Revenue Service; and

     - court decisions;

in each case, as of the date of this prospectus. In addition, the administrative interpretations and practices of the Internal Revenue Service include its practices and policies as expressed in private letter rulings which are not binding on the Internal Revenue Service, except with respect to the particular taxpayers who requested and received these rulings. Future legislation, Treasury Regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations contained in this discussion. Any change could apply retroactively to transactions preceding the date of the change. We have not requested, and do not plan to request, any rulings from the Internal Revenue Service concerning our tax treatment, and the statements in this prospectus are not binding on the Internal Revenue Service or any court. Thus, we can provide no assurance that the tax considerations contained in this discussion will not be challenged by the Internal Revenue Service or if challenged, will be sustained by a court.

     The summary below does not consider the effect of any foreign, state, local or other tax laws that may be applicable to the Company or a purchaser of our debt securities. The summary below is for general information only and is not tax advice. You are urged to consult your tax advisor regarding the specific tax consequences to you of:

     - the acquisition, ownership and sale or other disposition of notes offered under this prospectus supplement and the prospectus, including the federal, state, local, foreign and other tax consequences;

     - our election to be taxed as a real estate investment trust for federal income tax purposes; and

     - potential changes in the tax laws.

TAXATION OF PAN PACIFIC

     General. We elected to be taxed as a real estate investment trust under Sections 856 through 860 of the Internal Revenue Code of 1986, commencing with our taxable year ended December 31, 1997. We believe we have been organized and have operated in a manner which allows us to qualify for taxation as a real estate investment trust under the Internal Revenue Code commencing with our taxable year ended December 31, 1997. We intend to continue to operate in this manner. However, our qualification and taxation as a real estate investment trust depends upon our ability to meet, through actual annual operating results, asset diversification, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Internal Revenue Code. Accordingly, there is no assurance that we have operated or will continue to operate in a manner so as to qualify or remain qualified as a real estate investment trust. See "-- Failure to Qualify."

     The sections of the Internal Revenue Code that relate to the qualification and operation as a real estate investment trust are highly technical and complex. The following describes the material aspects of the sections of the Internal Revenue Code that govern the federal income tax treatment of a real estate investment trust. This summary is qualified in its entirety by the Internal Revenue Code, relevant rules and Treasury Regulations promulgated under the Internal Revenue Code, and administrative and judicial interpretations of the Internal Revenue Code and these rules and Treasury Regulations. The law firm of Latham & Watkins has acted as our tax counsel in connection with our election to be taxed as a real estate investment trust. In the opinion of Latham & Watkins, commencing with our taxable year ended December 31, 1997, we have been organized and have operated in conformity with the requirements for qualification and taxation as a real estate investment trust under the Internal Revenue Code, and our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a real estate investment trust under the Internal Revenue Code. This opinion was rendered as of April 6, 2001, and Latham & Watkins has no obligation to update its opinion subsequent to this date.

     The opinion of Latham & Watkins is based on various assumptions and representations made by us as to factual matters, including representations made by us in this prospectus and a factual certificate provided by one of our officers. Moreover, our qualification and taxation as a real estate investment trust depends upon our ability to meet the various qualification tests imposed under the Internal Revenue Code and discussed below, relating to our actual annual operating results, asset diversification, distribution levels,

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and diversity of stock ownership, the results of which have not been and will not be reviewed by Latham & Watkins. Accordingly, neither Latham & Watkins nor we can assure you that the actual results of our operations for any particular taxable year will satisfy these requirements. See "-- Failure to Qualify." Further, the anticipated income tax treatment described in this prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. With respect to the enforceability of the stock ownership limits in our charter, Latham & Watkins has relied on the opinion of Ballard Spahr Andrews & Ingersoll, LLP, our Maryland counsel.

     If we qualify for taxation as a real estate investment trust, we generally will not be required to pay federal corporate income taxes on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the "double taxation" that ordinarily results from investment in a corporation. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when this income is distributed. We will be required to pay federal income tax, however, as follows:

     - We will be required to pay tax at regular corporate rates on any undistributed "real estate investment trust taxable income," including undistributed net capital gains.

     - We may be required to pay the "alternative minimum tax" on our items of tax preference.

     - If we have: (a) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business; or (b) other nonqualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. Foreclosure property is generally defined as property acquired through foreclosure or after a default on a loan secured by the property or a lease of the property.

     - We will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

     - If we fail to satisfy the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT because certain other requirements are met, we will be subject to a tax equal to (a) the greater of (i) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% gross income test described below and (ii) the amount by which 90% of our gross income exceeds the amount qualifying under the 95% gross income test described below, multiplied by (b) a fraction intended to reflect our profitability.

     - We will be required to pay a 4% excise tax on the excess of the required distribution over the amounts actually distributed if we fail to distribute during each calendar year at least the sum of (a) 85% of our real estate investment trust ordinary income for the year, (b) 95% of our real estate investment trust capital gain net income for the year, and
       (c) any undistributed taxable income from prior periods.

     - If we acquire any asset from a corporation which is or has been a C corporation in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we subsequently recognize gain on the disposition of the asset during the ten-year period beginning on the date on which we acquired the asset, then we will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of
       (a) the fair market value of the asset over (b) our adjusted basis in the asset, in each case determined as of the date on which we acquired the asset. A C corporation is generally defined as a corporation required to pay full corporate-level tax. The results described in this paragraph with respect to the recognition of gain assume that we will make an election under Internal Revenue Service Notice 88-19 or Treasury Regulation Section 1.337(d)-5T.

     Requirements for qualification as a real estate investment trust. The Internal Revenue Code defines a real estate investment trust as a corporation, trust or association:

          (1) that is managed by one or more trustees or directors;

          (2) that issues transferable shares or transferable certificates to evidence beneficial ownership;

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

          (3) that would be taxable as a domestic corporation but for Sections 856 through 860 of the Internal Revenue Code;

          (4) that is not a financial institution or an insurance company within the meaning of the Internal Revenue Code;

          (5) that is beneficially owned by 100 or more persons;

          (6) not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, including specified entities, during the last half of each taxable year; and

          (7) that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

     The Internal Revenue Code provides that all of conditions (1) to (4), must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a real estate investment trust. For purposes of condition (6), pension funds and other specified tax-exempt entities generally are treated as individuals, except that a "look-through" exception applies with respect to pension funds.

     We believe that we have satisfied conditions (1) through (7) during the relevant time periods. In addition, our charter provides for restrictions regarding ownership and transfer of shares. These restrictions are intended to assist us in continuing to satisfy the share ownership requirements described in
(5) and (6) above. These ownership and transfer restrictions are described in "Description of Our Stock -- Restrictions on Ownership and Transfer." These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in (5) and (6) above. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a real estate investment trust will terminate. If, however, we comply with the rules contained in the Treasury Regulations that require us to ascertain the actual ownership of our shares, and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement. See "-- Failure to Qualify." In addition, approximately 25.5% of our stock is currently owned by Revenue Properties (U.S.), Inc., which is itself a wholly-owned subsidiary of Revenue Properties Company Limited, and by certain of Revenue Properties Company Limited's affiliates. There are no ownership or transfer restrictions of the type described in "Description of Our Stock -- Restrictions on Ownership and Transfer" in effect with respect to Revenue Properties (U.S.), Inc.'s stock. A significant portion of Revenue Properties (U.S.), Inc.'s outstanding shares of common stock are currently owned by Mark Tanz and members of his family and by Acktion Corporation. If the ownership concentration of the Tanz Family or Acktion Corporation (or some other party) in Revenue Properties (U.S.), Inc. were to increase, then we might no longer satisfy condition (7) above, and therefore, might no longer be qualified as a REIT. See "-- Failure to Qualify" below. However, our charter permits us to cause the transfer of such number of shares of common stock owned by Revenue Properties (U.S.), Inc. to a trust having a charitable beneficiary so as to avoid REIT disqualification.

     In addition, we may not maintain our status as a real estate investment trust unless our taxable year is the calendar year. We have and will continue to have a calendar taxable year.

     Ownership of a partnership interest. We own and operate one or more properties through partnerships. Treasury regulations provide that if we are a partner in a partnership, we will be deemed to own our proportionate share of the assets of the partnership. Also, we will be deemed to be entitled to our proportionate share of the income of the partnership. The character of the assets and gross income of the partnership retains the same character in our hands for purposes of Section 856 of the Internal Revenue Code, including satisfying the gross income tests and the asset tests. In addition, for these purposes, the assets and items of income of any partnership in which we own a direct or indirect interest include such partnership's share of assets and items of income of any partnership in which it owns an interest. We have included a brief summary of the rules governing the federal income taxation of partnerships and their partners below in "-- Tax Aspects of the Partnerships." We have direct control of all of the partnerships in which we are a partner, and intend to continue to operate them in a manner consistent with the requirements for qualification as a real estate investment trust. The treatment described above also applies with respect to the ownership of interests in limited liability companies that are treated as partnerships for tax purposes.

     Ownership of Subsidiaries. We own and operate a number of properties through our wholly-owned subsidiaries that we believe will be treated as "qualified REIT subsidiaries" under the Internal Revenue Code. A corporation will qualify as a qualified REIT subsidiary if we own 100% of its outstanding stock and if we do not elect with the subsidiary to treat it as a "taxable REIT subsidiary," described below. A corporation that is a qualified REIT subsidiary is not treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, deduction and credit (as the case may be) of the parent real estate investment trust for all purposes under the Internal Revenue Code (including all real estate investment trust qualification tests). Thus, in applying the requirements described in this prospectus, the subsidiaries in which we own a 100% interest (other than any taxable REIT subsidiaries) will be ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiaries will be treated as our assets, liabilities and items of income, deduction and credit. A qualified REIT subsidiary is not subject to federal income tax and our ownership of the stock of such a subsidiary will not violate the real estate investment trust asset tests, described below under "-- Asset Tests."

     Income tests. We must satisfy two gross income requirements annually to maintain our qualification as a real estate investment trust:

     - First, each taxable year we must derive directly or indirectly at least 75% of our gross income, excluding gross income from prohibited transactions, from (a) investments relating to real property or mortgages on real property, including "rents from real property" and, in some circumstances, interest, or (b) some types of temporary investments;

     - Second, each taxable year we must derive at least 95% of our gross income, excluding gross income from prohibited transactions, from (a) the real property investments described above, or (b) dividends, interest and gain from the sale or disposition of stock or securities or (c) any combination of the foregoing.

     For these purposes, the term "interest" generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. An amount received or accrued generally will not be excluded from the term "interest," however, solely by reason of being based on a fixed percentage or percentages of receipts or sales.

     Rents we receive from a tenant will qualify as "rents from real property" in satisfying the gross income requirements for a real estate investment trust described above only if all of the following conditions are met:

     - The amount of rent must not be based in any way on the income or profits of any person. An amount received or accrued generally will not be excluded from the term "rents from real property" solely because it is based on a fixed percentage or percentages of receipts or sales.

     - We, or an actual or constructive owner of 10% or more of our capital stock, do not actually or constructively own 10% or more of the interests in the tenant.

     - Rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as "rents from real property."

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

     - We generally must not operate or manage our property or furnish or render services to our tenants, subject to a 1% de minimis exception, other than through an independent contractor from whom we derive no revenue. We may, however, directly perform services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property. Examples of these services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. Further, under recently enacted legislation, beginning in 2001, we are permitted to employ a "taxable REIT subsidiary" which is wholly or partially owned by us, to provide both customary and noncustomary services to our tenants without causing the rent we receive from those tenants to fail to qualify as "rents from real property."

     We generally do not intend to receive rent which fails to satisfy any of the above conditions. Notwithstanding the foregoing, we may have taken and may continue to take actions which fail to satisfy one or more of the above conditions to the extent that we determine, based on the advice of our tax counsel, that those actions will not jeopardize our status as a real estate investment trust.

     We believe that the aggregate amount of our nonqualifying income, from all sources, in any taxable year will not exceed the limit on nonqualifying income under the gross income tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a real estate investment trust for the year if we are entitled to relief under the Internal Revenue Code. Generally, we may avail ourselves of the relief provisions if:

     - our failure to meet these tests was due to reasonable cause and not due to willful neglect;

     - we attach a schedule of the sources of our income to our federal income tax return; and

     - any incorrect information on the schedule was not due to fraud with intent to evade tax.

     It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally accrue or receive exceeds the limits on nonqualifying income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a real estate investment trust. As discussed above in "-- Taxation of Pan Pacific -- General," even if these relief provisions apply, and we retain our status as a real estate investment trust, a tax would be imposed with respect to our non-qualifying income. We may not always be able to maintain compliance with the gross income tests for real estate investment trust qualification despite our periodic monitoring of our income.

     Prohibited transaction income. Any gain that we realize on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Our gain would include our share of any gain realized by any of the partnerships, limited liability companies or qualified REIT subsidiaries in which we own an interest. This prohibited transaction income may also adversely affect our ability to satisfy the income tests for qualification as a real estate investment trust. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business depends on all the facts and circumstances surrounding the particular transaction. We intend to hold our properties for investment with a view to long-term appreciation and to engage in the business of acquiring, developing and owning our properties. We may make occasional sales of the properties as are consistent with our investment objectives. We do not intend to enter into any sales that are prohibited transactions. The IRS may contend, however, that one or more of these sales is subject to the 100% penalty tax.

     Asset tests. At the close of each quarter of our taxable year, we also must satisfy three tests relating to the nature and diversification of our assets:

     - First, at least 75% of the value of our total assets, including assets held by our qualified REIT subsidiaries and our allocable share of the assets held by the partnerships and limited liability companies in which we own an interest, must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, real estate assets include stock or debt instruments that are purchased with the proceeds of a stock offering or a public debt offering with a term of at least five years, but only for the one-year period beginning on the date we receive these proceeds;

     - Second, not more than 25% of our total assets may be represented by securities, other than those securities included in the 75% asset test; and

     - Third, of the investments included in the 25% asset class, the value of any one issuer's securities may not exceed 5% of the value of our total assets, and we may not own more than 10% by vote or value of any one issuer's outstanding securities. For years prior to 2001, the 10% limit applies only with respect to voting securities of any issuer and not to the value of the securities of any issuer.

     After initially meeting the asset tests at the close of any quarter, we will not lose our status as a real estate investment trust for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset tests because we acquire securities or other property during a quarter, we can cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. For this purpose, an increase in our interests in any partnership or limited liability company in which we own an interest will be treated as an acquisition of a portion of the securities or other property owned by that partnership or limited liability company. We believe we have maintained and intend to continue to maintain adequate records of the value of our assets to ensure compliance with the asset tests. In addition, we intend to take those other actions within the 30 days after the close of any quarter as may be required to cure any noncompliance. If we fail to cure any noncompliance with the asset tests within this time period, we would cease to qualify as a real estate investment trust.

     As discussed above, a real estate investment trust cannot currently own more than 10% by vote or value of the outstanding securities of any one issuer. Recently, legislation was enacted that, beginning in 2001, allows a real estate investment trust to own up to 100% of the vote and/or value of a corporation which jointly elects with the real estate investment trust to be treated as a "taxable REIT subsidiary," provided that, in the aggregate, a real estate investment trust's total investment in its taxable REIT subsidiaries does not exceed 20% of the real estate investment trust's total assets, and at least 75% of the real estate investment trust's total assets are real estate or other qualifying assets. In addition, dividends from taxable REIT subsidiaries will be nonqualifying income for purposes of the 75%, but not the 95%, gross income test. Other than certain activities relating to lodging and health care facilities, a taxable REIT subsidiary may generally engage in any business, including the provision of customary or noncustomary services to tenants of its parent real estate investment trust.

     This new legislation contains provisions generally intended to insure that transactions between a real estate investment trust and its taxable REIT subsidiary occur "at arm's length" and on commercially reasonable terms. These requirements include a provision that prevents a taxable REIT subsidiary from deducting interest on direct or indirect indebtedness to its parent real estate investment trust if, under a specified series of tests, the taxable REIT subsidiary is considered to have an excessive interest expense level or debt to equity ratio. In some cases the new legislation also imposes a 100% tax on the real estate investment trust if its, or its tenants', rental, service and/or other agreements with its taxable REIT subsidiary are not on arm's length terms.

     This new legislation will require us to monitor our investments in the entities in which we own an interest and, in some circumstances, modify those investments if we own more than 10% of the voting power or value of the outstanding securities of another entity, other than a qualified REIT subsidiary or a taxable REIT subsidiary, as described above. The legislation concerning taxable REIT subsidiaries is generally effective only for taxable years beginning after December 31, 2000.

     We indirectly own an interest in Oregon Real Estate Services, Inc. We and Oregon Real Estate Services, Inc. have jointly elected for it to be treated as a taxable REIT subsidiary. As a result, our ownership of securities of Oregon Real Estate Services, Inc. will not be subject to the 10% asset test described above, and its operations will be subject to the provisions described above which are applicable to a taxable REIT subsidiary.

     Annual distribution requirements. To maintain our qualification as a real estate investment trust, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

     - 90% (95% for taxable years ending before January 1, 2001) of our "REIT taxable income"; and

     - 90% (95% for taxable years ending before January 1, 2001) of our after tax net income, if any, from foreclosure property; minus

     - the excess of the sum of specified items of our noncash income items over 5% of "REIT taxable income" as described below.

Our "REIT taxable income" is computed without regard to the dividends paid deduction and our net capital gain. In addition, for purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount on purchase money debt, or a like-kind exchange that is later determined to be taxable.

     In addition, if we dispose of any asset we acquired from a corporation which is or has been a C corporation in a transaction in which our basis in the asset is determined by reference to the basis of the asset in the hands of that C corporation, within the ten-year period following our acquisition of such asset, we would be required to distribute at least 90% (95% for taxable years ending before January 1, 2001) of the after-tax gain, if any, we recognized on the disposition of the asset, to the extent that gain does not exceed the excess of (a) the fair market value of the asset on the date we acquired the asset over
(b) our adjusted basis in the asset on the date we acquired the asset.

     We must pay these distributions in the taxable year to which they relate, or in the following taxable year if they are declared before we timely file our tax return for that year and paid on or before the first regular dividend payment following their declarations. Except as provided below, these distributions are taxable to our stockholders, other than tax-exempt entities in the year in which paid. This is so even though these distributions relate to the prior year for purposes of our 90% distribution requirement. The amount distributed must not be preferential. To avoid being preferential, every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated other than according to its dividend rights as a class. To the extent that we do not distribute all of our net capital gain or distribute at least 90% (95% for taxable years ending before January 1, 2001), but less than 100%, of our "REIT taxable income," as adjusted, we will be required to pay tax on this income at regular ordinary and capital gain corporate tax rates. We believe we have made, and intend to continue to make, timely distributions sufficient to satisfy these annual distribution requirements.

     We expect that our "REIT taxable income" will be less than our cash flow because of depreciation and other non-cash charges included in computing our "REIT taxable income." Accordingly, we anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy our distribution requirements. However, we may not have sufficient cash or other liquid assets to meet these distribution requirements because of timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining our taxable income. If these timing differences occur, we may need to arrange for short-term, or possibly long-term, borrowings or need to pay dividends in the form of taxable stock dividends in order to meet the distribution requirements.

     We may be able to rectify an inadvertent failure to meet the 90% distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which we may include in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

     In addition, we will be required to pay a 4% excise tax on the excess of the required distribution over the amounts, if any, by which our actual distributions during a calendar year are less than the sum of 85% of our ordinary income for the year, 95% of our capital gain net income for the year plus, in each case, any undistributed ordinary income or capital gain net income, as the case may be, from prior periods. Any taxable income or net capital gain income on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating the tax.

     Distributions with declaration and record dates falling in the last three months of the calendar year, which are paid to our stockholders by the end of January immediately following that year, will be treated for federal income tax purposes as having been paid on December 31 of the prior year.

FAILURE TO QUALIFY

     If we fail to qualify for taxation as a real estate investment trust in any taxable year, and the relief provisions of the Internal Revenue Code do not apply, we will be required to pay tax, including any alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a real estate investment trust will not be deductible by us and we will not be required to distribute any amounts to our stockholders. As a result, we anticipate that our failure to qualify as a real estate investment trust would reduce the cash available for distribution by us to our stockholders. In addition, if we fail to qualify as a real estate investment trust, all distributions to stockholders will be taxable at ordinary income rates to the extent of our current and accumulated earnings and profits. In this event, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a real estate investment trust for the four taxable years following the year in which we lose our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

TAX ASPECTS OF THE PARTNERSHIPS

     General. We currently own interests in several partnerships and may own interests in additional partnerships in the future. Our ownership of an interest in such partnerships involves special tax considerations. These special tax considerations include, for example, the possibility that the IRS might challenge the status of one or more of the partnerships in which we own an interest as partnerships, as opposed to associations taxable as corporations, for federal income tax purposes. If a partnership in which we own an interest, or one or more of its subsidiary partnerships, were treated as an association, it would be taxable as a corporation and therefore be subject to an entity-level tax on its income. In this situation, the character of our assets and items of gross income would change, and could prevent us from satisfying the real estate investment trust asset tests and/or the real estate investment trust income tests. This, in turn, would prevent us from qualifying as a real estate investment trust. In addition, a change in the tax status of one or more of the partnerships in which we own an interest might be treated as a taxable event. If so, we might incur a tax liability without any related cash distributions.

     Treasury Regulations that apply for tax periods beginning on or after January 1, 1997, provide that a domestic business entity not otherwise organized as a corporation and which has at least two members may elect to be treated as a partnership for federal income tax purposes. Unless it elects otherwise, an eligible entity in existence prior to January 1, 1997, will have the same classification for federal income tax purposes that it claimed under the entity classification Treasury Regulations in effect prior to this date. In addition, an eligible entity which did not exist or did not claim a classification prior to January 1, 1997, will be classified as a partnership for federal income tax purposes unless it elects otherwise. All of the partnerships in which we own an interest intend to claim classification as partnerships under these Treasury Regulations. As a result, we believe that these partnerships will be classified as partnerships for

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federal income tax purposes. The treatment described above also applies with respect to our ownership of interests in limited liability companies that are treated as partnerships for tax purposes.

     Allocations of Income, Gain, Loss and Deduction. A partnership or limited liability company agreement will generally determine the allocation of income and losses among partners or members. These allocations, however, will be disregarded for tax purposes if they do not comply with the provisions of
Section 704(b) of the Internal Revenue Code and the Treasury Regulations. Generally, Section 704(b) of the Internal Revenue Code and the related Treasury Regulations require that partnership and limited liability company allocations respect the economic arrangement of the partners and members. If an allocation is not recognized for federal income tax purposes, the relevant item will be reallocated according to the partners' or members' interests in the partnership or limited liability company. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners or members with respect to such item. The allocations of taxable income and loss in each of the partnerships and limited liability companies in which we own an interest are intended to comply with the requirements of Section 704(b) of the Internal Revenue Code and the Treasury Regulations thereunder.

     Tax Allocations With Respect to the Properties. Under Section 704(c) of the Internal Revenue Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership or limited liability company in exchange for an interest in the partnership or limited liability company must be allocated in a manner so that the contributing partner or member is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value or book value and the adjusted tax basis of the contributed property at the time of contribution. These allocations are solely for federal income tax purposes. These allocations do not affect the book capital accounts or other economic or legal arrangements among the partners or members. Some of the partnerships and/or limited liability companies in which we own an interest were formed by way of contributions of appreciated property. The relevant partnership and/or limited liability company agreements require that allocations be made in a manner consistent with Section 704(c) of the Internal Revenue Code.

EARNINGS AND PROFITS DISTRIBUTION REQUIREMENTS

     A real estate investment trust is not permitted to have accumulated earnings and profits attributable to non-real estate investment trust years. A real estate investment trust has until the close of its first taxable year in which it has non-real estate investment trust earnings and profits to distribute all such earnings and profits. Our failure to comply with this rule would require that we pay a "deficiency dividend" to our stockholders, and interest to the Internal Revenue Service, to distribute any remaining earnings and profits. A failure to make this deficiency dividend distribution would result in the loss of our real estate investment trust status. See "-- Failure to Qualify." As part of the transactions consummated in connection with our formation and initial public offering in August 1997, we may have acquired earnings and profits attributable to non-real estate investment trust years from certain of Revenue Properties (U.S.), Inc.'s wholly-owned subsidiaries. While not free from doubt, we believe, and intend to take the position, that the earnings and profits of the Revenue Properties (U.S.), Inc. subsidiaries remained with the Revenue Properties (U.S.), Inc. affiliated group and were not acquired by us. For purposes of applying the rules requiring the distribution of non-real estate investment trust earnings and profits, however, we have assumed that the earnings and profits of the Revenue Properties (U.S.), Inc. subsidiaries did carry over to us, and therefore that we were required to have distributed, or been deemed to have distributed, those earnings and profits prior to the end of 1997 in order to avoid a loss of our status as a real estate investment trust in 1997. The calculation of the amount of Revenue Properties (U.S.), Inc. earnings and profits that we would have acquired, and the amount of distributions necessary to distribute those earnings and profits, is subject to challenge by the IRS. However, even if the IRS should challenge our calculation of the amount of acquired earnings and profits, we believe that we did not have earnings and profits attributable to non-real estate investment trust years as of the close of 1997, and therefore that we satisfied this distribution requirement for 1997. See "-- Failure to Qualify."

     Tax Liabilities and Attributes Inherited from Western Properties. Recently, we acquired in a merger certain assets and subsidiaries of Western Properties Trust, a California real estate investment trust. If, prior to this transaction, Western Properties Trust failed to qualify as a real estate investment trust in any taxable year, it would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Unless statutory relief provisions apply, Western Properties Trust would be disqualified from treatment as a real estate investment trust for the four taxable years following the year during which it lost qualification. As successor-in-interest to Western Properties Trust, we would be required to pay this tax. In addition, the built-in gain rules described above would apply with respect to any assets we acquired from Western Properties Trust. In that case, if we were not to make an election under Treasury Regulation section 1.337(d)-5T, Western Properties would recognize taxable gain as a result of the transaction under the built-in gain rules, even though the transaction otherwise qualified as a tax-free reorganization under the Internal Revenue Code. We would be liable for any tax due with respect to the gain described above. We intend, however, to make a protective election under Treasury Regulation section 1.337(d)-5T with respect to the merger to prevent the recognition of this gain. Even having made this election, under these circumstances, if we disposed of any of the assets acquired from Western Properties Trust during the ten-year period following the transaction, any resulting gain, to the extent of the built-in gain at the time of the merger, would be subject to tax at the highest corporate tax rate under the built-in gain rules. In addition, if Western Properties Trust failed to qualify as a real estate investment trust for any year, then it is possible that we would have acquired undistributed C corporation earnings and profits from Western Properties Trust. If we failed to distribute these C corporation earnings and profits prior to the end of the taxable year in which the merger occurred, we would be required to distribute them through a deficiency dividend or fail to qualify as a real estate investment trust.

TAXATION OF NOTE HOLDERS

     Scope of Discussion. This general discussion of certain United States federal income tax consequences applies to you if you are a United States holder and acquire the notes at original issue for cash and hold the notes as a "capital asset," generally, for investment, as defined in section 1221 of the Internal Revenue Code. This summary, however, does not consider state, local or foreign tax laws. In addition, it does not include all of the rules which may affect the United States tax treatment of your investment in the notes. For example, special rules not discussed here may apply to you if you are:

     - not a United States holder;

     - a broker-dealer, a dealer in securities or a financial institution;

     - an S corporation;

     - a bank;

     - a thrift;

     - an insurance company;

     - a tax-exempt organization;

     - subject to the alternative minimum tax provisions of the Internal Revenue Code;

     - holding the notes as part of a hedge, straddle or other risk reduction or constructive sale transaction;

     - a person with a "functional currency" other than the U.S. dollar; or

     - a United States expatriate.

     This discussion only represents our best attempt to describe certain federal income tax consequences that may apply to you based on current United States federal tax law. This discussion may in the end inaccurately describe the federal income tax consequences which are applicable to you because the law may change, possibly retroactively, and because the Internal Revenue Service or any court may disagree with this discussion.

     THIS SUMMARY MAY NOT COVER YOUR PARTICULAR CIRCUMSTANCES BECAUSE IT DOES NOT CONSIDER FOREIGN, STATE OR LOCAL TAX RULES, DISREGARDS CERTAIN FEDERAL TAX RULES, AND DOES NOT DESCRIBE FUTURE CHANGES IN FEDERAL TAX RULES. PLEASE CONSULT YOUR TAX ADVISOR RATHER THAN RELYING ON THIS GENERAL DESCRIPTION.

UNITED STATES HOLDERS

     If you are a "United States holder," as defined below, this section applies to you. Otherwise, the next section, "Non-United States Holders," applies to you.

     Definition of United States Holder. You are a "United States holder" if you hold the notes and you are:

     - a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the "substantial presence" test under section 7701(b) of the Internal Revenue Code;

     - a corporation, partnership, or limited liability company created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia, except that under regulations to be published, certain partnerships created or organized under foreign law may be classified as domestic partnerships if that classification is appropriate;

     - an estate, the income of which is subject to United States federal income tax regardless of its source;

     - a trust, if a United States court can exercise primary supervision over the administration of the trust and one or more United States persons can control all substantial decisions of the trust, or if the trust was in existence on August 20, 1996 and has elected to continue to be treated as a United States person; or

     - otherwise subject to United States federal income tax on your worldwide income on a net income basis.

     Taxation of Stated Interest. You generally must include interest on the notes in your federal taxable income as ordinary income:

     - when it accrues, if you use the accrual method of accounting for United States federal income tax purposes; or

     - when you receive it, if you use the cash method of accounting for United States federal income tax purposes.

     Sale or Other Taxable Disposition of the Notes. You must recognize taxable gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note. The amount of your gain or loss equals the difference between the amount you receive for the note in cash or other property, valued at fair market value, minus the amount attributable to accrued interest on the note, minus your adjusted tax basis in the note. Your initial tax basis in a note equals the price you paid for the note.

     Your gain or loss generally will be long-term capital gain or loss if you have held the note for more than one year. Otherwise, it will be a short-term capital gain or loss. Payments attributable to accrued interest which you have not yet included in income will be taxed as ordinary interest income. The maximum rate of tax on long term capital gain on most capital assets held by an individual is 20%. The deductibility of capital losses is subject to limitations.

TAXATION OF NON-UNITED STATES HOLDERS

     This prospectus does not address the rules governing U.S. federal income taxation of the ownership and disposition of our notes by persons that are non-United States holders. When we use the term "non-United States holder" we mean holders who are not United States holders. Non-United States holders should consult their tax advisors concerning the federal income tax consequences to them of an acquisition of our notes, including the federal income tax treatment of dispositions of such notes and the receipt of distributions from us.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     We will, where required, report to the United States holders of notes and the Internal Revenue Service the amount of any interest paid on the notes in each calendar year and the amounts of tax withheld, if any, from those payments. Under section 3406 of the Internal Revenue Code and applicable Treasury regulations, a United States holder of a note may be subject to backup withholding at the rate of 31% with respect to payments made on the notes as well as proceeds from the disposition of the notes unless the holder (i) is a corporation or comes within other exempt categories and, when required, demonstrates this fact, or (ii) provides a tax identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. Amounts paid as backup withholding do not constitute an additional tax and will be credited against the United States holder's United States federal income tax liabilities, so long as the required information is provided to the Internal Revenue Service. A United States holder of the notes who does not provide the payor with his or her correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service.

OTHER TAX CONSEQUENCES

     We may be required to pay state or local taxes in various state or local jurisdictions, including those in which we transact business. Holders of our notes may be required to pay state or local taxes in various state or local jurisdictions, including those in which they reside. Our state and local tax treatment may not conform to the federal income tax consequences summarized above. In addition, your state and local tax treatment may not conform to the federal income tax consequences summarized above. You should consult your tax advisor regarding the effect of state and local tax laws on an investment in our notes.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an underwriting agreement dated April 6, 2001, we have agreed to sell to the underwriters named below for whom Credit Suisse First Boston Corporation and Banc of America Securities LLC are acting as representatives, the following respective principal amounts of the notes:

                                                               PRINCIPAL
                        UNDERWRITER                              AMOUNT
                        -----------                           ------------
Credit Suisse First Boston Corporation......................  $ 60,000,000
Banc of America Securities LLC..............................    45,000,000
CIBC World Markets Corp. ...................................     7,500,000
Dresdner Kleinwort Benson North America LLC.................     7,500,000
A.G. Edwards & Sons, Inc. ..................................     7,500,000
First Union Securities, Inc. ...............................     7,500,000
McDonald Investments Inc. ..................................     7,500,000
UBS Warburg LLC.............................................     7,500,000
                                                              ------------
  Total.....................................................  $150,000,000
                                                              ============

     The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering of notes may be terminated.

     The underwriters propose to offer the notes initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of 0.40% of the principal amount per note. The underwriters and selling group members may allow a discount of 0.25% of the principal amount per note on sales to other broker/dealers. After the initial public offering the underwriters may change the public offering price and concession and discount to broker/dealers.

     We estimate that our out of pocket expenses for this offering will be approximately $175,000.

     The notes are a new issue of securities with no established trading market. One or more of the underwriters intend to make a secondary market for the notes. However, they are not obligated to do so and may discontinue making a secondary market for the notes at any time without notice. No assurance can be given as to how liquid the trading market for the notes will be.

     We intend to use more than 10% of the net proceeds from the sale of the notes to repay indebtedness owed by us to Bank of America, N.A.; Dresdner Bank AG, New York and Grand Cayman Branches; First Union National Bank; and Keybank National Association, affiliates of the underwriters. Accordingly, the offering is being made in compliance with the requirements of Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc.

     We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

     In connection with the offering the underwriters, may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

     - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

     - Over-allotment involves sales by the underwriters of notes in excess of the principal amount of the notes the underwriters are obligated to purchase, which creates a syndicate short position.

     - Syndicate covering transactions involve purchases of notes in the open market after the distribution has been completed in order to cover syndicate short positions. The underwriters' short position can only be closed out by buying notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

     - Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the notes originally sold by such syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

     Bank of America, N.A., an affiliate of Banc of America Securities LLC, is the sole lender under our term loan and is a lender under our unsecured credit facility. Dresdner Bank AG, New York and Grand Cayman Branches, an affiliate of Dresdner Kleinwort Benson North America LLC; First Union National Bank, an affiliate of First Union Securities, Inc.; and Keybank National Association, an affiliate of McDonald Investments, are lenders under our unsecured credit facility. We expect to use a portion of the proceeds from the sale of the notes to repay the outstanding borrowings under the term loan and a portion of the outstanding borrowings under the unsecured credit facility. See "Use of Proceeds". Bank of America, N.A. will receive the full share (100%) of the amounts paid in repayment of our term loan and Bank of America, N.A.; Dresdner Bank AG, New York and Grand Cayman Branches; First Union National Bank; and Keybank National Association will receive their proportionate shares (16.0%, 11.7%, 16.0% and 11.3%, respectively) of the amounts paid in repayment of the unsecured credit facility. The decision of the underwriters to distribute the notes was made independent of the lenders with which Banc of America Securities LLC, Dresdner Kleinwort Benson North America LLC, First Union Securities, Inc. and McDonald Investments are affiliated, which lenders had no involvement in determining whether or when to distribute the notes under this offering or the terms of this offering. The underwriters, exclusive of any affiliate that will receive proceeds from the offering as described above, will not receive any benefit from this offering other than their respective portions of the discounts and commissions described in this prospectus.

     Credit Suisse First Boston Corporation will make securities available for distribution on the Internet through a proprietary Web site and/or a third-party system operated by Market Axess Inc., an Internet-based communications technology provider. Market Axess Inc. is providing the system as a conduit for communications between Credit Suisse First Boston Corporation and its customers and is not a party to any transactions. Market Axess Inc. will not function as an underwriter or agent of the issuer, nor will Market Axess Inc. act as a broker for any customer of Credit Suisse First Boston Corporation. Market Axess Inc., a registered broker-dealer, will receive compensation from Credit Suisse First Boston Corporation based on transactions the underwriter conducts through the system. Credit Suisse First Boston Corporation will make securities available to its customers through the Internet distributions, whether made through a proprietary or third party system, on the same terms as distributions made through other channels.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the notes in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of notes are made. Any resale of the notes in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the notes.

REPRESENTATIONS OF PURCHASERS

     By purchasing notes in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that

     - the purchaser is entitled under applicable provincial securities laws to purchase the notes without the benefit of a prospectus qualified under those securities laws,

     - where required by law, that the purchaser is purchasing as principal and not as agent, and

     - the purchaser has reviewed the text above under Resale Restrictions.

RIGHTS OF ACTION (ONTARIO PURCHASERS)

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

     All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgement obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

     A purchaser of notes to whom the Securities Act (British Columbia) applies is advised that the purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any notes acquired by the purchaser in this offering. The report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one report must be filed for notes acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the notes in their particular circumstances and about the eligibility of the notes for investment by the purchaser under relevant Canadian legislation.

                                    EXPERTS

     The consolidated financial statements and Schedule III of Pan Pacific Retail Properties, Inc. as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Western Properties Trust as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     Latham & Watkins, Costa Mesa, California will pass upon certain legal matters relating to the issuance and sale of the notes on behalf of the Company, including certain legal matters described under "Material United States Federal Income Tax Considerations." Certain other legal matters relating to Maryland law will be passed upon by Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland, special counsel to Pan Pacific. Milbank, Tweed, Hadley & McCloy LLP, New York, New York, will pass upon certain legal matters for the underwriters.

PROSPECTUS

                                  $400,000,000

                      PAN PACIFIC RETAIL PROPERTIES, INC.

                DEBT SECURITIES, COMMON STOCK, PREFERRED STOCK,
                         DEPOSITARY SHARES AND WARRANTS

     Pan Pacific Retail Properties, Inc., a Maryland corporation (the "Company"), may from time to time offer in one or more series or classes (i) its debt securities (the "Debt Securities"), (ii) shares of its Common Stock, $.01 par value per share (the "Common Stock"), (iii) shares of its Preferred Stock, $.01 par value per share (the "Preferred Stock"), (iv) shares of Preferred Stock represented by Depositary Shares (the "Depositary Shares"), and (v) warrants to purchase Common Stock or Preferred Stock (the "Warrants") in amounts, at prices and on terms to be determined at the time of offering, with an aggregate public offering price of up to $400,000,000 (or its equivalent in another currency based on the exchange rate at the time of sale). The Debt Securities, the Common Stock, the Preferred Stock, the Depositary Shares and the Warrants (collectively, the "Offered Securities") may be offered, separately or together, in separate series, in amounts, at prices and on terms to be set forth in one or more supplements to this Prospectus (each, a "Prospectus Supplement").

     The specific terms of the Offered Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Debt Securities, the specific title, aggregate principal amount, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner and calculation thereof) and time of payment of interest, terms for redemption at the Company's option or repayment at the holder's option, terms for sinking fund payments, terms for conversion into shares of Preferred Stock or Common Stock, covenants and any initial public offering price; (ii) in the case of Common Stock, the specific title and stated value and any initial public offering price, (iii) in the case of Preferred Stock, the specific designation, preferences, conversion and other rights, voting powers, restrictions, limitations as to transferability, dividends and other distributions and terms and conditions of redemption and any initial public offering price; (iv) in the case of the Depositary Shares, the fractional share of Preferred Stock represented by each such Depositary Share; and (v) in the case of Warrants, the duration, offering price, exercise price and detachability. In addition, such specific terms may include limitations on actual, beneficial or constructive ownership and restrictions on transfer of the Offered Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust ("REIT") for federal income tax purposes. See "Restrictions on Ownership and Transfer of Capital Stock."

     The applicable Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by such Prospectus Supplement.

     The Offered Securities may be offered directly, through agents designated from time to time by the Company, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Offered Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Offered Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such series of Offered Securities.
                               ------------------

     See "Risk Factors" beginning on page 6 for certain factors relevant to an investment in the Offered Securities.
                               ------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                               ------------------

                 The date of this Prospectus is October 5, 1998

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith the Company files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed can be inspected and copied at the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission. The address of the Commission's site is http://www.sec.gov. In addition, the Company's Common Stock is listed on the New York Stock Exchange and similar information concerning the Company can be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") (of which this Prospectus is a part) under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Offered Securities. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus, in any Prospectus Supplement or in any document incorporated by reference herein or therein, as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to, or incorporated by reference in, the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Offered Securities, reference is hereby made to the Registration Statement and such exhibits and schedules which may be obtained from the Commission at its principal office in Washington, D.C., upon payment of the fees prescribed by the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The documents listed below have been filed by the Company under the Exchange Act with the Commission and are incorporated herein by reference:

          (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1997;

          (b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;

          (c) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998;

          (d) The Company's Current Report on Form 8-K filed by the Company with the Commission on October 2, 1998; and

          (e) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A (No. 001-13243), including any subsequently filed amendments and reports filed for the purpose of updating such description.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part of it from the respective dates of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

     Copies of all documents which are incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus and the applicable Prospectus Supplement are delivered upon written or oral request. Requests should be directed to the Chief Financial Officer, Pan Pacific Retail Properties, Inc., 1631-B South Melrose Drive, Vista, California 92083, telephone number (760) 727-1002.

                                  THE COMPANY

GENERAL

     Pan Pacific Retail Properties, Inc., a Maryland corporation (the "Company"), is a self-administered and self-managed real estate investment trust ("REIT") formed in April 1997 to continue and expand the acquisition, ownership, management, leasing and development business of Pan Pacific Development (U.S.) Inc. ("PPD") and its affiliates. The Company's portfolio consists principally of community and neighborhood shopping centers predominantly located in four key western U.S. markets. As of September 1, 1998, the Company owned or controlled a portfolio of 45 shopping center properties of which 41 are located in the western United States including 11 in Northern California, 9 in Southern California, 6 in Las Vegas, Nevada and 15 in the Pacific Northwest (Washington and Oregon).

     The Company employs personnel in the areas of administration, accounting services, property management, maintenance, design, leasing, acquisitions and business development. The Company's executive offices are located at 1631-B South Melrose Drive, Vista, California, and its telephone number is (760) 727-1002. In addition to personnel located at its executive offices, the Company operates regional offices in Las Vegas, Nevada; Kent, Washington; Chino, California; and Sacramento, California. Each of the regional offices is responsible for property maintenance, management and leasing.

     The Company was incorporated as a Maryland corporation in April 1997 and in August 1997 completed its initial public offering of Common Stock, which is listed on the New York Stock Exchange under the symbol "PNP."

BUSINESS STRATEGIES

     The Company's business strategies involve three fundamental practices: (i) owning and operating shopping centers in select key markets with strong economic and demographic characteristics in order to establish and maintain a portfolio of real estate assets with stable income and the potential for long-term growth;
(ii) developing local and regional market expertise through the hands-on participation of senior management in property operations and leasing in order to capitalize on market trends, retailing trends and acquisition opportunities; and (iii) establishing and maintaining a diversified and complementary tenant mix with an emphasis on tenants that provide day-to-day consumer necessities in order to provide steady rental revenue.

     Through its regional offices, the Company implements its business strategies by (i) its on-going analysis of regional and submarket demographic, economic and retailing trends; (ii) developing and maintaining relationships with key retailers, real estate brokers and financial institutions; (iii) emphasizing tenant satisfaction and retention through its proactive communication with tenants, community oriented marketing activities and comprehensive maintenance programs; and (iv) applying aggressive cost control practices and by capitalizing on cost reduction and economy of scale opportunities arising from the size and proximity of its properties within each region.

GROWTH STRATEGIES

     The Company seeks to continue to utilize its in-depth market knowledge within its four key markets to pursue its strategy of opportunistic acquisitions of shopping centers for long-term investment. The Company believes that significant opportunities exist within these markets to acquire shopping center properties that are consistent with its existing portfolio in terms of quality of construction, positive submarket demographics and location attributes and that provide attractive initial capitalization rates with potential for growth in cash flow. The Company further believes it has certain competitive advantages which enhance its ability to identify and capitalize on acquisition opportunities, including: (i) long-standing relationships with institutional and other owners of shopping center properties in the Company's four primary regions; (ii) fully integrated real estate operations which enable the Company to respond quickly to acquisition opportunities and to capitalize on the resulting economies of scale; and (iii) access to capital as a public company.

                                USE OF PROCEEDS

     Unless otherwise indicated in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Offered Securities for general corporate purposes including, without limitation, the acquisition and development of additional properties and the repayment of indebtedness. Net proceeds from the sale of the Offered Securities initially may be temporarily invested in short-term securities.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth ratios of earnings to fixed charges for the periods shown. The results of operations for the six months ended June 30, 1998 relate solely to the Company. The results of operations used to compute the ratio for the year ended December 31, 1997 include those of the Company from August 13, 1997 through December 31, 1997 and those of Pan Pacific Development Properties (described below) for the period from January 1, 1997 through August 12, 1997. The results of operations for the years ended December 31, 1996, 1995, 1994 and 1993 are the combined historical results of operations of Pan Pacific Development Properties, which is not a legal entity, but consists solely of the accounts of PPD related to the ownership, management and leasing of its neighborhood and community shopping centers and medical office building. All of the accounts of PPD unrelated to these activities have been excluded from the combined historical financial statements of Pan Pacific Development Properties.

                                                 YEAR ENDED DECEMBER 31,
                                        -----------------------------------------
    SIX MONTHS ENDED JUNE 30, 1998      1997     1996     1995     1994     1993
    ------------------------------      -----    -----    -----    -----    -----
2.25x.................................  1.64x    1.01x    N/A(1)   N/A(1)   N/A(1)

-------------------------
(1) Earnings were inadequate to cover fixed charges for the years ended December 31, 1995, 1994 and 1993. The dollar amount of the coverage deficiency was $1,421,000, $3,784,000 and $122,000 for the years ended December 31, 1995,
    1994 and 1993, respectively.

     The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of income before extraordinary items and fixed charges included in expense. Fixed charges consist of interest costs, whether expensed or capitalized, and the amortization of debt issuance costs. To date, the Company has not issued any Preferred Stock; therefore, the ratios of earnings to fixed charges and preferred share dividends are the same as the ratios presented above.

     This Prospectus contains statements which constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). When used in this Prospectus, the words "may", "will", "expect", "anticipate," "continue", "estimate", "project", "intend" and similar expressions are intended to identify forward-looking statements regarding events, conditions, and financial trends that may affect the Company's future plans of operations, business strategy, results of operations and financial position. Prospective investors are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, and that actual results may differ materially from those included within the forward-looking statements as a result of various factors.

                                  RISK FACTORS

     In addition to the other information contained or incorporated by reference in this Prospectus (including the information contained in the Company's Annual Report on Form 10-K under the heading "Certain Cautionary Statements") or in any accompanying Prospectus Supplement, prospective investors should carefully consider the following factors before investing in the securities offered hereby.

EFFECT ON COMMON STOCK PRICE OF FUTURE SALES OF PLEDGED SHARES

     Sales of a substantial number of shares of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices of the Common Stock. As of September 1, 1998, PPD and its subsidiaries, affiliates of the Company, own 10,808,012 shares of Common Stock (the "Pledged Shares"), representing approximately 51.1% of the Company's total outstanding shares of Common Stock as of that date, which have been pledged to Prudential Securities Credit Corporation ("Lender") to secure revolving credit loans extended to PPD pursuant to a credit agreement with the Lender (the "Credit Agreement") in connection with the formation of the Company and the completion of its initial public offering in August 1997 (the "IPO"). There are a number of restrictions, however, on the ability of PPD and its subsidiaries to sell their respective shares of Common Stock.

     First, pursuant to contractual agreements with the Lender, PPD and its subsidiaries have agreed not to sell the Pledged Shares until their respective obligations under the Credit Agreement have been satisfied. The revolving credit loans extended to PPD and its subsidiaries by Lender pursuant to the Credit Agreement mature on August 13, 2000.

     Second, PPD has agreed pursuant to a lock-up agreement with the underwriters of the Company's IPO in August 1997 (the "Lock-up Agreement") not to, directly or indirectly, without the prior written consent of Prudential Securities Incorporated (the lead underwriter of the IPO), offer, sell, offer to sell, contract to sell, pledge (except to the Lender pursuant to the Credit Agreement), grant any option to purchase or otherwise sell or dispose of any shares of Common Stock of the Company until August 2000 (three years after the consummation of the IPO); provided, however, that the Lock-up Agreement applies to only 4,162,702 shares of Common Stock owned by PPD (representing approximately 38.5% of PPD's interest in the Company as of September 1, 1998) due to certain tax considerations affecting the Company. Prudential Securities Incorporated may, in its sole discretion, at any time and without notice, release all or any portion of the shares of Common Stock subject to the Lock-up Agreement.

     Third, the shares of Common Stock owned by PPD are "restricted" securities under the meaning of Rule 144 promulgated under the Securities Act ("Rule 144"). Therefore, so long as PPD remains an affiliate of the Company, PPD may only sell its shares of Common Stock in accordance with the volume limitations, manner of sale provisions, public information requirements and notice requirements specified in Rule 144 or pursuant to a registration statement covering the resale of such shares. Generally speaking, the number of shares of Common Stock which may be sold pursuant to Rule 144 during any consecutive three month period shall not exceed the greater of (i) 1% of the shares of Common Stock outstanding, or (ii) the average weekly trading volume in such shares of Common Stock reported on all national securities exchanges and/or reported through the automated quotation system of a registered securities association for the four calendar weeks specified in Rule 144. In addition to the foregoing, PPD holds certain registration rights granted by the Company in connection with its IPO which obligate the Company to file and generally keep continuously effective, beginning in August 2000 (three years after the completion of the IPO and following the termination of the Lock-up Agreement), a registration statement permitting the resale by PPD of shares of Common Stock it then owns.

     Prior to the satisfaction by PPD and its subsidiaries of their obligations under the Credit Agreement and in the event there is an uncured default by PPD and its subsidiaries thereunder, the Lender may sell all or any portion of the Pledged Shares as its remedy for such default. Resales of Pledged Shares by the Lender, however, are not subject to any restrictions under the Lock-up Agreement.

     No prediction can be made about the effect that future sales, if any, of the Pledged Shares by either the Lender or PPD in accordance with the foregoing will have on the market price of the Common Stock.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

     The Debt Securities will be direct obligations of the Company, which may be secured or unsecured, and which may be senior or subordinated indebtedness of the Company. The Debt Securities may be issued under one or more indentures, each dated as of a date on or before the issuance of the Debt Securities to which it relates and in the form that has been filed as an exhibit to the Registration Statement of which this Prospectus is a part or incorporated by reference herein by means of a post-effective amendment to the Registration Statement or a Form 8-K, subject to such amendments or supplements as may be adopted from time to time. Each such indenture (collectively, the "Indenture") will be entered into between the Company and a trustee (the "Trustee"), which may be the same Trustee. The Indenture will be subject to, and governed by, the Trust Indenture Act of 1939, as amended. The statements made hereunder relating to the Indenture and the Debt Securities are summaries of certain anticipated provisions thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture and such Debt Securities. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Indenture.

TERM

     The particular terms of the Debt Securities offered by a Prospectus Supplement will be described in the particular Prospectus Supplement, along with any applicable modifications of or additions to the general terms of the Debt Securities as described herein and in the applicable Indenture. Accordingly, for a description of the terms of any series of Debt Securities, reference must be made to both the Prospectus Supplement relating thereto and the description of the Debt Securities set forth in this Prospectus. To the extent that any particular terms of the Debt Securities described in a Prospectus Supplement differ from any of the terms described herein, then such terms described herein shall be deemed to have been superseded by such Prospectus Supplement.

     Except as set forth in any Prospectus Supplement, the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time by the Company's Board of Directors or as set forth in the applicable Indenture or one or more indentures supplemental to the Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series.

     Each Indenture will provide that the Company may, but need not, designate more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under an Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series. If two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a Trustee of a trust under the applicable Indenture separate and apart from the trust administered by any other Trustee and, except as otherwise indicated herein, any action described herein to be taken by a Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the applicable Indenture.

     The following summaries set forth certain general terms and provisions of the Indenture and the Debt Securities. The Prospectus Supplement relating to the series of Debt Securities being offered will contain further terms of such Debt Securities, including the following specific terms:

          (1) the title of such Debt Securities;

          (2) the aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

          (3) the price (expressed as a percentage of the principal amount thereof) at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or (if applicable) the portion of the principal amount of such Debt Securities that is convertible into Common Stock or Preferred Stock, or the method by which any such portion shall be determined;

          (4) if convertible, the terms on which such Debt Securities are convertible, including the initial conversion price or rate and conversion period and, in connection with the preservation of the Company's status as a REIT, any applicable limitations on the ownership or transferability of the Common Stock or the Preferred Stock into which such Debt Securities are convertible;

          (5) the date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;

          (6) the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

          (7) the date or dates, or the method for determining such date or dates, from which any interest will accrue, the dates upon which any such interest will be payable, the record dates for payment of such interest, or the method by which any such dates shall be determined, the persons to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

          (8) the place or places where the principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, where such Debt Securities may be surrendered for conversion or registration of transfer or exchange and where notices or demands to or upon the Company in respect of such Debt Securities and the Indenture may be served;

          (9) the period or periods, if any, within which, the price or prices at which and the terms and conditions upon which such Debt Securities may be redeemed, as a whole or in part, at the Company's option;

          (10) the obligation, if any, of the Company to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

          (11) if other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

          (12) whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not, be based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;

          (13) whether such Debt Securities will be issued in certificated and/or book-entry form, and, if so, the identity of the depositary for such Debt Securities;

          (14) whether such Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and terms and conditions relating thereto;

          (15) the applicability, if any, of the defeasance and covenant defeasance provisions described herein or set forth in the applicable Indenture, or any modification thereof;

          (16) any deletions from, modifications of or additions to the events of default or covenants of the Company with respect to such Debt Securities;

          (17) whether and under what circumstances the Company will pay any Additional Amounts on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such Debt Securities in lieu of making such payment;

          (18) the subordination provisions, if any, relating to such Debt Securities;

          (19) the provisions, if any, relating to any security provided for such Debt Securities; and

          (20) any other terms of such Debt Securities.

     If so provided in the applicable Prospectus Supplement, the Debt Securities may be issued at a discount below their principal amount and provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). In such cases, any material U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

DENOMINATIONS, INTEREST, REGISTRATION AND TRANSFER

     Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series will be issuable in denominations of $1,000 and integral multiples thereof. Unless otherwise described in the applicable Prospectus Supplement, the principal of (and premium, if any) and interest on any series of Debt Securities will be payable at the applicable Trustee's corporate trust office, the address of which will be set forth in the applicable Prospectus Supplement; provided, however, that, unless otherwise provided in the applicable Prospectus Supplement, at the Company's option, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such Debt Securities or by wire transfer of funds to such person at an account maintained within the United States.

     Subject to certain limitations imposed on Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for any authorized denomination of other Debt Securities of the same series and of a like aggregate principal amount and tenor upon surrender of such Debt Securities at the office of any transfer agent designated by the Company for such purpose. In addition, subject to certain limitations imposed on Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for conversion or registration of transfer thereof at the office of any transfer agent designated by the Company for such purpose. Every Debt Security surrendered for conversion, registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer and the person requesting such transfer must provide evidence of title and identity satisfactory to the Company and the applicable transfer agent. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The Company may at any time rescind the designation of any transfer agent appointed with respect to the Debt Securities of any series or approve a change in the location through which any such transfer agent acts, except that the Company will be required to maintain a transfer agent in each place of payment for such series. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities.

     Neither the Company nor any Trustee shall be required to (a) issue, register the transfer of or exchange Debt Securities of any series if such Debt Security may be among those selected for redemption during a period beginning at the opening of business 15 days before the mailing or first publication, as the case may be, of notice of redemption of such Debt Securities and ending at the close of business on (i) if the Debt Securities of such series are issuable only in registered form, the day of mailing of the relevant notice of redemption or
(ii) if the Debt Securities of such series are issuable in bearer form, the day of the first publication of the relevant notice of redemption or, if such Debt Securities are also issuable in registered form and there is no such publication, the day of mailing of the relevant notice of redemption; (b) register the transfer of or exchange any Debt Security in registered form, or portion thereof, so selected for redemption, in whole or in part, except the unredeemed portion of any Debt Security being redeemed in part; or (c) exchange any Debt Security in bearer form so selected for redemption, except in exchange for a Debt Security of such series in registered form that is simultaneously surrendered for redemption; or(d) issue, register the transfer of or exchange any Debt Security that has been surrendered for repayment at the holder's option, except the portion, if any, of such Debt Security not to be so repaid.

MERGER, CONSOLIDATION OR SALE OF ASSETS

     Each Indenture will provide that the Company will not consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any person unless (a) either the Company shall be the continuing entity, or the successor person (if other than the Company) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall be a corporation organized and existing under the laws of the United States or any State thereof and shall expressly assume the Company's obligation to pay the principal of (and premium, if any) and interest on all the Debt Securities issued under such Indenture and the due and punctual performance and observance of all the covenants and conditions contained in such Indenture and in such Debt Securities; (b) immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of the Company or any Subsidiary as a result thereof as having been incurred, and any liens on any property or assets of the Company or any Subsidiary that are incurred, created or assumed as a result thereof as having been created, incurred or assumed, by the Company or such Subsidiary at the time of such transaction, no event of default under the Indenture, and no event that, after notice or the lapse of time, or both, would become such an event of default, shall have occurred and be continuing; and (c) an officers' certificate and legal opinion covering such conditions shall be delivered to the Trustee.

CERTAIN COVENANTS

     EXISTENCE. Except as permitted under "-- Merger, Consolidation or Sale of Assets," each Indenture will require the Company to do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, all material rights (by charter, by-laws and statute) and all material franchises; provided, however, that the Company shall not be required to preserve any right or franchise if its Board of Directors determines that the preservation thereof is no longer desirable in the conduct of its business.

     MAINTENANCE OF PROPERTIES. Each Indenture will require the Company to cause all of its material properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and to cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the Company's judgment may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that the Company and its Subsidiaries shall not be prevented from selling or otherwise disposing of their properties for value in the ordinary course of business.

     INSURANCE. Each Indenture will require the Company to, and to cause each of its Subsidiaries to, keep in force upon all of its properties and operations policies of insurance carried with responsible companies in such amounts and covering all such risks as shall be customary in the industry in accordance with prevailing market conditions and availability.

     PAYMENT OF TAXES AND OTHER CLAIMS. Each Indenture will require the Company to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (a) all taxes, assessments and governmental charges levied or imposed on it or any Subsidiary or on the income, profits or property of the Company or any Subsidiary and (b) all lawful claims for labor, materials and supplies that, if unpaid, might by law become a lien upon the property of the Company or any Subsidiary; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings.

     PROVISION OF FINANCIAL INFORMATION. Whether or not the Company is subject to Section 13 or 15(d) of the Exchange Act, each Indenture will require the Company, within 15 days after each of the respective dates by which the Company would have been required to file annual reports, quarterly reports and other documents with the Commission if the Company were so subject, (a) to transmit by mail to all holders of Debt Securities issued under such Indenture, as their names and addresses appear in the applicable register for such Debt Securities, without cost to such holders, copies of the annual reports, quarterly reports and other documents that the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such Sections, (b) to file with the applicable Trustee copies of the annual reports, quarterly reports and other documents that the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such Sections, and (c) to supply, promptly upon written request and payment of the reasonable cost of duplication and delivery, copies of such documents to any prospective holder of such Debt Securities.

     Except as may otherwise be provided in the Prospectus Supplement relating to any series of Debt Securities, the term "Subsidiary", as used in the Indenture, means with respect to the Company, any other Person of which more than 50% of (i) the equity or other ownership interests or (ii) the total voting power of shares of capital stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, trustees or general or managing partners thereof is at the time owned by the Company or one or more of the other Subsidiaries of the Company or a combination thereof.

     ADDITIONAL COVENANTS. Any additional covenants of the Company with respect to any of the series of Debt Securities will be set forth in the Prospectus Supplement relating thereto.

EVENTS OF DEFAULT, NOTICE AND WAIVER

     Unless otherwise provided in the applicable Indenture, each Indenture will provide that the following events are "events of default" with respect to any series of Debt Securities issued thereunder: (a) default for 30 days in the payment of any installment of interest on any Debt Security of such series; (b) default in the payment of the principal of (or premium, if any, on) any Debt Security of such series when due, whether at stated maturity or by declaration of acceleration, notice of redemption, notice of option to elect repayment or otherwise; (c) default in making any sinking fund payment as required for any Debt Security of such series; (d) default in the performance of any other covenant of the Company contained in the Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), continued for 60 days after written notice to the Company by the Trustee or the holders of at least 25% in principal amount of the outstanding Debt Securities of such series; (e) a default under any bond, debenture, note or other evidence of indebtedness for money borrowed by the Company or any of its Subsidiaries (including obligations under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles, but not including any indebtedness or obligations for which recourse is limited to property purchased) in an aggregate principal amount in excess of $25,000,000 or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company or any of its Subsidiaries (including such leases, but not including such indebtedness or obligations for which recourse is limited to property purchased) in an aggregate principal amount in excess of $25,000,000, whether such indebtedness exists at the date of the relevant Indenture or shall thereafter be created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable or such obligations being accelerated, without such acceleration having been rescinded or annulled; (f) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company or any Significant Subsidiary of the Company; and (g) any other Event of Default provided with respect to a particular series of Debt Securities. The term "Significant Subsidiary" has the meaning ascribed to such term in Regulation S-X promulgated under the Securities Act.

     If an event of default under any Indenture with respect to Debt Securities of any series at the time outstanding occurs and is continuing, then in every such case the applicable Trustee or the holders of not less than 25% in principal amount of the outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount as may be specified in the terms thereof) of all the Debt Securities of that series to be due and payable immediately by written notice thereof to the Company (and to the applicable Trustee if given by the holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable Trustee, the holders of not less than a majority of the principal amount of the outstanding Debt Securities of such series may rescind and annul such declaration and its consequences if (a) the Company shall have deposited with the applicable Trustee all required payments of the principal of (and premium, if any) and interest on the Debt Securities of such series (other than principal and premium, if any, and interest which have become due solely as a result of such acceleration), plus certain fees, expenses, disbursements and advances of the applicable Trustee and (b) all events of default, other than the nonpayment of accelerated principal (or specified portion thereof), premium, if any, and interest with respect to Debt Securities of such series have been cured or waived as provided in the Indenture. Each Indenture will also provide that the holders of not less than a majority in principal amount of the outstanding Debt Securities of any series may waive any past default with respect to such series and its consequences, except a default (y) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or (z) in respect of a covenant or provision contained in such Indenture that cannot be modified or amended without the consent of the holder of each outstanding Debt Security of such series affected thereby.

     Each Indenture will require each Trustee to give notice to the holders of Debt Securities within 90 days of a default under the Indenture unless such default shall have been cured or waived, subject to certain exceptions; provided, however, that such Trustee may withhold notice to the holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if specified Responsible Officers of the Trustee consider such withholding to be in such holders' interest.

     Each Indenture will provide that no holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to the Indenture or for any remedy thereunder, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding Debt Securities of such series, as well as an offer of indemnity reasonably satisfactory to it, and no direction inconsistent with such written request has been given to the Trustee during such 60-day period by holders of a majority in principal amount of the outstanding Debt Securities of such series. This provision will not prevent, however, any holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such Debt Securities at the respective due dates thereof.

     Each Indenture will provide that, subject to provisions in the Trust Indenture Act of 1939 relating to its duties in case of default, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any holders of any series of Debt Securities then outstanding under the Indenture, unless such holders shall have offered to the Trustee reasonable security or indemnity. The holders of not less than a majority in principal amount of the outstanding Debt Securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred upon the Trustee; provided that such direction shall not conflict with any rule of law or the Indenture and the Trustee may refuse to follow any direction that may involve the Trustee in personal liability or that may be unduly prejudicial to the holders of Debt Securities of such series not joining therein.

     Within 120 days after the close of each fiscal year, the Company will be required to deliver to the Trustee a certificate, signed by one of several specified officers, stating whether or not such officer has knowledge of any default under the Indenture and, if so, specifying each such default and the nature and status thereof.

MODIFICATION OF THE INDENTURE

     Modifications and amendments of any Indenture will be permitted with the consent of the holders of not less than a majority in principal amount of all outstanding Debt Securities of each series issued under such Indenture affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each Debt Security affected thereby, (a) change the stated maturity of the principal of, or any installment of principal, interest (or premium, if any) on, any such Debt Security; (b) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment at the option of the holder of any Debt Security (or reduce the amount of premium payable upon any such repayment); (c) change the place of payment, or the coin or currency, for payment of principal of (or premium, if any) or interest on any such Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security when due; (e) reduce the above-stated percentage of outstanding Debt Securities of any series necessary to modify or amend the Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture; or (f) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holder of each outstanding Debt Security affected thereby.

     The holders of a majority in aggregate principal amount of outstanding Debt Securities of any series may, on behalf of all holders of Debt Securities of that series waive, insofar as that series is concerned, compliance by the Company with certain restrictive covenants in the applicable Indenture.

     Modifications and amendments of an Indenture will be permitted to be made by the Company and the Trustee without the consent of any holder of Debt Securities for any of the following purposes: (a) to evidence the succession of another person to the Company as obligor under the Indenture; (b) to add to the covenants of the Company for the benefit of the holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Company in the Indenture; (c) to add events of default for the benefit of the holders of all or any series of Debt Securities; (d) to add or change any provisions of the Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided that such action shall not adversely affect the interests of the holders of the Debt Securities of any series in any material respect; (e) to change or eliminate any provisions of the Indenture, provided that any such change or elimination does not apply to any outstanding Debt Securities of a series created prior to the date of such amendment or supplement that are entitled to the benefit of such provision; (f) to secure the Debt Securities; (g) to establish the form or terms of Debt Securities of any series, including the provisions and procedures, if applicable, for the conversion of such Debt Securities into Common Stock or Preferred Stock; (h) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under the Indenture by more than one Trustee;
(i) to cure any ambiguity, defect or inconsistency in the Indenture or to make any other provisions with respect to matters or questions arising under the Indenture provided, however, that such action shall not adversely affect the interests of holders of Debt Securities of any series in any material respect; or (j) to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance, covenant defeasance and discharge of any series of such Debt Securities, provided, however, that such action shall not adversely affect the interests of the holders of the Debt Securities of any series in any material respect.

     Each Indenture will provide that in determining whether the holders of the requisite principal amount of outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of Debt Securities, (a) the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof, (b) the principal amount of any Debt Security denominated in a foreign currency that shall be deemed outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (a) above),
(c) the principal amount of an Indexed Security that shall be deemed outstanding shall be the principal face amount of such Indexed Security at original issuance, unless otherwise provided with respect to such Indexed Security in the applicable Indenture, and (d) Debt Securities owned by the Company or any other obligor upon the Debt Securities or any affiliate of the Company or of such other obligor shall be disregarded.

     Each Indenture will contain provisions for convening meetings of the holders of Debt Securities of a series. A meeting may be permitted to be called at any time by the Trustee, and also, upon request, by the Company or the holders of at least 10% in principal amount of the outstanding Debt Securities of such series, in any such case upon notice given as provided in the Indenture. Except for any consent or waiver that must be given by the holder of each Debt Security affected thereby, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding Debt Securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all holders of Debt Securities of that series. The persons holding or representing a majority in principal amount of the outstanding Debt Securities of a series shall constitute a quorum for a meeting of holders of such series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver that may be given by the holders of not less than a specified percentage in principal amount of the outstanding Debt Securities of a series, the persons holding or representing such specified percentage in principal amount of the outstanding Debt Securities of such series will constitute a quorum.

     Notwithstanding the foregoing provisions, each Indenture will provide that if any action is to be taken at a meeting of holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the Indenture expressly provides may be made, given or taken by the holders of such series and one or more additional series: (a) there shall be no minimum quorum requirement for such meeting and
(b) the principal amount of the outstanding Debt Securities of all such series that are entitled to vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     Unless otherwise indicated in the applicable Prospectus Supplement, upon request of the Company any Indenture shall cease to be of further effect with respect to any series of Debt Securities issued thereunder specified in such Company request (except as to certain limited provisions of such Indenture which shall survive) when either (i) all Debt Securities of such series have been delivered to the Trustee for cancellation or (ii) all Debt Securities of such series have become due and payable or will become due and payable within one year (or are scheduled for redemption within one year) and the Company has irrevocably deposited with the applicable Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the stated maturity or redemption date, as the case may be.

     Each Indenture will provide that, unless otherwise indicated in the applicable Prospectus Supplement, the Company may elect either to (a) defease and be discharged from any and all obligations with respect to any series of Debt Securities (except for the obligation to pay Additional Amounts, if any, upon the occurrence of certain events of tax with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold money for payment in trust) ("defeasance") or (b) be released from its obligations with respect to certain covenants (which will be described in the relevant Prospectus Supplement) applicable to such Debt Securities under the applicable Indenture (which may include, subject to a limited exception, the covenants described under "-- Certain Covenants"), and any omission to comply with such obligations shall not constitute a default or an event of default with respect to such Debt Securities ("covenant defeasance"), in either case upon the irrevocable deposit by the Company with the applicable Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at stated maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities that through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

     Such a trust may only be established if, among other things, the Company has delivered to the applicable Trustee an opinion of counsel (as specified in the applicable Indenture) to the effect that the holders of such Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, must refer to and be based on a ruling of the Internal Revenue Service (the "IRS") or a change in applicable U.S. federal income tax law occurring after the date of the applicable Indenture. In the event of such defeasance, the holders of such Debt Securities would thereafter be able to look only to such trust fund for payment of principal (and premium, if any) and interest.

     "Government Obligations" means securities that are (a) direct obligations of the United States of America or the government which issued the foreign currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged, or (b) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government, provided, however, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt.

     Unless otherwise provided in the applicable Prospectus Supplement, if after the Company has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series,
(a) the holder of a Debt Security of such series is entitled to, and does, elect pursuant to the applicable Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security or (b) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or Conversion Event based on the applicable market exchange rate. "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institution of or within the international banking community, (ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities, or
(iii) any currency unit or composite currency other than the ECU for the purposes for which it was established.

     Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest on any Debt Security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

     In the event the Company effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any event of default, other than the event of default described in clause (d) under "-- Events of Default, Notice and Waiver" with respect to the specified sections of the applicable Indenture (which sections would no longer be applicable to such Debt Securities) or clause (g) thereunder with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable, and Government Obligations on deposit with the applicable Trustee, may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such event of default. The Company would, however, remain liable to make payment of such amounts due at the time of acceleration. The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

CONVERSION RIGHTS

     The terms and conditions, if any, upon which the Debt Securities are convertible into Common Stock or Preferred Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include whether such Debt Securities are convertible into Common Stock or Preferred Stock, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Debt Securities and any restrictions on conversion, including restrictions directed at maintaining the Company's REIT status.

UNCLAIMED PAYMENTS

     All amounts paid by the Company to a paying agent or a Trustee for the payment of the principal of or any premium or interest on any Debt Security that remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to the Company, and the holder of such Debt Security thereafter may look only to the Company for payment thereof.

GLOBAL SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities (the "Global Securities") that will be deposited with, or on behalf of, a depositary identified in the applicable Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement relating to such series.

                          DESCRIPTION OF COMMON STOCK

     The following summary of the terms of the Company's capital stock does not purport to be complete and is subject to and qualified in its entirety by reference to the Company's Charter and Bylaws, copies of which are on file with the Commission as exhibits to registration statements previously filed by the Company. See "Available Information."

     The Company has authority to issue 100,000,000 shares of Common Stock, $.01 par value per share: As of September 1, 1998, the Company had outstanding 21,162,012 shares of Common Stock.

GENERAL

     The following description of the Common Stock sets forth certain general terms and provisions of the Common Stock to which any Prospectus Supplement may relate, including a Prospectus Supplement providing that shares of Common Stock will be issuable upon conversion of Debt Securities, Preferred Stock or Depository Shares or upon the exercise of Warrants issued by the Company.

TERMS

     Each outstanding share of Common Stock entitles the holder to one vote on all matters presented to stockholders for a vote, including the election of directors, and, except as otherwise required by law and except as now or later provided in the Charter, the holders of such shares will possess the exclusive voting power, subject to the provisions of the Charter regarding the ownership of shares of Common Stock in excess of the Ownership Limit, or such other limit as provided in the Charter or as otherwise permitted by the Board of Directors described below. Holders of shares of Common Stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and, with the exception of PPD's proportional participation rights, have no preemptive rights to subscribe for any securities of the Company or cumulative voting rights in the election of directors. All shares of Common Stock issued and outstanding are duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other shares or series of stock and to the provisions of the Charter regarding ownership of shares of Common Stock in excess of the Ownership Limit, or such other limit as provided in the Charter or as otherwise permitted by the Board of Directors described below, distributions are paid to the holders of shares of Common Stock if and when authorized by the Board of Directors of the Company out of assets legally available therefor.

     If the Company is liquidated, subject to the right of any holders of Preferred Stock to receive preferential distributions, each outstanding share of Common Stock will be entitled to participate pro rata in the assets remaining after payment of, or adequate provision for, all known debts and liabilities of the Company.

     Subject to the provisions of the Charter regarding the ownership of shares of Common Stock in excess of the Ownership Limit, or such other limit as provided in the Charter or as otherwise permitted by the Board of Directors as described below, all shares of Common Stock will have equal distribution, liquidation and voting rights, and will have no preference or exchange rights. See "Restrictions on Ownership and Transfer of Capital Stock."

     Under the Maryland General Corporation Law (the "MGCL"), a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation's charter. The phrase "substantially all of the assets" is not defined in the MGCL and is, therefore, subject to interpretation by courts applying Maryland law in the context of the facts and circumstances of any particular case. The Charter of the Company provides that each of these matters may be approved by the stockholders by a majority of all the votes entitled to be cast on the matter.

     The Charter authorizes the Board of Directors to reclassify any unissued shares of Common Stock into other classes or series of classes of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations and restrictions on ownership, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series.

RESTRICTIONS ON OWNERSHIP

     For the Company to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code'), subject to certain exceptions, no more than 50% in value of the Company's outstanding shares of stock may be owned, actually or constructively, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year. To assist the Company in meeting this requirement and certain other requirements relating to its tax status as a REIT, the Company may take certain actions to limit the actual, beneficial or constructive ownership by a single person or entity of the Company's outstanding equity securities. See "Restrictions on Ownership and Transfer of Capital Stock."

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is The Bank of New York.

                         DESCRIPTION OF PREFERRED STOCK

     The Company is authorized to issue 30,000,000 shares of Preferred Stock, $.01 par value per share, of which no shares were outstanding as of September 1, 1998.

GENERAL

     Preferred Stock may be issued from time to time, in one or more series, as authorized by the Board of Directors. No Preferred Stock is currently issued or outstanding. Prior to the issuance of shares of each series, subject to the provisions of the Charter regarding the restrictions on transfer of stock, the Board of Directors is required by the MGCL and the Charter to fix for each series the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption, as permitted by Maryland law. Because the Board of Directors has the power to establish the preferences, powers and rights of each series of Preferred Stock, it may afford the holders of any series of Preferred Stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of shares of Common Stock. The issuance of Preferred Stock could have the effect of delaying or preventing a transaction or a change of control of the Company that might involve a premium price for holders of Common Stock or otherwise be in their best interest. The Board of Directors has no present plans to issue any Preferred Stock.

     Preferred Stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. The specific terms of a particular class or series of Preferred Stock will be described in the Prospectus Supplement relating to that class or series, including a Prospectus Supplement providing that Preferred Stock may be issuable upon the exercise of Warrants issued by the Company. The description of Preferred Stock set forth below and the description of the terms of a particular class or series of Preferred Stock set forth in a Prospectus Supplement do not purport to be complete and are qualified in their entirety by reference to the articles supplementary relating to that class or series.

     The preferences and other terms of the Preferred Stock of each class or series will be fixed by the articles supplementary relating to such class or series. A Prospectus Supplement, relating to each class or series, will specify the terms of the Preferred Stock as follows:

          (1) The title and stated value of such Preferred Stock;

          (2) The number of shares of such Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock;

          (3) The dividend rate(s), period(s), and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock;

          (4) Whether such Preferred Stock is cumulative or not and, if cumulative, the date from which dividends on such Preferred Stock shall accumulate;

          (5) The provision for a sinking fund, if any, for such Preferred
     Stock;

          (6) The provision for redemption, if applicable, of such Preferred Stock;

          (7) Any listing of such Preferred Stock on any securities exchange;

          (8) The terms and conditions, if applicable, upon which such Preferred Stock will be converted into Common Stock of the Company, including the conversion price (or manner of calculation thereof);

          (9) A discussion of any material federal income tax considerations applicable to such Preferred Stock;

          (10) Any limitations on actual and constructive ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT;

          (11) The relative ranking and preferences of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

          (12) Any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with such class or series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

          (13) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock; and

          (14) Any voting rights of such Preferred Stock.

RANK

     Unless otherwise specified in the applicable Prospectus Supplement, the Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of common stock of the Company, and to all equity securities ranking junior to such Preferred Stock with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company; (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock with respect to dividends rights or rights upon liquidation, dissolution or winding up of the Company; and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company. For these purposes, the term "equity securities" does not include convertible debt securities.

DIVIDENDS

     Holders of shares of the Preferred Stock of each series or class shall be entitled to receive, when, as and if authorized and declared by the Company's Board of Directors, out of the Company's assets legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the Company's stock transfer books on such record dates as shall be fixed by the Company's Board of Directors.

     Dividends on any series or class of Preferred Stock may be cumulative or noncumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Company's Board of Directors fails to authorize a dividend payable on a dividend payment date on any series or class of Preferred Stock for which dividends are noncumulative, then the holders of such series or class of Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series or class are declared or paid for any future period.

     If any shares of Preferred Stock of any series or class are outstanding, no full dividends shall be authorized or paid or set apart for payment on the Preferred Stock of any other series or class ranking, as to dividends, on a parity with or junior to the Preferred Stock of such series or class for any period unless (a) if such series or class of Preferred Stock has a cumulative dividend, then full cumulative dividends have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for such payment on the Preferred Stock of such series or class for all past dividend periods and the then current dividend period or (b) if such series or class of Preferred Stock does not have a cumulative dividend, then full dividends for the then current dividend period have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for such payment on the Preferred Stock of such series or class. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the shares of Preferred Stock of any series or class and the shares of any other series or class of Preferred Stock ranking on a parity as to dividends with the Preferred Stock of such series or class, then all dividends authorized on shares of Preferred Stock of such series or class and any other series or class of Preferred Stock ranking on a parity as to dividends with such Preferred Stock shall be authorized pro rata so that the amount of dividends authorized per share on the Preferred Stock of such series or class and such other series or class of Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the shares of Preferred Stock of such series or class (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) and such other series or class of Preferred Stock bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Stock of such series or class that may be in arrears.

     Except as provided in the immediately preceding paragraph, unless (a) if such series or class of Preferred Stock has a cumulative dividend, full cumulative dividends on the Preferred Stock of such series or class have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period and (b) if such series or class of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series or class have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for payment for the then current dividend period, then no dividends (other than in the Common Stock or other stock of the Company ranking junior to the Preferred Stock of such series or class as to dividends and upon liquidation) shall be authorized or paid or set aside for payment nor shall any other distribution be authorized or made on the Common Stock or any other stock of the Company ranking junior to or on a parity with the Preferred Stock of such series or class as to dividends or upon liquidation, nor shall the Common Stock or any other stock of the Company ranking junior to or on a parity with the Preferred Stock of such series or class as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any amounts be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Company (except by conversion into or exchange for other stock of the Company ranking junior to the Preferred Stock of such series or class as to dividends and upon liquidation).

     Any dividend payment made on shares of a series or class of Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series or class that remains payable.

REDEMPTION

     If so provided in the applicable Prospectus Supplement, the shares of Preferred Stock will be subject to mandatory redemption or redemption at the Company's option, as a whole or in part, in each case on the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

     The Prospectus Supplement relating to a series or class of Preferred Stock that is subject to mandatory redemption will specify the number of shares of such Preferred Stock that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accumulated and unpaid dividends thereon (which shall not, if such Preferred Stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Stock of any series or class is payable only from the net proceeds of the issuance of stock of the Company, the terms of such Preferred Stock may provide that, if no such stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Stock shall automatically and mandatorily be converted into shares of the applicable stock of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

     Notwithstanding the foregoing, unless (a) if such series or class of Preferred Stock has a cumulative dividend, full cumulative dividends on all shares of such series or class of Preferred Stock have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period and (b) if such series or class of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series or class have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for payment for the then current dividend period, then no shares of such series or class of Preferred Stock shall be redeemed unless all outstanding shares of Preferred Stock of such series or class are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Preferred Stock of such series or class to preserve the Company's REIT status or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series or class. In addition, unless (i) if such series or class of Preferred Stock has a cumulative dividend, full cumulative dividends on all outstanding shares of such series or class of Preferred Stock have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period and (ii) if such series or class of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series or class have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for payment for the then current dividend period, the Company shall not purchase or otherwise acquire directly or indirectly any shares of Preferred Stock of such series or class (then except by conversion into or exchange for stock of the Company ranking junior to the Preferred Stock of such series or class as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Preferred Stock of such series or class to preserve the Company's REIT status or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series or class.

     If fewer than all the outstanding shares of Preferred Stock of any series or class are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or any other equitable method determined by the Company.

     Notice of redemption will be mailed at least 30, but not more than 60, days before the redemption date to each holder of record of a share of Preferred Stock of any series or class to be redeemed at the address shown on the Company's stock transfer books. Each notice shall state: (a) the redemption date; (b) the number of shares and series or class of the Preferred Stock to be redeemed; (c) the redemption price; (d) the place or places where certificates for such Preferred Stock are to be surrendered for payment of the redemption price; (e) that dividends on the shares to be redeemed will cease to accumulate on such redemption date; and (f) the date on which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all the shares of Preferred Stock of any series or class are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Preferred Stock to be redeemed from each such holder and, upon redemption, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof. If notice of redemption of any shares of Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any shares of Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such shares of Preferred Stock, such shares of Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price. In order to facilitate the redemption of shares of Preferred Stock of any series or class, the Board of Directors may fix a record date for the determination of shares of such series or class of Preferred Stock to be redeemed.

     Subject to applicable law and the limitation on purchases when dividends on a series or class of Preferred Stock are in arrears, the Company may, at any time and from time to time, purchase any shares of such series or class of Preferred Stock in the open market, by tender or by private agreement.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of the Common Stock or any other series or class of stock of the Company ranking junior to any series or class of the Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the affairs of the Company, the holders of such series or class of Preferred Stock shall be entitled to receive out of assets of the Company legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Stock will have no right or claim to any of the remaining assets of the Company. If, upon any such voluntary or involuntary liquidation, dissolution or winding up, the legally available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding shares of any series or class of Preferred Stock and the corresponding amounts payable on all shares of other classes or series of stock of the Company ranking on a parity with such series or class of Preferred Stock in the distribution of assets upon liquidation, dissolution or winding up, then the holders of such series or class of Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     If liquidating distributions shall have been made in full to all holders of any series or class of Preferred Stock, the remaining assets of the Company shall be distributed among the holders of any other classes or series of stock ranking junior to such series or class of Preferred Stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other entity, or the sale, lease, transfer or conveyance of all or substantially all of the

Company's property or business, shall not be deemed to constitute a liquidation, dissolution or winding up of the affairs of the Company.

VOTING RIGHTS

     Holders of the Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

     Unless provided otherwise for any series or class of Preferred Stock, so long as any shares of Preferred Stock of a series or class remain outstanding, the Company shall not, without the affirmative vote or consent of the holders of at least a majority of the shares of such series or class of Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series or class voting separately as a class), (a) authorize or create, or increase the authorized or issued amount of, any class or series of stock ranking prior to such series or class of Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized stock of the Company into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (b) amend, alter or repeal the provisions of the Charter or the Articles Supplementary for such series or class of Preferred Stock, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of such series or class of Preferred Stock or the holders thereof; provided, however, that any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series or class of Preferred Stock, or any increase in the amount of authorized shares of such series or class or any other series or class of Preferred Stock, in each case ranking on a parity with or junior to the Preferred Stock of such series or class with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such series or class of Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

CONVERSION RIGHTS

     The terms and conditions, if any, upon which any shares of any class or series of Preferred Stock are convertible into Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the shares of Preferred Stock are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of such class or series of Preferred Stock or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such class or series of Preferred Stock.

RESTRICTIONS ON OWNERSHIP

     For the Company to qualify as a REIT under the Code, subject to certain exceptions, no more than 50% in value of the Company's outstanding shares of stock may be owned, actually or constructively, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year. To assist the Company in meeting this requirement and certain other requirements relating to its tax status as a REIT, the Company may take certain actions to limit the actual, beneficial or constructive ownership by a single person or entity of the Company's outstanding equity securities. See "Restrictions on Ownership and Transfer of Capital Stock."

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for any series or class of Preferred Stock will be set forth in the applicable Prospectus Supplement.

                        DESCRIPTION OF DEPOSITARY SHARES

GENERAL

     The Company may issue Depositary Shares, each of which will represent a fractional interest of a share of a particular class or series of Preferred Stock, as specified in the applicable Prospectus Supplement. Shares of a class or series of Preferred Stock represented by Depositary Shares will be deposited under a separate Deposit Agreement (each, a "Deposit Agreement") among the Company, the depositary named therein (the "Preferred Stock Depositary") and the holders from time to time of the depositary receipts issued by the Preferred Stock Depositary which will evidence the Depositary Shares ("Depositary Receipts"). Subject to the terms of the Deposit Agreement, each owner of a Depositary Receipt will be entitled, in proportion to the fractional interest of a share of a particular class or series of Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipt, to all the rights and preferences of the class or series of the Preferred Stock represented by such Depositary Shares (including dividend, voting, conversion, redemption and liquidation rights).

     The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the applicable Deposit Agreement. Immediately following the issuance and delivery of the Preferred Stock by the Company to a Preferred Stock Depositary, the Company will cause such Preferred Stock Depositary to issue, on behalf of the Company, the Depositary Receipts. Copies of the applicable form of Deposit Agreement and Depositary Receipt may be obtained from the Company upon request, and the statements made hereunder relating to the Deposit Agreement and the Depositary Receipt to be issued thereunder are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the applicable Deposit Agreement and related Depositary Receipts.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The Preferred Stock Depositary will distribute all cash dividends or other cash distributions received in respect of a class or series of Preferred Stock to the record holders of Depositary Receipts evidencing the related Depositary Shares in proportion to the number of such Depositary Receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to such Preferred Stock Depositary.

     In the event of a distribution other than in cash, the Preferred Stock Depositary will distribute property received by it to the record holders of Depositary Receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Stock Depositary, unless such Preferred Stock Depositary determines that it is not feasible to make such distribution, in which case the Preferred Stock Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

     No distribution will be made in respect of any Depositary Share to the extent that it represents any class or series of Preferred Stock converted into shares in excess of the Ownership Limit or otherwise converted or exchanged.

WITHDRAWAL OF STOCK

     Upon surrender of the Depositary Receipts at the corporate trust office of the Preferred Stock Depositary (unless the related Depositary Shares have previously been called for redemption or converted or converted into Excess Shares or otherwise), the holders thereof will be entitled to delivery at such office, to or upon each such holder's order, of the number of whole or fractional shares of the class or series of Preferred Stock and any money or other property represented by the Depositary Shares evidenced by such Depositary Receipts. Holders of Depositary Receipts will be entitled to receive whole or fractional shares of the related class or series of Preferred Stock on the basis of the proportion of Preferred Stock represented by each Depositary Share as specified in the applicable Prospectus Supplement, but holders of such shares of Preferred Stock will not thereafter be entitled to receive Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of shares of Preferred Stock to be withdrawn, the Preferred Stock Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

REDEMPTION OF DEPOSITARY SHARES

     Whenever the Company redeems shares of Preferred Stock held by the Preferred Stock Depositary, the Preferred Stock Depositary will redeem as of the same redemption date the number of the Depositary Shares representing shares of such class or series of Preferred Stock so redeemed, provided the Company shall have paid in full to the Preferred Stock Depositary the redemption price of the Preferred Stock to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per Depositary Share will be equal to the corresponding portion of the redemption price and any other amounts per share payable with respect to such class or series of Preferred Stock. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional Depositary Shares) or by any other equitable method determined by the Company that will not result in the issuance of any Excess Shares.

     From and after the date fixed for redemption, all dividends in respect of the shares of a class or series of Preferred Stock so called for redemption will cease to accrue, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Receipts evidencing the Depositary Shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such Depositary Receipts were entitled upon such redemption upon surrender thereof to the Preferred Stock Depositary.

VOTING OF THE PREFERRED STOCK

     Upon receipt of notice of any meeting at which the holders of a class or series of Preferred Stock deposited with the Preferred Stock Depositary are entitled to vote, the Preferred Stock Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Receipts evidencing the Depositary Shares which represent such class or series of Preferred Stock. Each record holder of Depositary Receipts evidencing Depositary Shares on the record date (which will be the same date as the record date for such class or series of Preferred Stock) will be entitled to instruct the Preferred Stock Depositary as to the exercise of the voting rights pertaining to the amount of Preferred Stock represented by such holder's Depositary Shares. The Preferred Stock Depositary will vote the amount of such class or series of Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable action which may be deemed necessary by the Preferred Stock Depositary in order to enable the Preferred Stock Depositary to do so. The Preferred Stock Depositary will abstain from voting the amount of Preferred Stock represented by such Depositary Shares to the extent it does not receive specific instructions from the holders of Depositary Receipts evidencing such Depositary Shares. The Preferred Stock Depositary will not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from negligence or willful misconduct of the Preferred Stock Depositary.

LIQUIDATION PREFERENCE

     In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of each Depositary Receipt will be entitled to the fraction of the liquidation preference accorded each such share of Preferred Stock represented by the Depositary Share evidenced by such Depositary Receipt as set forth in the applicable Prospectus Supplement.

CONVERSION OF PREFERRED STOCK

     The Depositary Shares, as such, will not be convertible into Common Stock or any other securities or property of the Company, except in connection with certain exchanges in connection with the preservation of the Company's status as a REIT. See "Description of Common Stock -- Restrictions on Ownership." Nevertheless, if so specified in the applicable Prospectus Supplement relating to an offering of Depositary Shares, the Depositary Receipts may be surrendered by holders thereof to the applicable Preferred Stock Depositary with written instructions to the Preferred Stock Depositary to instruct the Company to cause conversion of a class or series of Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipts into whole shares of Common Stock, other shares of a class or series of Preferred Stock (including Excess Shares) of the Company or other shares of stock, and the Company has agreed that upon receipt of such instructions and any amounts payable in respect thereof, it will cause the conversion thereof utilizing the same procedures as those provided for delivery of Preferred Stock to effect such conversion. If the Depositary Shares evidenced by a Depositary Receipt are to be converted in part only, a Depositary Receipt or Receipts will be issued for any Depositary Shares not to be converted. No fractional shares of Common Stock will be issued upon conversion, and if such conversion will result in a fractional share being issued, an amount will be paid in cash by the Company equal to the value of the fractional interest based upon the closing price of the Common Stock on the last business day prior to the conversion.

AMENDMENT AND TERMINATION OF A DEPOSIT AGREEMENT

     The form of Depositary Receipt evidencing Depositary Shares which represent the Preferred Stock and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Preferred Stock Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Receipts or that would be materially or adversely inconsistent with the rights granted to the holders of the related Preferred Stock will not be effective unless such amendment has been approved by the existing holders of at least two-thirds of the applicable Depositary Shares evidenced by the applicable Depositary Receipts then outstanding. No amendment shall impair the right, subject to certain anticipated exceptions in the Deposit Agreements, of any holder of Depositary Receipts to surrender any Depositary Receipt with instructions to deliver to the holder the related class or series of Preferred Stock and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding Depositary Receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such Depositary Receipt, to consent and agree to such amendment and to be bound by the applicable Deposit Agreement as amended thereby.

     The Deposit Agreement may be terminated by the Company upon not less than 30 days' prior written notice to the Preferred Stock Depositary if (i) such termination is necessary to preserve the Company's status as a REIT or (ii) a majority of each class or series of Preferred Stock subject to such Deposit Agreement consents to such termination, whereupon the Preferred Stock Depositary will deliver or make available to each holder of Depositary Receipts, upon surrender of the Depositary Receipts held by such holder, such number of whole or fractional shares of each Preferred Stock as are represented by the Depositary Shares evidenced by such Depositary Receipts together with any other property held by Preferred Stock Depositary with respect to such Depositary Receipts. The Company has agreed that if the Deposit Agreement is terminated to preserve the Company's status as a REIT, then the Company will use its best efforts to list each class or series of Preferred Stock issued upon surrender of the related Depositary Shares. In addition, the Deposit Agreement will automatically terminate if (i) all outstanding Depositary Shares shall have been redeemed, (ii) there shall have been a final distribution in respect of each class or series of Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the holders of the Depositary Receipts evidencing the Depositary Shares representing such class or series of Preferred Stock or (iii) each share of the related Preferred Stock shall have been converted into stock of the Company not so represented by Depositary Shares.

CHARGES OF A PREFERRED STOCK DEPOSITARY

     The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the Deposit Agreement. In addition, the Company will pay the fees and expenses of the Preferred Stock Depositary in connection with the performance of its duties under the Deposit Agreement. However, holders of Depositary Receipts will pay the fees and expenses of the Preferred Stock Depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the Deposit Agreement.

RESIGNATION AND REMOVAL OF DEPOSITARY

     The Preferred Stock Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Preferred Stock Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Stock Depositary. A successor Preferred Stock Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

     The Preferred Stock Depositary will forward to holders of Depositary Receipts any reports and communications from the Company which are received by the Preferred Stock Depositary with respect to the related Preferred Stock.

     Neither the Preferred Stock Depositary nor the Company will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the Deposit Agreement. the obligations of the Company and the Preferred Stock Depositary under the Deposit Agreement will be limited to performing their duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of a class or series of Preferred Stock represented by the Depositary Shares), gross negligence or willful misconduct, and the Company and the Preferred Stock Depositary will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Receipts, Depositary Shares or shares of a class or series of Preferred Stock represented thereby unless satisfactory indemnity is furnished. The Company and the Preferred Stock Depositary may rely on written advice of counsel or accountants, or information provided by persons presenting shares of Preferred Stock represented thereby for deposit, holders of Depositary Receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

     In the event a Preferred Stock Depositary shall receive conflicting claims, requests or instructions from any holders of Depositary Receipts, on the one hand, and the Company, on the other hand, the Preferred Stock Depositary shall be entitled to act on such claims, requests or instructions received by the Company.

                            DESCRIPTION OF WARRANTS

     The Company currently has no Warrants outstanding (other than options issued under the Company's stock option plan). The Company may issue Warrants for the purchase of Common Stock or Preferred Stock. Warrants may be issued independently or together with any other Offered Securities offered by any Prospectus Supplement and may be attached to or separate from such Offered Securities. Each series of Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent specified in the applicable Prospectus Supplement (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any provisions of the Warrants offered hereby. Further terms of the Warrants and the applicable Warrant Agreements will be set forth in the applicable Prospectus Supplement.

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

     The applicable Prospectus Supplement will describe the terms of the Warrants in respect of which this Prospectus is being delivered, including, where applicable, the following: (1) the title of such Warrants; (2) the aggregate number of such Warrants; (3) the price or prices at which such Warrants will be issued; (4) the designation, terms and number of shares of Preferred Stock or Common Stock purchasable upon exercise of such Warrants; (5) the designation and terms of the Offered Securities, if any, with which such Warrants are issued and the number of such Warrants issued with each such Offered Security; (6) the date, if any, on and after which such Warrants and the related Preferred Stock or Common Stock will be separately transferable, including any limitations on ownership and transfer of such warrants as may be appropriate to preserve the status of the Company as a REIT; (7) the price at which each share of Preferred Stock or Common Stock purchasable upon exercise of such Warrants may be purchased; (8) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire; (9) the minimum or maximum amount of such Warrants which may be exercised at any one time; (10) information with respect to book-entry procedures, if any; (11) a discussion of certain federal income tax considerations; and (12) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.

            RESTRICTIONS ON OWNERSHIP AND TRANSFER OF CAPITAL STOCK

     For the Company to qualify as a REIT under the Code, subject to certain exceptions, no more than 50% in value of the Company's outstanding shares of stock may be owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be treated as a REIT has been made). In addition, if the Company, or an owner of 10% or more of the Company, actually or constructively owns 10% or more of a tenant of the Company (or a tenant of any partnership in which the Company is a partner), the rent received by the Company (either directly or through any such partnership) from such tenant will not be qualifying income for purposes of the REIT gross income tests of the Code. A REIT's stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year (other than the first year for which an election to be treated as a REIT has been made).

     The Charter prohibits (i) any person from actually or constructively owning shares of stock of the Company that would result in the Company being "closely held" under Section 856(h) of the Code or otherwise cause the Company to fail to qualify as a REIT, and (ii) any person from transferring shares of stock of the Company if such transfer would result in shares of stock of the Company being owned by fewer than 100 persons. The Charter contains restrictions on the ownership and transfer of Common Stock which are intended to assist the Company in enforcing these prohibitions. The ownership limit set forth in the Charter (the "Ownership Limit") provides that, subject to certain specified exceptions, no person or entity may own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 6.25% (by number or value, whichever is more restrictive) of the outstanding shares of Common Stock. The constructive ownership rules of the Code are complex, and may cause shares of Common Stock owned actually or constructively by a group of related individuals and/or entities to be constructively owned by one individual or entity. As a result, the acquisition of less than 6.25% of the shares of Common Stock (or the acquisition of an interest in an entity, such as Revenue Properties Company Limited ("Revenue Properties") or Acktion Corporation that owns, actually or constructively, Common Stock) by an individual or entity, could, nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 6.25% of the outstanding Common Stock and thus violate the Ownership Limit, or such other limit as provided in the Charter or as otherwise permitted by the Board of Directors. For example, an increase in the proportionate ownership interest in Revenue Properties held by Mark Tanz, Stuart Tanz or any other Tanz family members (collectively, the "Tanz Family"), or some other individual or entity, could cause one or more members of the Tanz Family or such other individual or entity to violate the Ownership Limit, or such other limit as provided in the Charter or as otherwise permitted by the Board of Directors. The Board of Directors may, but in no event will be required to, waive the Ownership Limit with respect to a particular stockholder if it determines

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

that such ownership will not jeopardize the Company's status as a REIT and the Board of Directors otherwise decides such action would be in the best interest of the Company. As a condition of such waiver, the Board of Directors may require an opinion of counsel satisfactory to it and/or undertakings or representations from the applicant with respect to preserving the REIT status of the Company. The Board of Directors has obtained such undertakings and representations from PPD and, as a result, has waived the Ownership Limit with respect to PPD and its affiliates and has permitted PPD to own up to 55.0% of the outstanding Common Stock (the "PPD Ownership Limit"). The Board of Directors has also obtained such undertakings and representations from the Tanz Family and, as a result, has waived the Ownership Limit with respect to the Tanz Family and has permitted the Tanz Family to own, in the aggregate, actually or constructively (including through the ownership of stock of PPD or Revenue Properties), up to 24.0% (by number of shares or value, whichever is more restrictive) of the outstanding Common Stock (the "Tanz Family Ownership Limit"). Further, the Board of Directors has waived the Ownership Limit with respect to Acktion Corporation and certain entities affiliated with such corporation, and has permitted such entity to actually or constructively own up to 10.5% (by number of shares or value, whichever is more restrictive) of the outstanding Common Stock (the "Acktion Ownership Limit").

     Any person who acquires or attempts or intends to acquire actual or constructive ownership of shares of stock of the Company (including by acquiring shares of PPD or Revenue Properties) that will or may violate any of the foregoing restrictions on transferability and ownership is required to give notice immediately to the Company and provide the Company with such other information as the Company may request in order to determine the effect of such transfer on the Company's status as a REIT. The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in the best interest of the Company to attempt to qualify, or to continue to qualify, as a REIT. Except as otherwise described above, any change in the Ownership Limit would require an amendment to the Charter. Amendments to the Charter require the affirmative vote of a majority of all votes entitled to be cast on that matter.

     Pursuant to the Charter, if any purported transfer of Common Stock of the Company or any other event would otherwise result in any person violating the Ownership Limit or such other limit as provided in the Charter or as otherwise permitted by the Board of Directors (including, but not limited to, the PPD Ownership Limit, the Tanz Family Ownership Limit and the Acktion Ownership Limit), then any such purported transfer will be void and of no force or effect with respect to the purported transferee (the "Prohibited Transferee") as to that number of shares in excess of the Ownership Limit or such other limit (the "Excess Shares"), and the Prohibited Transferee shall acquire no right or interest (or, in the case of any event other than a purported transfer, the person or entity holding record title to any such Excess Shares (the "Prohibited Owner") shall cease to own any right or interest) in such Excess Shares. Furthermore, an acquisition or increase in the actual or constructive ownership of stock in Revenue Properties, PPD or Acktion Corporation by one or more members of the Tanz Family, or some other individual or entity, or the actual or constructive acquisition by PPD or Acktion Corporation of additional shares of Common Stock, could result in the disqualification of the Company as a REIT (the "Violative Indirect Transfer"). In such circumstances, pursuant to the Charter, the Company will treat PPD or Acktion Corporation, as applicable, as a Prohibited Owner with respect to the number of shares (the "Excess PPD Shares") of Common Stock owned by it which, if divested, would permit the Company to continue to maintain its REIT status. Any such Excess Shares or Excess PPD Shares described above will be transferred automatically, by operation of law, to a trust, the beneficiary of which will be a qualified charitable organization selected by the Company (the "Beneficiary"). Such automatic transfer shall be deemed to be effective as of the close of business on the business day prior to the date of such violative transfer (including any Violative Indirect Transfer). Within 20 days of receiving notice from the Company of the transfer of shares to the trust, the trustee of the trust (who shall be designated by the Company and be unaffiliated with the Company and any Prohibited Transferee or Prohibited Owner) will be required to sell such Excess Shares to a person or entity who could own such shares without violating the Ownership Limit, or such other limit as provided in the Charter or as otherwise permitted by the Board of Directors, and distribute to the Prohibited Transferee or Prohibited Owner an amount equal to the lesser of the price paid by the Prohibited Transferee or Prohibited Owner for such Excess Shares or the sales proceeds received by the trust for such Excess Shares. In the case of any Excess Shares resulting from any event other than a transfer (such as a Violative Indirect Transfer), or from a transfer for no consideration (such as a gift), the trustee will be required to sell such Excess Shares (or Excess PPD Shares) to a qualified person or entity and distribute to the Prohibited Owner an amount equal to the lesser of the fair market value (as defined in the Charter) of such Excess Shares (or Excess PPD Shares) as of the date of such event (including the date of a Violative Indirect Transfer) or the sales proceeds received by the trust for such Excess Shares (or Excess PPD Shares). In either case, any proceeds in excess of the amount distributable to the Prohibited Transferee or Prohibited Owner, as applicable, will be distributed to the Beneficiary. Prior to a sale of any such Excess Shares (or Excess PPD Shares) by the trust, the trustee will be entitled to receive, in trust for the Beneficiary, all dividends and other distributions paid by the Company with respect to such Excess Shares (or Excess PPD Shares), and also will be entitled to exercise all voting rights with respect to such Excess Shares (or Excess PPD Shares). Subject to Maryland law, effective as of the date that such shares have been transferred to the trust, the trustee shall have the authority (at the trustee's sole discretion)
(i) to rescind as void any vote cast by a Prohibited Transferee or Prohibited Owner, as applicable, prior to the discovery by the Company that such shares have been transferred to the trust and (ii) to recast such vote in accordance with the desires of the trustee acting for the benefit of the Beneficiary. However, if the Company has already taken irreversible corporate action, then the trustee shall not have the authority to rescind and recast such vote. Any dividend or other distribution paid to the Prohibited Transferee or Prohibited Owner (prior to the discovery by the Company that such shares had been automatically transferred to a trust as described above) will be required to be repaid to the trustee upon demand for distribution to the Beneficiary. In the event that the transfer to the trust as described above is not automatically effective (for any reason) to prevent violation of the Ownership Limit or such other limit as provided in the Charter or as otherwise permitted by the Board of Directors, then the Charter provides that the transfer of the Excess Shares will be void or, in the case of a Violative Indirect Transfer, the Excess PPD Shares will be redeemable by the Company at its sole option at a price equal to the fair market value of such shares at the time of the Violative Indirect Transfer.

     In addition, shares of stock of the Company held in the trust shall be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the trust (or, in the case of a devise, gift or Violative Indirect Transfer, the fair market value at the time of such devise, gift or transfer) and (ii) the fair market value on the date the Company, or its designee, accepts such offer. The Company shall have the right to accept such offer until the trustee has sold the shares of stock held in the trust. Upon such a sale to the Company, the interest of the Beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the Prohibited Transferee or Prohibited Owner.

     If any purported transfer of shares of Common Stock would cause the Company to be beneficially owned by fewer than 100 persons, such transfer will be null and void in its entirety and the intended transferee will acquire no rights to the stock.

     All certificates representing shares of Common Stock will bear a legend referring to the restrictions described above. The foregoing ownership limitations could delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for the Common Stock or otherwise be in the best interest of stockholders.

     Pursuant to the Charter, each stockholder shall upon demand be required to disclose to the Company in writing such information as the Company may request in order to determine the effect, if any, of such stockholder's actual and constructive ownership of Common Stock on the Company's status as a REIT and to ensure compliance with the Ownership Limit, or such other limit as provided in the Charter or as otherwise permitted by the Board of Directors.

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

                   CERTAIN PROVISIONS OF MARYLAND LAW AND OF
                        THE COMPANY'S CHARTER AND BYLAWS

     The following paragraphs summarize certain provisions of the MGCL and the Company's Charter and Bylaws. The summary does not purport to be complete and is subject to and qualified in its entirety by reference to the MGCL and to the Company's Charter and Bylaws, copies of which are on file with the commission as exhibits to registration statements previously filed by the Company. See "Available Information."

BOARD OF DIRECTORS

     The Charter provides that the number of directors of the Company shall be established by the Bylaws but shall not be less than the minimum number required by the MGCL. Pursuant to the Charter, the Board of Directors is divided into three classes as nearly equal in size as practicable. One class held office initially for a term expiring at the annual meeting of stockholders held in June 1998, another class holds office initially for a term expiring at the annual meeting of stockholders to be held in 1999 and another class holds office initially for a term expiring at the annual meeting of stockholders to be held in 2000. As the term of each class expires, directors in that class will be elected for a term of three years and until their successors are duly elected and qualified and the directors in the other two classes will continue in office. The Company believes that classification of the Board of Directors will help to assure the continuity and stability of the Company's business strategies and policies as determined by the Board of Directors.

     The classified director provision could have the effect of making the removal of incumbent directors more time consuming and difficult, which could discourage a third party from making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its stockholders. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the Board of Directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. Holders of shares of Common Stock will have no right to cumulative voting for the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of Common Stock will be able to elect all of the successors of the class of directors whose term expires at that meeting.

     PPD has the right to nominate two persons for election to the Board of Directors of the Company so long as PPD and its affiliates collectively beneficially own at least 25% of the outstanding shares of Common Stock.

     Any vacancy on the Board of Directors will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors or, in the case of a vacancy resulting from an increase in the number of directors, by a majority of the entire Board of Directors. In addition, a vacancy resulting from removal may be filled by the stockholders at the next annual meeting of stockholders or at a special meeting of the stockholders called for that purpose. The Charter provides that a majority of the Board must be Independent Directors.

REMOVAL OF DIRECTORS

     While the MGCL and the Charter empower the stockholders to fill vacancies in the Board of Directors that are caused by the removal of a director, the Charter precludes stockholders from removing incumbent directors except for cause and upon a substantial affirmative vote. Specifically, the Charter provides that a director may be removed only for cause (as defined in the Charter) and only by the affirmative vote of at least a majority of the votes entitled to be cast in the election of directors. This provision, when coupled with the provision in the Bylaws authorizing the Board of Directors to fill vacant directorships, precludes stockholders from removing incumbent directors except for cause and upon a substantial affirmative vote and filling the vacancies created by such removal with their own nominees.

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

BUSINESS COMBINATIONS

     Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between the Company and an Interested Stockholder or an affiliate thereof are prohibited for five years after the most recent date on which the person who beneficially owns 10% or more of the voting power of the Company's then outstanding shares or an affiliate of the Company which, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the Company's then outstanding shares (an "Interested Stockholder") became an Interested Stockholder. Thereafter, any such business combination must be recommended by the Board of Directors and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding shares of the Company's voting stock and (ii) two-thirds of the votes entitled to be cast by holders of outstanding shares of the Company's voting stock other than shares held by the Interested Stockholder with whom the business combination is to be effected, unless, among other things, the Company's stockholders receive a minimum price (as defined in the MGCL) for their shares of stock and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the Board of Directors prior to the time that the Interested Stockholder becomes an Interested Stockholder. The Company has opted out of the business combinations provisions of the MGCL. Therefore, an Interested Stockholder would be able to effect a "business combination" without complying with the requirements set forth above. Stockholder approval is required to opt back in to such provisions.

CONTROL SHARE ACQUISITIONS

     The MGCL provides that "control shares" of the Company acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror or by officers or directors who are employees of the Company. "Control shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third;
(ii) one-third or more but less than a majority; or (iii) a majority of all voting power. Control shares do not include shares of stock the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

     A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the Board of Directors to call a special meeting of stockholders to be held within 50 days of demand to consider voting rights for the shares. If no request for a meeting is made, the Company may itself present the question at any stockholders' meeting.

     If voting rights are not approved at the stockholders' meeting or if the acquiring person does not deliver an acquiring person statement as required by the MGCL, then, subject to certain conditions and limitations, the Company may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders' meeting and the acquiror becomes entitled to vote a majority of the shares of stock entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares of stock as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition.

     The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the Company is a party to the transaction, or to acquisitions approved or exempted by the Charter or Bylaws and adopted at any time before the acquisition of shares. The Bylaws of the Company contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of the Company's shares of stock. Such provision of the Bylaws may only be amended with stockholder approval. There can be no assurance that such provision will not be amended or eliminated at any time in the future. As a result of the Company's decision to opt out of the "control share acquisition" provisions of the MGCL, stockholders who acquire a substantial block of Common Stock are not precluded from exercising full voting rights with respect to their shares on all matters without first obtaining the approval of other stockholders entitled to vote. This may have the effect of making it easier for any such control share stockholder to effect a business combination with the Company. However, no assurance can be given that any such business combination would be consummated or, if consummated, would result in a purchase of shares of Common Stock from any stockholder at a premium.

AMENDMENT TO THE CHARTER AND BYLAWS

     The Charter provides that the Charter may be amended by the affirmative vote of a majority of all votes entitled to be cast on the matter. The Bylaws may be amended by the affirmative vote of a majority of the Board of Directors or the affirmative vote of the holders of not less than a majority of the shares of the Company's stock entitled to vote thereon.

MEETINGS OF STOCKHOLDERS

     The Bylaws provide for annual meetings of stockholders to elect the Board of Directors and transact such other business as may properly be brought before the meeting. Special meetings of stockholders may be called by the President, the Chief Executive Officer or the Board of Directors and shall be called at the request in writing of the holders of shares entitled to cast not less than a majority of all the votes entitled to be cast at such meeting.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS

     The Bylaws provide that (i) with respect to an annual meeting of stockholders, nominations of persons for election to the Board of Directors and the proposal of business to be considered by stockholders may be made only (a) pursuant to the Company's notice of the meeting, (b) by or at the direction of the Board of Directors or (c) by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the Bylaws, and (ii) with respect to special meetings of stockholders, only the business specified in the Company's notice of meeting may be brought before the meeting of stockholders, or provided that the Board of Directors has determined that directors shall be elected at such meeting, nominations of persons for election to the Board of Directors may be brought by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the Bylaws.

     The provisions in the Charter on classification of the Board of Directors and the advance notice provisions of the Bylaws could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of the shares of Common Stock might receive a premium for their shares of Common Stock over the then prevailing market price or which such holders might believe to be otherwise in their best interests.

DISSOLUTION OF THE COMPANY

     Under the MGCL and the Charter, the voluntary dissolution of the Company must be approved by (i) the affirmative vote of a majority of the entire Board of Directors declaring such dissolution to be advisable and directing that the proposed dissolution be submitted for consideration at any annual or special meeting of stockholders, and (ii) upon proper notice, the affirmative vote of the holders of a majority of the total number of shares of stock outstanding and entitled to vote thereon.

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

LIMITATION OF LIABILITY AND INDEMNIFICATION FOR DIRECTORS AND OFFICERS

     The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law. This provision does not limit the right of the Company or its stockholders to obtain other relief, such as an injunction or rescission.

     The Charter of the Company authorizes it, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer or (b) any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may incur by reason of his or her stature as a present or former stockholder, director or officer of the Company. The Bylaws of the Company obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made party to the proceeding by reason of his service in that capacity against any claim or liability to which he may become subject by reason of such service. The Charter and Bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

     The MGCL requires a corporation (unless its charter provides otherwise, which the Company's Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the Bylaws and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

     The inclusion of the above provisions in the Charter and Bylaws may have the effect of reducing the likelihood of stockholder derivative suits against directors and may discourage or deter shareholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted the Company and its stockholders.
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

     The Company has entered into indemnification agreements with each of its executive officers and directors. The indemnification agreements require, among other matters, that the Company indemnify its executive officers and directors to the fullest extent permitted by law and advance to the executive officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under the indemnification agreements, the Company must also indemnify and advance all expenses incurred by executive officers and directors seeking to enforce their rights under the indemnification agreements and may cover executive officers and directors under the Company's directors' and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides greater assurance to directors and executive officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or the stockholders to eliminate the rights it provides.

             CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO THE COMPANY
                              OF ITS REIT ELECTION

     The following summary of material federal income tax consequences regarding the Company is based on current law, is for general information only and is not tax advice. The tax treatment of a holder of any of the Offered Securities will vary depending upon the terms of the specific securities acquired by such holder, as well as his or her particular situation, and the summary below does not attempt to address any aspects of federal income taxation relating to holders of Offered Securities. Certain federal income tax considerations relevant to holders of the Offered Securities will be provided in the applicable Prospectus Supplement relating thereto. The information set forth below, to the extent that it constitutes matters of law, summaries of legal matters or legal conclusions, is the opinion of Latham & Watkins, tax counsel to the Company. The summary below does not consider the effect of any foreign, state, local or other tax laws that may be applicable to the Company.

     The information in this section is based on the Code, current, temporary and proposed Treasury Regulations promulgated thereunder, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service (the "IRS") (including its practices and policies as expressed in certain private letter rulings which are not binding on the IRS except with respect to the particular taxpayers who requested and received such rulings), and court decisions, all as of the date hereof. No assurance can be given that future legislation, Treasury Regulations, administrative interpretations and practices and/or court decisions will not alter the Code or existing interpretations thereof, and any such change could apply retroactively to transactions preceding the date of the change. The Company has not requested, and does not plan to request, any ruling from the IRS concerning the tax treatment of the Company. Thus, no assurance can be provided that the statements set forth herein (which are, in any event, not binding on the IRS or courts) will not be challenged by the IRS or will be sustained by a court if so challenged.

     EACH INVESTOR IS ADVISED TO CONSULT THE APPLICABLE PROSPECTUS SUPPLEMENT, AS WELL AS HIS OR HER TAX ADVISOR, REGARDING THE TAX CONSEQUENCES TO HIM OR HER OF THE ACQUISITION, OWNERSHIP AND SALE OF THE OFFERED SECURITIES, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH ACQUISITION, OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN THE APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY

     GENERAL

     The Company has elected to be taxed as a REIT under Sections 856 through 860 of the Code commencing with its taxable year ended December 31, 1997. The Company believes that, commencing with its taxable year ended December 31, 1997, it has been organized and has operated in such a manner as to qualify for taxation as a REIT under the Code commencing with such taxable year, and the

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

Company intends to continue to operate in such a manner, but no assurance can be given that it has operated or will continue to operate in such a manner so as to qualify or remain qualified.

     These sections of the Code and the corresponding Treasury Regulations are highly technical and complex. The following sets forth the material aspects of the sections that govern the federal income tax treatment of a REIT. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

     As a condition to the closing of each offering of Offered Securities, other than medium term notes and as otherwise specified in the applicable Prospectus Supplement, tax counsel to the Company will render an opinion to the underwriters of such offering to the effect that, commencing with the Company's taxable year ended December 31, 1997, the Company has been organized and operated in conformity with the requirements for qualification as a REIT, and its proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that each such opinion will be based on various factual assumptions relating to the organization and operation of the Company, and will be conditioned upon certain representations to be made by the Company as to factual matters, and that such tax counsel to the Company undertakes no obligation hereby to update any such opinion subsequent to its date. In addition, such opinions will be based upon the factual representations of the Company as set forth in this Prospectus and any applicable Prospectus Supplement or Supplements, and assume that the actions described in this Prospectus and any such Supplement or Supplements will be completed by the Company in a timely fashion. Moreover, such qualification and taxation as a REIT depends upon the Company's ability to meet (through actual annual operating results, asset composition, distribution levels and diversity of stock ownership) the various qualification tests imposed under the Code and discussed below, the results of which have not been and will not be reviewed by such tax counsel to the Company. Accordingly, no assurance can be given that the actual results of the Company's operation during any particular taxable year will satisfy such requirements. See "-- Failure to Qualify." Further, the anticipated income tax treatment described in the Prospectus or in any Prospectus Supplement or Supplements may be changed, perhaps retroactively, by legislation, administrative or judicial action at any time.

     If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on its net income that is currently distributed to stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that generally results from investment in a regular corporation. However, the Company will be subject to federal income tax as follows. First, the Company will be taxed at regular corporate rates on any undistributed "REIT taxable income," including undistributed net capital gains (although stockholders may receive an offsetting credit against their own Federal income tax liability for Federal income taxes paid by the Company with respect to any such undistributed net capital gains). Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference. Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" (i.e., generally, property acquired by the Company by foreclosure or otherwise upon default of a loan secured by the property) which is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which the Company fails the 75% or 95% gross income tests multiplied by (b) a fraction intended to reflect the Company's profitability. Sixth, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior years, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, with respect to any asset (a "Built-In Gain Asset") acquired by the Company from a corporation which is or has been a C corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the Built-In Gain Asset in the hands of the Company is determined by reference to the basis of the asset in the hands of the C corporation (such as the mergers of certain PPD subsidiaries into subsidiaries of the Company) and such basis is less than the fair market value of such asset at the time of such acquisition (with the excess of such fair market value over such basis amount being referred to as the "Built-In Gain"), if the Company recognizes any Built-In Gain on the disposition of such Built-In Gain Asset during the ten-year period (the "Recognition Period") beginning on the date on which such asset was acquired by the Company, then, such Built-In Gain will be subject to tax at the highest regular corporate rate applicable pursuant to Treasury Regulations that have not yet been promulgated. The results described above with respect to the recognition of Built-In Gain assume that the Company will have made an election pursuant to IRS Notice 88-19 and that the availability or nature of such election is not modified as proposed in President Clinton's 1999 Federal Budget Proposal.

     REQUIREMENTS FOR QUALIFICATION

     The Code defines a REIT as a corporation, trust or association (i) which is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (iii) which would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code; (iv) which is neither a financial institution nor an insurance company subject to certain provisions of the Code;
(v) the beneficial ownership of which is held by 100 or more persons; (vi) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities); and
(vii) which meets certain other tests, described below, regarding the nature of its income and assets and the level of its distributions. The Code provides that conditions (i) to (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions (v) and (vi) will not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of conditions (v) and (vi), pension funds and certain other tax-exempt entities are treated as individuals, subject to a "look-through" exception in the case of condition (vi).

     The Company believes that the conditions set forth in (i) through (vii) above have been satisfied. The Company also believes that it has issued sufficient shares of Common Stock with sufficient diversity of ownership to allow it to satisfy conditions (v) and (vi). In addition, the Company's Charter provides for restrictions regarding the transfer and ownership of shares, which restrictions are intended to assist the Company in continuing to satisfy the share ownership requirements described in (v) and (vi) above. Such ownership and transfer restrictions are described in "Description of Capital
Stock -- Restrictions on Ownership and Transfer." These restrictions, however, may not ensure that the Company will, in all cases, be able to satisfy the share ownership requirements described above, in which case the Company would no longer be qualified as a REIT; provided, however, beginning January 1, 1998, if the Company complies with the rules contained in the applicable Treasury Regulations requiring the Company to attempt to ascertain the actual ownership of its shares, and the Company does not know, and would not have known through the exercise of reasonable diligence, whether it failed to meet the requirement set forth in condition (vi) above, the Company will be treated as having met such requirement. In addition, approximately 51.1% of the Company's stock is currently owned by PPD, which is itself a wholly-owned subsidiary of Revenue Properties, and certain of PPD's affiliates. There are no ownership or transfer restrictions of the type described above in effect with respect to Revenue Properties' stock. Approximately 31.2% of Revenue Properties' outstanding shares of common stock are currently owned by the Tanz Family and approximately an additional 19.8% are owned by Acktion Corporation. If the ownership concentration of the Tanz Family or Acktion Corporation (or some other party) in Revenue Properties were to increase, then the Company might no longer satisfy conditions (v) and (vi) above, and therefore, might no longer be qualified as a REIT. See "-- Failure to Qualify" below. However, the Company's
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

Charter permits the Company to cause the transfer of such number of shares of Common Stock owned by PPD to a trust having a charitable beneficiary so as to avoid REIT disqualification.

     In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. From its inception, the Company has had a calendar taxable year.

     OWNERSHIP OF PARTNERSHIP INTERESTS

     The Company owns and operates one or more properties through partnerships or limited liability companies (in the following discussion of Certain Federal Income Tax Consequences to the Company of its REIT Election, references to partnerships and their partners shall include limited liability companies and their members). In the case of a REIT which is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership shall retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, the Company's proportionate share of the assets and items of income of any partnership in which the Company is a partner (including the partnership's share of such items of any subsidiary partnerships) will be treated as assets and items of income of the Company for purposes of applying the requirements described herein. A discussion of some aspects of the federal income taxation of partnerships and their partners is provided below in "-- Tax Risks Associated with Partnerships." The Company has direct control of all partnerships in which it is a partner and intends to operate such partnerships in a manner consistent with the requirements for qualification as a REIT.

     OWNERSHIP OF SUBSIDIARIES

     The Company owns and operates a number of properties through its wholly-owned subsidiaries (each a "QRS"). The Company will have owned 100% of the stock of each of the QRSs at all times that each of the QRSs has been in existence. As a result, the QRSs will be treated as "qualified REIT subsidiaries" under the Code. A corporation which is a qualified REIT subsidiary shall not be treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary shall be treated as assets, liabilities and items of income, deduction and credit (as the case may be) of the REIT for all purposes under the Code (including all REIT qualification tests). Thus, in applying the requirements described herein, the QRSs will be ignored, and all assets, liabilities and items of income, deduction and credit of such QRSs will be treated as assets, liabilities and items of income, deduction and credit the Company. A qualified REIT subsidiary will not be subject to federal income tax and the Company's ownership of the voting stock of such a subsidiary will not violate the restrictions against ownership of securities of any one issuer which constitute more than 10% of such issuer's voting securities, nor will the Company's ownership of 100% of such subsidiary's stock violate the restriction against the Company's ownership of any one issuer's securities, the value of which constitutes more than 5% of the value of the Company's total assets, described below under "-- Asset Tests."

     INCOME TESTS

     In order to maintain qualification as a REIT, the Company annually must satisfy three gross income requirements. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing). Third, for taxable years beginning prior to August 5, 1997, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the

Company's gross income (including gross income from prohibited transactions) for each taxable year. The 30% gross income test has been repealed and will not apply beginning with the Company's 1998 taxable year.

     Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or an owner of 10% or more of the REIT, actually or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property (subject to a 1% de minimis exception applicable to the Company for its taxable year beginning on or after January 1, 1998), other than through an independent contractor from whom the REIT derives no revenue. The REIT may, however, directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property. The Company does not and will not (except as provided below), (i) charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above),
(ii) rent any property to a Related Party Tenant, (iii) derive rental income attributable to personal property (other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease), or (iv) perform services considered to be rendered to the occupant of the property, other than through an independent contractor from whom the Company derives no revenue. Notwithstanding the foregoing, the Company may take one or more of the actions described in the preceding sentence if, based on the advice of counsel, the Company determines that such action or actions will not have an adverse effect on the Company's status as a REIT.

     The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales. The Company has not derived and does not expect to derive any interest which would fail to qualify under the 75% and 95% gross income tests.

     If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will be generally available if the Company's failure to meet such tests was due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its federal income tax return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. For example, if the Company fails to satisfy the gross income tests because nonqualifying income that the Company intentionally incurs exceeds the limits on such income, the IRS could conclude that the Company's failure to satisfy the tests was not due to reasonable cause. If these relief provisions are inapplicable to a particular set of circumstances involving the Company, the Company will not qualify as a REIT. As discussed above in "-- Taxation of the Company -- General," even if these relief provisions apply, a tax would be imposed with respect to the excess net income. No similar mitigation provision provides relief if the Company fails the 30% income test (which test, however, has been repealed beginning with the Company's 1998 taxable year), in which case the Company would cease to qualify as a REIT.

     Any gain realized by the Company on the sale of any property held (or deemed to be held) as inventory or other property held (or deemed to be held) primarily for sale to customers in the ordinary course of business (including the Company's share of any such gain realized by any partnership in which the Company is a partner or any qualified REIT subsidiary of the Company) will be treated as income from a prohibited transaction that is subject to a 100% tax. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Company intends to hold the Properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, and operating the Properties (and other properties) and to make such occasional sales of the Properties as are consistent with the Company's investment objectives (and in a manner so as to minimize the risk that such sales would be treated as prohibited transactions subject to the 100% penalty tax). There can be no assurance, however, that the IRS might not contend that one or more of such sales should be treated as prohibited transactions subject to the 100% penalty tax.

     ASSET TESTS

     The Company, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets (including assets held by the Company's qualified REIT subsidiaries and the Company's allocable share of the assets held by partnerships in which the Company owns an interest) must be represented by real estate assets, including (i) its allocable share of real estate assets held by partnerships in which the Company owns an interest and (ii) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (i.e., at least five years) debt offering of the Company, cash, cash items and government securities. Second, not more than 25% of the Company's total assets (including assets held by the Company's qualified REIT subsidiaries and the Company's allocable share of the assets held by partnerships in which the Company owns an interest) may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets (including assets held by the Company's qualified REIT subsidiaries and the Company's allocable share of the assets held by partnerships in which the Company owns an interest) and the Company may not own more than 10% of any one issuer's outstanding voting securities.

     The Company currently holds 100% of the stock of each of the QRSs. As set forth above, the assets tests provide that a REIT may not own securities of any one issuer which constitute more than 10% of such issuer's voting securities or more than 5% of the value of the REIT's total assets. However, since the QRSs are "qualified REIT subsidiaries" as defined in the Code, such subsidiaries will not be treated as separate corporations for federal income tax purposes, and the Company's ownership of the stock of the QRSs will not cause the Company to fail any of the foregoing asset tests.

     After initially meeting the foregoing asset tests at the close of any quarter, the Company will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter (including as a result of the Company increasing its interest in any partnership in which the Company is a partner), the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. The Company has maintained and intends to continue to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as may be required to cure any noncompliance. If the Company fails to cure any noncompliance with the asset tests within such time period, the Company would cease to qualify as a REIT.

     ANNUAL DISTRIBUTION REQUIREMENTS

     The Company, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (i) the sum of (a) 95% of the Company's "REIT taxable income" (computed without regard to the dividends paid deduction and the

Company's net capital gain) and (b) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the excess of the sum of certain items of noncash income (i.e., income attributable to leveled stepped rents, original issue discount or purchase money debt, or a like-kind exchange that is later determined to be taxable) over 5% of the "REIT taxable income" as described in clause (i)(a) above. In addition, if the Company disposes of any Built-In Gain Asset during its Recognition Period, the Company will be required, pursuant to Treasury Regulations which have not yet been promulgated, to distribute at least 95% of the Built-In Gain (after tax), if any, recognized on the disposition of such asset (together with the preceding sentence, the "95% distribution requirement"). Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. Such distributions are taxable to holders of Common Stock (other than tax-exempt entities, as discussed below) in the year in which paid, even though such distributions relate to the prior year for purposes of the Company's 95% distribution requirement. The amount distributed must not be preferential (i.e., each holder of shares of Common Stock must receive the same distribution per share). To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax on the undistributed amount at regular ordinary and capital gains corporate tax rates. Furthermore, if the Company should fail to distribute (or is not otherwise deemed to have distributed) during each calendar year (or, in the case of distributions with dividend declaration and record dates falling in the last three months of the calendar year, by the end of January immediately following such year) at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Any REIT taxable income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed that year for purposes of calculating such tax. The Company believes that it has made, and intends to continue to make, timely distributions sufficient to satisfy these annual distribution requirements and to avoid or minimize the amount of any liability for corporate income or excise taxes.

     The Company's REIT taxable income has been and is expected to continue to be less than its cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, the Company anticipates that it will generally have sufficient cash or liquid assets to enable it to satisfy the distribution requirements described above. It is possible, however, that the Company, from time to time, may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company. In the event that such timing differences occur, in order to meet the distribution requirements, the Company may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends.

     Under certain circumstances, the Company may be able to rectify a failure to meet the 95% Distribution Requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Company will be required to pay interest to the IRS based upon the amount of any deduction taken for deficiency dividends.

FAILURE TO QUALIFY

     If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. As a result, the Company's failure to maintain its qualification as a REIT would reduce the cash available for distribution by the Company to its stockholders. In addition, if the Company fails to qualify as a REIT, all

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

distributions to stockholders will be taxable as ordinary income, to the extent of the Company's current and accumulated earnings and profits, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief. In addition, President Clinton's 1999 Federal Budget Proposal contains a provision which, if enacted in its present form, would result in the immediate taxation of all gain inherent in a C corporation's assets upon an election by the corporation to become a REIT in taxable years beginning after January 1, 1999, and thus could effectively preclude the Company from re-electing to be taxed as a REIT following a loss of REIT status.

CONSEQUENCES OF THE FORMATION TRANSACTIONS ON THE COMPANY'S QUALIFICATION AS A REIT -- EARNINGS AND PROFITS DISTRIBUTION REQUIREMENT

     A REIT is not permitted to have accumulated earnings and profits attributable to non-REIT years. A REIT has until the close of its first taxable year in which it has non-REIT earnings and profits to distribute all such earnings and profits (the "E&P Distribution Rule"). Failure to do so would result in the loss of the Company's REIT status. See "-- Failure to Qualify." As part of the transactions consummated in connection with the Company's formation and IPO in August 1997 (the "Formation Transactions"), the Company may have acquired earnings and profits attributable to non-REIT years from certain of PPD's wholly-owned subsidiaries. While not free from doubt, the Company believes, and intends to take the position, that the earnings and profits of the PPD subsidiaries remained with the PPD affiliated group and were not acquired by the Company in the Formation Transactions. For purposes of applying the E&P Distribution Rule, however, the Company has assumed that the earnings and profits of the PPD subsidiaries (the "PPD Earnings") did carry over to the Company and therefore the Company had distributed (or had been deemed to have distributed) any such earnings and profits prior to the end of 1997 (the year in which the Formation Transactions occurred) in order to avoid REIT disqualification for 1997. The calculation of the amount of PPD Earnings, and whether the PPD Earnings were acquired by the Company in the Formation Transactions and thereafter distributed, are subject to challenge by the IRS. However, even if the IRS should challenge such items, the Company believes that it did not have earnings and profits attributable to non-REIT years as of the close of 1997 and therefore that the Company qualified as a REIT for 1997. See "-- Failure to Qualify."

TAX RISKS ASSOCIATED WITH PARTNERSHIPS

     The Company currently owns interests in several partnerships, and may own interests in additional partnerships in the future. The ownership of an interest in a partnership involves special tax risks, including the possible challenge by the IRS of (i) allocations of income and expense items, which could affect the computation of taxable income of the Company, and (ii) the status of a partnership as a partnership (as opposed to an association taxable as a corporation) for federal income tax purposes. This partnership status risk should be substantially diminished by Treasury Regulations that were issued on December 17, 1996 and which were effective January 1, 1997. With respect to the Company's existing partnership investments, these regulations provide that (1) previously claimed partnership status, if supported by a reasonable basis for classification, will generally be respected for all periods prior to January 1, 1997; and (2) previously claimed partnership status will generally be retained after January 1, 1997, unless an entity elects to change its status by filing a formal election. The Company believes that it has a reasonable basis for the classification of the partnerships in which it owns interests as partnerships for federal income tax purposes and has neither filed nor caused to be filed, nor will it file (or cause to be filed), an election to be treated otherwise. If a partnership elected to be treated as, or was otherwise deemed to be, an association taxable as a corporation for federal income tax purposes, it would be treated as a taxable entity. In such a situation, if the Company owned more than 10% of the outstanding voting securities of such partnership, or if the value of such securities exceeded 5% of the value of the Company's assets, the Company would fail to satisfy the asset tests described above, and would therefore fail to qualify as a REIT. Further, distributions from such partnership to the Company would be treated as dividends that are not taken into
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account in satisfying the 75% gross income test described above, which would make it more difficult for the Company to satisfy that test. Moreover, the interest in any such partnership held by the Company would not qualify as a "real estate asset," which would make it more difficult for the Company to meet 75% asset test described above. In addition, the Company would not be able to deduct its share of any losses generated by such a partnership in computing its taxable income, which might adversely affect the Company's ability to comply with the REIT distribution requirements. See "-- Failure to Qualify" for a discussion of the effect of the Company's failure to meet any one or more of these tests for a taxable year.

     The Company believes that the partnerships in which it owns interests have been and will continue to be treated as a partnerships (rather than as associations taxable as corporations) for federal income tax purposes. The Company's position in this respect is not binding on the IRS and no assurance can be given that the IRS will not successfully challenge the status of any partnership as a partnership for federal income tax purposes.

RECENTLY PROPOSED LEGISLATION

     As set forth above, PPD, which is a wholly-owned subsidiary of Revenue Properties, currently holds in excess of 50% of the voting power and value of the stock of the Company. President Clinton's 1999 Federal Budget Proposal contains language which, if enacted in its present form, would impose as an additional requirement for REIT qualification that no person (defined to include certain entities such as corporations) be permitted to own stock possessing more than 50 percent of the total combined voting power of all classes of voting stock or more than 50 percent of the total value of shares of all classes of stock. It is not possible to predict with certainty whether this portion of the President's Budget Proposal will ultimately be enacted into law, the character and details of the provisions which would be included in any legislation so enacted and whether and to what extent such legislation would affect the Company and the stockholders or whether any such effect would be adverse. Depending upon the final language of any legislation actually enacted, it is possible that PPD could be required to dispose of a sufficient number of shares of Common Stock to preserve the Company's status as a REIT, or, pursuant to the Company's Charter, such shares would be transferred to a trust for the benefit of a charitable beneficiary. See "Description of Capital Stock -- Restrictions on Ownership and Transfer."

OTHER TAX CONSEQUENCES

     As discussed above, the Company acquired a number of properties through the merger of the Merger Subsidiaries with and into the Company or the QRSs. These transactions were intended to qualify as tax free reorganizations under the Code. One consequence of having acquired such properties in this manner is that the initial tax basis of the Company in the properties is equal to the tax basis the Merger Subsidiaries had in the properties. As a result, the Company's initial tax basis in such properties was less than the fair market value of the properties at the time of acquisition. The lower tax basis reduces the amount of depreciation deductions the Company is permitted to take, and will increase the amount of taxable gain (or reduce the amount of tax loss) recognized by the Company on the disposition of such properties. In addition, any net operating losses of such Merger Subsidiaries carried over to the Company and, subject to certain limitations, are available to the Company to offset the taxable income, if any, of the Company. As a result, any such net operating losses could reduce the amount of distributions to stockholders which the Company is required to make.

     The Company may be subject to state or local taxation in various state or local jurisdictions, including those in which it transacts business or resides. The state and local tax treatment of the Company may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Company.

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

                              PLAN OF DISTRIBUTION

     The Company may sell the Offered Securities to one or more underwriters for public offering and sale by them or may sell the Offered Securities to investors directly or through agents, which agents may be affiliated with the Company. Any such underwriter or agent involved in the offer and sale of the Offered Securities will be named in the applicable Prospectus Supplement.

     Sales of Offered Securities offered pursuant to any applicable Prospectus Supplement may be effected from time to time in one or more transactions at a fixed price or prices which may be changed, at prices related to the prevailing market prices at the time of sale, or at negotiated prices. The Company also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell the Offered Securities upon the terms and conditions as set forth in the applicable Prospectus Supplement. In connection with the sale of Offered Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Offered Securities for whom they may act as agent. Underwriters may sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

     Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Offered Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act. Any such indemnification agreements will be described in the applicable Prospectus Supplement.

     Unless otherwise specified in the related Prospectus Supplement, each series of Offered Securities will be a new issue with no established trading market, other than the Common Stock which is listed on the New York Stock Exchange. Any shares of Common Stock sold pursuant to a Prospectus Supplement may be listed on such exchange, subject to official notice of issuance. The Company may elect to list any other series of Preferred Stock and any series of Debt Securities, Depository Shares or Warrants on any exchange, but neither is obligated to do so. It is possible that one or more underwriters may make a market in a series of Offered Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for the Offered Securities.

     If so indicated in the applicable Prospectus Supplement, the Company may authorize dealers acting as the Company's agents to solicit offers by certain institutions to purchase Offered Securities from the Company Partnership at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Offered Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of the Company, as the case may be. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Offered Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Offered Securities are being sold to underwriters, the Company, as the case may be, shall have sold to such underwriters the total principal amount of the Offered Securities less the principal amount thereof covered by Contracts.

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

     Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for, the Company in the ordinary course of business.

                                    EXPERTS

     The consolidated financial statements and Schedule III of the Company as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997 included in the Annual Report on Form 10-K for the year ended December 31, 1997, have been incorporated herein by reference in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the Debt Securities offered hereby will be passed upon for the Company by Latham & Watkins, and the validity of the Common Stock, Preferred Stock, Depositary Shares and Warrants offered hereby will be passed upon for the Company by Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland.

     In addition, the description of federal income tax consequences contained in this Prospectus under the heading "Certain Federal Income Tax Consequences to the Company of its REIT Election" is based upon the opinion of Latham & Watkins. Latham & Watkins will rely upon the opinion of Ballard Spahr Andrews & Ingersoll, LLP, as to certain matters of Maryland law.

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